PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-289849

CALLAN JMB INC.

6,000,000 shares of Common Stock

This prospectus relates to the proposed resale by the selling stockholder named in this prospectus or its permitted assigns of up to and aggregate of up to 6,000,000 shares of our common stock with a par value of $0.001 per share (the “Common Stock”), which may be issued pursuant to a purchase agreement dated as of July 24, 2025 (the “ELOC Purchase Agreement”, or the “Purchase Agreement”), by and between Callan JMB Inc. (“Callan”, or the “Company”) and Hexstone Capital, LLC (“Hexstone”, or the “Selling Stockholder”), including (A) shares of Common Stock which may be issued and sold to Hexstone, at the sole discretion of and subject to an eligible purchase notice, for cash (the “Purchase Shares”), (B) shares of Common Stock which are issuable to Hexstone if we fail to file a resale registration statement covering the shares issuable to Hexstone pursuant to the ELOC Purchase Agreement (the “Filing Default Shares”) or have such resale registration statement declared effective (the “Effectiveness Default Shares”) by the deadlines specified in a registration rights agreement, dated July 24, 2025, by and between Callan and Hexstone (the “Registration Rights Agreement”) and (C) shares of Common Stock which are issuable to Hexstone if we sell less than $7,500,000 worth of shares of Common Stock to Hexstone, within two trading days after we terminate the ELOC Purchase Agreement (the “Termination Shares”).

Shares issuable under the ELOC Purchase Agreement, if and when they are sold pursuant to the terms of the ELOC Purchase Agreement, will be sold at a per share price equal to 95% (subject to decrease under certain circumstances) of the lowest VWAPs (as defined in the ELOC Purchase Agreement) over a specified measurement period. See the sections of this prospectus entitled “Prospectus Summary-The Offering” and “The Hexstone Transaction” for more detail regarding the sale of shares under the ELOC Purchase Agreement. The recent market price used throughout this prospectus may not be indicative of the final public offering price.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by Hexstone. However, we may receive up to $25,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of Common Stock we may elect to make to put to Hexstone pursuant to the Purchase Agreement after the date of this prospectus. See “The Hexstone Transaction” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding Hexstone.

Hexstone is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). The shares of Common Stock being offered hereby may be sold by the selling stockholder to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section of this prospectus entitled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is trading on The Nasdaq Capital Market (“Nasdaq”) under the symbol “CJMB.” The last reported sales price of our Common Stock on Nasdaq on September 22, 2025 was $4.82 per share.

We are an emerging growth company under the federal securities laws and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company” for additional information.

As used in this prospectus, references to “the Company,” “Callan,” “we,” “us” or “our” refer to Callan JMB Inc., a Nevada corporation, and its subsidiaries.

Investing in our shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in our shares of common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22, 2025.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. Neither we nor the Selling Stockholder have authorized anyone to provide you with information different from that contained in this prospectus or any amendment or supplement to this prospectus. Neither we nor the Selling Stockholder take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus or any amendment or supplement to this prospectus. The information in this prospectus or any amendment or supplement to this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any amendment or supplement to this prospectus, as applicable, or any sale of the securities offered by this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For Investors Outside the United States: The Selling Stockholder is offering to sell, and seeking offers to buy, the securities offered by this prospectus only in jurisdictions where offers and sales are permitted. Neither we nor the Selling Stockholder have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities offered by this prospectus and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. The Selling Stockholder may, from time to time, sell the securities offered by it described in this prospectus through any means described in the section titled “Plan of Distribution.” We will not receive any proceeds from the sale by the Selling Stockholder of the securities offered by it described in this prospectus. However, we may receive up to $25,000,000 in aggregate gross proceeds from the Selling Stockholder under the Purchase Agreement in connection with sales of our shares of Common Stock to the Selling Stockholder pursuant to the Purchase Agreement after the date of this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.” You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The distribution of this prospectus and the issuance of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our ability to achieve and maintain profitability in the future;

●	disruption of our supply chain and competition;

●	difficulty in staffing and managing geographically widespread operations;

●	our ability to respond to general economic conditions;

●	our ability to manage our growth effectively and our expectations regarding the development and expansion of our business;

●	our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth;

●	the loss of or reduced purchasing by any of our major customers, and our ability to acquire new customers and successfully retain existing customers;

●	our ability to grow market share in existing markets or any new markets we may enter;

●	our ability to develop new products, features and functionality that are competitive and meet market needs;

●	our ability to obtain approval of our application for the listing of our securities on Nasdaq;

●	the outcome of any legal or governmental proceedings that may be instituted against us; and

●	other factors detailed under the section titled “Risk Factors.”

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

In addition, statements such as “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

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MARKET DATA

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosures contained in this prospectus, and we believe these industry publications and third-party research, surveys and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” and elsewhere in this prospectus. Some data are also based on our good faith estimates.

TRADEMARKS

We own or have rights to the Ship2Q ® trademark and are in the process of applying for registered trademarks for certain trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by, us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, ™ or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights selected information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in shares of our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, before deciding to invest in shares of our Common Stock. Unless the context requires otherwise, the words “we,” “us,” “our,” “Company” and “Callan JMB” refer collectively to Callan JMB Inc., a Nevada corporation.

Overview

Callan JMB is a vertically integrated logistics and fulfillment company which provides thermal management logistics solutions to the life sciences industry through a combination of proprietary packaging, information technology and specialized cold chain logistics knowhow. We provide a system that utilizes advanced predictive technology to revolutionize the supply chain by guaranteeing the safety, effectiveness, and potency of every product handled to ensure product integrity, and to provide immediate response in time-sensitive industries while ensuring environmental responsibility. We view our solutions as disruptive to the “older technologies” of dry ice and liquid nitrogen, in that our solutions are comprehensive and combine our competencies in configurations that are customized to our client’s requirements. We provide comprehensive, reliable, and economic alternatives to all existing logistics solutions and services utilized for frozen shipping in the life sciences industry (e.g., personalized medicine, cell therapies, stem cells, cell lines, vaccines, diagnostic materials, semen, eggs, embryos, cord blood, organs, bio-pharmaceuticals, infectious substances, and other commodities that require continuous exposure to cryogenic or frozen temperatures). As part of our services, we provide the ability to monitor, record and archive crucial information for each shipment that can be used for scientific and regulatory purposes.

Our Ship2Q® ultraviolet disinfection process (Safe Hygienic Irradiation Performance Process & Qualification) ensures fitness, thermal reliability, and cleanliness of the system components within the manufacturer specifications equal to new “off-the-shelf” shipper systems. Our systematic Ship2Q® process meets all good current manufacturing practices (“cGMP”) and good current distribution practices (“cGDP”) compliance standards and generates shipper specific track and trace documentation key to any deployment and reuse. Ship2Q® applies a system of control over the recovery and reuse phase of the logistics loop. We are able to recover and reuse the Greenbox shipper, amortizing its total cost across numerous shipments making it cost-neutral in the first few cycles. Additionally, our sophisticated cloud-based logistics operating platform, which is branded as our “Sentry” system, integrates GPS and precise temperature diagnostics throughout a package’s journey, maintaining the efficacy, safety, and quality of temperature-sensitive goods throughout transit—with zero bench time required. The Sentry system supports the management of the entire shipment and logistics process through a single interface, including initial order input, document preparation, customs clearance, courier management, shipment tracking, issue resolution, and delivery. In addition, it provides unique and incisive information dashboards and validation documentation for every shipment. The Sentry platform records and retains a fully documented “chain-of-custody” and, at the client’s option, “chain-of-condition” for every shipment, helping ensure that quality, safety, efficacy, and stability of shipped commodities are maintained throughout the process. This recorded and archived information allows our clients to meet exacting requirements necessary for scientific work and for proof of regulatory compliance during the logistics phase.

With extensive experience in quality assurance and quality control, we deliver reliability by anticipating, responding, and overcoming the most complex situations with precision and compassion, providing peace of mind and a comprehensive solution for our customers. This empowers the healthcare and emergency response industries with solutions to ensure temperature-sensitive goods remain within specified parameters throughout transit through tracking mechanisms and predictive technology to ensure its integrity for patients, providers, and their communities.

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Our Strategy and Value Proposition

Our strategy involves leveraging our core competitive strengths to develop and maintain ongoing relationships with a diversified group of customers while continuing to grow our service lines, ensuring that we can meet our customers’ changing needs. We strive to be recognized as the premier provider of logistics and fulfillment of a broad range of value-added services based upon the breadth of those services, quality, responsiveness, customer service, information technologies, safety, and cost effectiveness.

The principal elements of our business strategy are:

Cross-Sell Our Solutions: The breadth of our service offerings allows us the opportunity to provide various services and products to meet our customers’ objectives. Our significant North American footprint allows us to quickly respond to customer needs, especially in emergency response situations. We can assist with remediation needs for small-and-large-scale efforts, either planned or unplanned, by providing remediation contractors and project managers with support services, particularly in emergency situations. We look for opportunities to be a one-stop-shop service provider, expanding the range of services we traditionally provide to a customer. Our team is committed to identifying opportunities to cross-sell among and across our divisions which we expect will continue to drive additional revenue for our Company.

Expand into Additional Market Opportunities: There is a market opportunity to leverage the Company’s system. Industries such as pharmaceuticals require the ability to ensure the integrity of packages as they reach their destination, which is paramount to maintaining safety and quality. Sentry monitoring provides a solution to address critical aspects of thermal management of temperature sensitive packages. In the future, we hope to expand our business to include support for glucagon-like peptide receptor-1 agonist (“GLP-1”) transport, compounding pharmacies and high-end food packaging. We believe that our system can minimize the risk of spoilage, contamination, and other issues that can compromise drug effectiveness and food safety. With Sentry monitoring, we intend to provide customers with confidence that their drug and food shipments will arrive in the same pristine condition as when they were dispatched, safeguarding patient and consumer health and satisfaction.

Execute on Cost, Pricing and Productivity Initiatives: We continually seek to increase efficiency and reduce costs through enhanced technology, process improvements and strategic expense management. We seek to identify areas in our business where strategic investments in automation, process improvements and employees can serve to increase productivity, efficiency, and safety compliance. We continuously focus on the operating leverage of our support functions, including expanding globally to achieve profitability and productivity benefits. We aim to price our services and products competitively, understanding the demands of our customers, the inherent value of our network of assets and operations and our ability to quickly respond to market and macroeconomic changes. We also understand the value our customers place on our products and services in a global market continuously focusing on sustainability, environmental compliance, and safety.

Foster Innovation through Technology: Remote temperature monitoring technology has always been part of our core operations, influencing our strategy from increasing throughput at our facilities to automation, including artificial intelligence and predictive technology, to enhance productivity. We aim to utilize advanced technologies in our operations while also integrating technology-based solutions for our customers to use, which promotes the safety, efficiency, and profitability of these operations. With such technology, and our proprietary inventory management software, Ship2Q® and Sentry monitoring we are able to centrally manage our transportation network, deploying, monitoring, and adjusting our transportation operations as needs change. We believe that making technological investments that increase the value of our services delivered to our customers pays off in a variety of ways including growth, retention, profitability, and overall customer experience.

Product and Service Offerings

We continuously expand our service offerings across the supply chain with innovative, technology-centric solutions to support the development and distribution of life sciences products and therapies.

Emergency Preparedness and Response. Our crews and equipment are dispatched on a planned or emergency basis and perform services such as emergency preparedness and readiness plans, 12-hour or less U.S. deployment, surge capacity, product integrity and compliance, efficient response implementation, and system of record.

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Specialty Packaging. Our specialty temperature-regulating packaging solutions provide a better thermal system to maintain and protect products and ensure peak customer experience. In utilizing this packaging, customers yield the benefits of lower costs and overhead while improving process, agility, velocity, accuracy, and repeatability of complex fulfillment networks. Integrating Callan JMB’s technology with the packaging which we obtain allows for scalable ordering, inventory, pick, pack, fulfillment, tracking and recovery.

We remain committed to environmental sustainability. The reusable packaging systems we utilize, and our leasing model help reduce waste and costs, offering an effective alternative to traditional, single-use packaging.

Fulfillment Service. As part of our service capability offered to customers, we provide technical services through a service center from which a fleet of crew and equipment can be dispatched to emergency response locations. This timely response is built on safety, quality, efficiency, and integrity, and has been offered by us for more than 17 years. By leveraging our expertise and capabilities, we provide our customers with the safest, most cost-effective, and sustainable solutions to service their needs. Our technical services and technological offerings are bundled with our emergency response services and perishable packaging offerings and are not deemed to be separate revenue streams and not disaggregated.

Advanced Monitoring Sentry Technology. Our customers have the ability to use the Sentry system which helps ensure that their temperature-sensitive goods will remain within specified parameters throughout transit by tracking factors such as temperature, humidity, and location to ensure the physical material integrity of packages for governments and organizations that are preparing emergency responses and for patients, providers, and their communities.

Competition and Competitive Advantages

As noted above, Callan JMB has extensive experience in quality assurance and control, delivering reliability by anticipating, responding, and overcoming complex situations with precision and compassion. We provide peace of mind and a competitive solution for our customers.

We believe that we have attained a significant market position in emergency thermal management response despite facing robust competition from local, regional, and national firms. However, no one competitor directly competes with our full suite of offerings as a result of the Company’s breadth of service offerings. Sources of competition vary by locality and by type of service rendered, with competition from national and regional services companies and hundreds of privately-owned firms. We believe that we offer a more comprehensive range of services and products than our competitors in major portions of the United States and Canada.

We believe the following are our core competitive strengths developed over our 17+ years of operations, which have facilitated our prominent position in the marketplace:

Provider of Logistics and Fulfillment in the Emergency Response Industry: Callan JMB has a long history and a recognized reputation for delivering swift, decisive, and reliable emergency response support for Fortune 500 firms, the North Atlantic Treaty Organization (“NATO”), the United Nations (“UN”), and government agencies at all levels. Our vertically-integrated logistics and fulfillment system utilizes advanced predictive technology that allows us to plan for and respond to emergencies. Our system provides our customers enhanced safety, effectiveness, and potency for every shipment handled, ensuring product integrity, environmental responsibility, and immediate response in time-sensitive events.

Specialty Temperature-Regulating Reusable Packaging: Many of our customers operate in time-sensitive industries. The specialty temperature-regulated packaging we utilize and obtain for customers from suppliers is critical to ensuring the quality of the delivered product. The Company is committed to environmental sustainability, as the packaging we arrange for is reusable which reduces waste and cost as compared to traditional, single-use packaging.

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End Market Value Propositions and Flexibility: Our systems provide our customers with a variety of services that allow for immediate flexibility. Our emergency response offering includes emergency preparedness and readiness plans, 12-hour or less domestic deployment, surge capacity, product integrity and compliance, and efficient response implementation.

Experience in Highly Regulated Industries: Many of our target customers are in highly regulated industries where thermal monitoring and compliance are crucial. To address their needs, we developed an inventory management system for customers that handle regulated, sensitive products that guarantees their products arrive safe and effective through our rigorous quality assurance and quality control process and function as the system of record for their customers. Callan JMB’s long standing relationships with Fortune 500 firms, the City of Chicago, NATO, the UN, and certain other government agencies at all levels provide examples of and opportunities for our expertise.

Highly Trained and Experienced Team: Our well-trained workforce responds to customer needs across a variety of service lines, particularly emergency response services. We provide multi-faceted, high-quality services to a broad mix of customers and our vast capabilities, valuable and unique assets, skilled workforce, safety profile and breadth of services as well as our overall size, scale and geographic footprint help us attract customers and provide them with environmentally responsible solutions.

Successful History Provides Growth Opportunity: Leveraging its experience in emergency response, there are other large market industries that we intend to explore as part of our growth strategy includes the high-end food packaging industry. We aspire to enter into high-end food thermal packaging management. Our systems can ensure the integrity of food packages (such as caviar) as they reach their destination in order to maintain safety and quality. This would not only preserve the freshness and quality of the food, but also minimize the risk of spoilage, contamination, and other issues that can compromise food safety. With Sentry monitoring, we intend to provide customers with confidence that their food shipments will arrive in the same pristine condition as when they were dispatched, safeguarding consumer health and satisfaction.

Corporate Information

We were originally formed as Coldchain Technology Services, LLC, a Texas limited liability company. We reorganized as a holding company to Callan JMB Inc., a Nevada corporation, on February 14 2024. We are headquartered at 244 Flightline Dr., Spring Branch, TX 78070. The Company’s website is www.coldchain-tech.com. Information contained on or accessible through our website shall not be deemed incorporated into and is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

Pursuant to the ELOC Purchase Agreement, upon the terms and subject to the conditions and limitations set forth therein, we have the right, in our sole discretion, to direct Hexstone to purchase up to an aggregate of $25,000,000 of shares of our Common Stock, which shall include the Purchase Shares, the Filing Default Shares (if any), the Effectiveness Default Shares (if any) and Termination Shares (if any) over the 18-month term of the ELOC Purchase Agreement. We currently have reserved 6,000,000 shares of our authorized and unissued shares of Common Stock solely for the purpose of effecting purchases of the shares under the ELOC Purchase Agreement. The ELOC Purchase Agreement, provides that we have the right to present Hexstone with a purchase notice (each, a “Purchase Notice”) directing Hexstone to purchase any amount between $500,000 and $2,000,000 of our Common Stock per trading day, at a per share price equal to 95% (subject to decrease under certain circumstances) of the lowest VWAP over a specified measurement period beginning after the delivery of the Purchase Notice.

Pursuant to, and subsequent to the execution of the ELOC Purchase Agreement the Company delivered an exemption purchase notice to Hexstone, with the Common Stock so purchased to be delivered following the Commencement Date (as defined below), for the purchase by Hexstone of 123,208 shares of Common Stock (the “Exemption Purchase Shares”).

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Hexstone will not purchase or acquire, any shares of Common Stock under ELOC Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by Hexstone and its affiliates (as calculated pursuant to Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 promulgated thereunder) would result in the beneficial ownership by Hexstone and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock (the “Beneficial Ownership Limitation”).

In addition, Hexstone will not be required to buy any shares of Common Stock pursuant to a Purchase Notice on any trading day on which the closing trade price of our Common Stock is at or below $1.00. We will control the timing and amount of sales of our Common Stock to Hexstone. Hexstone has no right to require any sales by us, and is obligated to make purchases from us as directed solely by us in accordance with the ELOC Purchase Agreement.

The ELOC Purchase Agreement may be terminated by us at any time after commencement, at our discretion; however, if we terminate the ELOC Purchase Agreement having sold less than $7,500,000 worth of shares of Common Stock to Hexstone (other than as a result of our inability to sell shares of Common Stock to Hexstone as a result of the Beneficial Ownership Limitation or our failure to have sufficient shares authorized), we must pay Hexstone a termination fee of $250,000, which is payable, at our option, in either cash or in shares of Common Stock, as Termination Shares, at a price equal to the closing price on the day immediately preceding the date of receipt of the termination notice. Further, the ELOC Purchase Agreement will automatically terminate on the date that we sell, and Hexstone purchases, the full $25,000,000 in shares of Common Stock under the agreement or, if the full amount has not been purchased, on the expiration of the 18-month term of the ELOC Purchase Agreement.

Concurrently with entering into the ELOC Purchase Agreement, we also entered the Registration Rights Agreement, in which we agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of the shares of our Common Stock issuable to Hexstone under the ELOC Purchase Agreement and the shares of Common Stock that may be issued to Hexstone if we fail to comply with our obligations in the Registration Rights Agreement.

Under the Registration Rights Agreement, we agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of all of the shares of Common Stock that may, from time to time, be issued or become issuable to Hexstone under the ELOC Purchase Agreement and the Registration Rights Agreement. The Registration Rights Agreement requires that we file, within 30 days after signing, a resale registration statement and use commercially reasonable efforts to have such resale registration statement declared effective by the SEC (the “Commencement Date”) on or before the earlier of (i) 60 days after signing (or 90 days if such registration statement is subject to full review by the SEC) and (ii) the 2nd business day after we are notified it will not be subject to further SEC review. If we fail to have a registration statement filed by the specified deadline or declared effective by the specified deadline, then we will be required to issue to Hexstone 25,000 shares of Common Stock within 2 trading days after the failure.

We engaged Alexander Capital, L.P. (“Alexander”) as exclusive financial advisor to provide financial services in connection with the ELOC Purchase Agreement and agreed to pay Alexander a cash financial advisory fee equal to 8.5% of the total gross proceeds we receive pursuant to the ELOC Purchase Agreement.

Summary of Risk Factors

An investment in our shares of common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to the Company and Our Business

●	We are a rapidly growing company with a relatively limited operating history, which may result in increased risks, uncertainties, expenses, and difficulties, and makes it difficult to evaluate our prospects.

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●	We track certain operational metrics, which are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and adversely affect our stock price, business, results of operations, and financial condition.

●	We are subject to concentration risk.

●	We depend on our executive team and other employees to manage the business and the loss of one or more of these employees or an inability to attract and retain highly skilled employees could materially harm our business.

●	Our management team has limited experience managing a public company.

●	Although dependent on certain key personnel, the Company does not have any key man life insurance policies on any such people.

●	We have a limited sales force and may be dependent on the proceeds of this offering to fund additional sales personnel.

●	Our expansion into India and Korea exposes us to the risks of operating in emerging and foreign markets, which may materially adversely affect our business, financial condition and results of operations.

Risks Related to Regulatory Environment and Taxation

●	We operate in a heavily regulated environment and maintain a number of licenses essential to our operations. If we were to fail to maintain such licenses, our operations may be materially and negatively affected.

●	We have made significant estimates and judgments in calculating our income tax provision and other tax assets and liabilities. If these estimates or judgments are incorrect, our operating results and financial condition may be materially affected.

●	Changes in tax laws could have a material adverse effect on our business, financial condition and results of operations.

Risks Related To Ownership of Our Common Stock

●	We may not have access to the full amount available under the ELOC Purchase Agreement with Hexstone.

●	It is not possible to predict the actual number of shares we will sell under the ELOC Purchase Agreement to the selling stockholder, or the actual gross proceeds resulting from those sales.

●	The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

●	Our management has broad discretion as to the use of the net proceeds from this offering.

●	We may issue additional debt and equity securities, which are senior to our common stock as to distributions and in liquidation, which could materially adversely affect the market price of our securities.

●	Our potential future earnings and cash distributions to our stockholders may affect the market price of our common stock.

Risks Related To This Offering

●	The sale of the shares of common stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our common stock to decrease.

●	Hexstone will pay less than the then-prevailing market price for our Common Stock, which could cause the price of our Common Stock to decline.

●	Issuances of our Common Stock to Hexstone has caused and will continue to cause substantial dilution to our existing stockholders and the price of our Common Stock to decline.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (“Securities Act”), and we may remain an emerging growth company for up to five years following the closing of this offering. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

In addition, the federal securities laws provide that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected this exemption from new or revised accounting standards, and, therefore, we will not be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies.

We would cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have $1.235 billion or more in annual revenue, (ii) the date on which we first qualify as a large accelerated filer under the rules of the United States Securities and Exchange Commission (the “SEC”), (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities, and (iv) the last day of the fiscal year ending after the fifth anniversary of this offering.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may continue to qualify as such even after we no longer qualify as an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. As a result of qualifying as a smaller reporting company, to the extent we take advantage of the allowable reduced reporting burdens, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

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The Offering

Shares of common stock offered by the Selling Stockholder:	Up to 6,000,000 shares of Common Stock, which may be issued pursuant to the ELOC Purchase Agreement and the Registration Rights Agreement.

Selling Stockholder:	Hexstone Capital, LLC

Shares of common stock outstanding after this offering:	10,481,069 shares, assuming that all shares of Common Stock offered pursuant to this prospectus are sold.

Use of proceeds:	All of the shares of Common Stock offered by this prospectus are being registered for the account of the selling stockholder. We will not receive any of the proceeds from the sale of these shares of Common Stock. We have agreed to pay all costs, expenses and fees relating to the registration of the shares of Common Stock covered by this prospectus. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of the shares of Common Stock. However, we may receive gross proceeds of up to $25,000,000 under the ELOC Purchase Agreement with Hexstone. We intend to use the net proceeds from any sale of shares to Hexstone under the ELOC Purchase Agreement for general corporate purposes, which may include repayment of debt, capital expenditures and payment of operational expenses.

Nasdaq symbol:	“CJMB”

Dividend policy:	We may from time to time on any business day, by written notice delivered by us to Hexstone, direct Hexstone to purchase between $500,000 and $2,000,000 of shares of Common Stock on such business day, at a purchase price per share that will be equal to 95% (or 80% if the Common Stock is not then trading on Nasdaq) of the lowest daily VWAP over a specified measurement period beginning after the delivery of the Purchase Notice.

Risk factors:	Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section.

Transfer agent and registrar	The transfer agent and registrar for our common stock is ClearTrust LLC, with its business address at Point Village Drive, Lutz, Florida 33558.

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Summary Financial Information

You should read the following summary financial information and operating data in conjunction with, and it is qualified in its entirety by reference to, our unaudited financial statements and audited financial statements and the related notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial information set forth below are derived from our financial statements included elsewhere in this prospectus.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The summary financial information is only a summary and should be read in conjunction with the financial statements and related notes contained elsewhere in this prospectus. The financial statements contained elsewhere fully represent our financial condition and operations. However, our historical results are not necessarily indicative of our results in any future period and results from our interim period may not necessarily be indicative of the results of the entire year.

Statements of Operations Data:

	Three months ended		Six months ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue	$1,666,309	$1,985,768	$3,115,687	$3,776,289
Cost of revenue	1,022,439	1,023,552	1,858,724	2,096,490
Gross profit	643,870	962,216	1,256,963	1,679,799
Selling, general and administrative expenses	2,046,537	1,095,639	3,901,878	1,900,681
Loss from operations	(1,402,667)	(133,423)	(2,644,915)	(220,882)
Other income (expenses)
Interest income	2,042	2,753	4,251	6,187
Interest expense	-	(1,806)	(63)	(4,914)
Total other income (expenses)	2,042	947	4,188	1,273
Loss before income taxes	(1,400,625)	(132,476)	(2,640,727)	(219,609)
Provision (benefit) for income taxes	(3,102)	(20,000)	1,259	(26,000)
Net loss	$(1,397,523)	$(112,476)	$(2,641,986)	$(193,609)
Weighted average common shares outstanding - basic and diluted	4,456,962	3,000,000	4,167,828	2,483,333
Net loss per common share - basic and diluted	$(0.31)	$(0.04)	$(0.63)	$(0.08)

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Balance Sheet Data:

	June 30, 2025 (Unaudited)	December 31, 2024
Assets
Total current assets	5,590,248	3,319,188
Total assets	$8,965,681	$5,082,549
Total current liabilities	1,311,439	1,274,315
Total liabilities	3,140,394	1,909,191
Total Stockholders’ Equity	5,825,287	3,173,358
Total Liabilities and Stockholders’ Equity	$8,965,681	$5,082,549

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our common stock. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR COMPANY AND OUR BUSINESS

We have a holding company ownership structure and will depend on distributions from our operating subsidiaries to meet our obligations. Contractual or legal restrictions applicable to our subsidiaries could limit payments or distributions from them.

We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the payment or other distributions to us of these earnings, to meet our obligations and make capital expenditures. Provisions of U.S. corporate and tax law, like those requiring that dividends are paid only out of surplus, and provisions of any future indebtedness may limit the ability of our subsidiaries to make payments or other distributions to us. Additionally, in the event of the liquidation, dissolution or winding up of any of our subsidiaries, creditors of that subsidiary (including trade creditors) will generally be entitled to payment from the assets of that subsidiary before those assets can be distributed to us.

We may not be able to effectively manage our growth and operations, which could materially and adversely affect our business.

We may experience rapid growth and development in a relatively short time span through our marketing efforts. The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel, and the training of new personnel. We intend to hire additional personnel to manage our expected growth and expansion. Failure to successfully manage our possible growth and development could have a material adverse effect on our business and the value of our common stock.

Our business is capital intensive, requiring ongoing cash outlays that may strain or consume our available capital and force us to sell assets, incur debt, or sell equity on unfavorable terms.

Our ability to remain competitive, grow and maintain our operations largely depends on our cash flow from operations and access to capital. Maintaining our existing operations and expanding them through internal growth or acquisitions requires large capital expenditures. As we undertake more acquisitions and further expand our operations, the amount we expend on capital will increase. These increases in expenditures may result in lower levels of working capital or require us to finance working capital deficits. We intend to continue to fund our cash needs through cash flow from operations, equity and debt financings and borrowings under our credit facility, if necessary. However, we may require additional equity or debt financing to fund our growth.

We do not have complete control over our future performance because it is subject to general economic, political, financial, competitive, legislative, regulatory and other factors. It is possible that our business may not generate sufficient cash flow from operations, and we may not otherwise have the capital resources to allow us to make necessary capital expenditures. If this occurs, we may have to sell assets, restructure our debt or obtain additional equity capital, which could be dilutive to our stockholders. We may not be able to take any of the foregoing actions, and we may not be able to do so on terms favorable to us or our stockholders.

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Decreased availability or increased costs of key logistics and supply chain inputs, including third-party supplies of equipment and materials could impact our cost of operations and our profitability across business lines.

We depend on reliable access to third-party supplies of equipment and materials, including refrigeration, storage and electrical equipment. The supplier base providing cold chain and food processing and warehouse equipment and materials is relatively consolidated, which has resulted in a limited number of suppliers for certain types of equipment and supplies. Conversely, the market for third-party transportation services is fragmented with a large number of service providers, and it can be difficult to find reliable partners whose performance and reliability meet our standards at the scale our operations require. Any significant reduction in availability or increase in cost of any logistics and supply chain inputs could adversely affect our operations and increase our costs, which could adversely affect our operating results and cash flows.

Our business and rent-to-rent model require significant capital expenditure and inability to collect service fee from our customers in a timely manner or at all would materially and adversely affect our business, results of operations, financial condition and growth prospects.

We utilize a rent-to-rent model, under which we obtain the right to use of warehouses that are usually in bare-bones condition by way of operating lease, or service agreement, and then offer the right to use to our customers after renovation. Therefore, we are subject to the risks inherent in a rent-to-rent model, including:

●	upfront capital outlay for warehouse sourcing and renovation;

●	ongoing capital needs to maintain warehouses;

●	inability to collect service fee from our customers in a timely manner or at all; and

●	mismatch between our service agreement term with landlords or land occupiers, and our service agreement term with our customers.

Any one or more of these factors could adversely affect our business, financial condition and results of operations.

We generally incur a substantial upfront capital outlay before we start to generate revenue on the relevant warehouses which we offer the right to use to our customers. These include capital outlay for market research and evaluation of the target geographic area for expansion, warehouse searching, prepayment of a few months’ service fee to the landlords or land occupiers, and renovation of the warehouse that are usually in bare-bone condition, including to add cold chain and food processing functions, and make them suitable for our customers’ needs. We follow a disciplined and systematic process to expand our warehouse network, involving comprehensive market research, site visits and other preparation work, during which period we may incur substantial operating costs and expenses. In addition, the period between when we sign the service agreement with the landlord or land occupier and when we receive service fee payments from our customers may be significantly longer than expected due to some factors that are beyond our control, including but not limited to, substantial delay during the renovation period due to third-party contractors’ default, and inability to attract and retain customers in a timely manner due to rental market condition. Inability to timely access financing on favorable terms or at all or to collect service fee from our customers in a timely manner or at all would materially and adversely affect our business, results of operations, financial condition and growth prospects.

We face risks and challenges associated with our cold chain logistics services, including environmental, health, safety and quality control issues and increasing costs in developing the business.

Our cold chain logistics services focus on a myriad of products, relying on our comprehensive cold chain logistics service capabilities in terms of storage network, transportation network and distribution network. Our extensive cold chain logistics network enables us to provide integrated cold chain logistics services to our customers.

We store frozen and perishable medical and other products. Product contamination, spoilage, other adulteration, product tampering or other quality control issues could occur at any of our temperature-controlled warehouses or during the transportation of these products, which could cause our customers to lose all or a portion of their inventory.

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We could be liable for the costs incurred by our customers as a result of the lost inventory, and we also may be subject to liability, which could be material, if any of the pharmaceutical products, frozen and other perishable products we stored or transported caused illness or death. The occurrence of any of the foregoing may negatively impact our brand and reputation and otherwise have a material adverse effect on us.

If we fail to comply with applicable environmental, health and safety laws and regulations in relation to our cold chain logistics services, we may face administrative, civil or criminal fines or penalties, including bans on making future shipments in particular geographic areas, and the suspension or revocation of necessary permits, licenses and authorizations, all of which may materially adversely affect our business, results of operations and financial condition. Further, current and future environmental, health and safety laws, regulations and permit requirements could require us to make changes to our operations or incur significant costs relating to compliance.

We may not be able to successfully identify, source and develop in a timely fashion additional warehouse properties.

Under our rent-to-rent model, we may not be successful in identifying and obtaining the right to use of additional warehouse properties at desirable locations and on commercially reasonable terms or at all. We may also incur costs in connection with evaluating warehouse properties and negotiating with property owners, including properties which we are subsequently unable to obtain the right to use. In addition, we may not be able to develop additional warehouse properties on a timely basis due to construction delays or equipment and material shortages. If we fail to successfully identify, secure or develop in a timely fashion additional warehouse properties, our ability to execute our growth strategy could be impaired and our business and prospects may be materially and adversely affected.

We are subject to concentration risk.

As of June 30, 2025, our top three customers are the Customer 1 (58.0%), Customer 2 (15.0%), and Customer 3 (3.0%), collectively approximately 76% of total revenues generated. For the year ended December 31, 2024, three customers, Customer 1 (50.6%), Customer 2 (17.5%), and Customer 3 (13.3%), accounted for approximately 81.4% of total revenues generated. For the year ended December 31, 2023, three customers, Customer 1 (28%), Customer 4 (22%) and Customer 5 (15%), accounted for approximately 65% of total revenues generated. We have long-term agreements with Customer 1, which expire under their existing terms in 2026 and 2029 years, respectively. In 2024, the Company suffered a reduction in revenue, approximately $4,000,000 of which was due to a significant customer temporarily suspending ordering from the Company, though we anticipate continued business from them.

Because we depend on these customers for a significant percentage of our revenue, a loss of one or more of these customers could materially adversely affect our business and financial condition. If these principal customers cease using our services, our business could be materially adversely affected.

We expect to base our equipment and inventory purchasing decisions on our forecasts of customers’ demand, and if our forecasts are inaccurate, our operating results could be materially harmed.

As our customer base increases, we expect to need to purchase additional equipment and inventory. Our forecasts will be based on multiple assumptions, each of which may cause our estimates to be inaccurate, affecting our ability to provide products to our customers. When demand for our products increases significantly, we may not be able to meet demand on a timely basis, and we may need to expend a significant amount of time working with our customers to allocate limited supply and maintain positive customer relations, or we may incur additional costs in order to rush the manufacture and delivery of additional products. If we underestimate customers’ demand, we may forgo revenue opportunities, lose market share and damage our customer relationships. Conversely, if we overestimate customer demand, we may purchase more equipment and inventory than we are able to use or sell at any given time or at all. As a result of our failure properly to estimate demand for our products, we could have excess or obsolete equipment and/or inventory, resulting in a decline in the value of our equipment and/or inventory, which would increase our costs of revenues and reduce our liquidity. Our failure to accurately manage our equipment purchases and inventory relative to demand would adversely affect our operating results.

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If we experience delays or interruptions in shipping due to factors outside of our control, such disruptions could lead to customer dissatisfaction and harm our reputation.

We rely on third party shipment and carrier services to transport our shippers containing biological material. These third party operations could be subject to natural disasters, adverse weather conditions, other business disruptions, and carrier error, which could cause delays in the delivery of our shippers, which in turn could cause serious harm to the biological material being shipped. As a result, any prolonged delay in shipment, whether due to technical difficulties, power failures, break-ins, destruction or damage to carrier facilities as a result of a natural disaster, fire, or any other reason, could result in damage to the contents of the shipper. If we are unable to cause the delivery of our shippers in a timely matter and without damage, this could also harm our operating results and our reputation, even if we are not at fault.

We may need to raise substantial additional capital in the future in order to execute our business plan and help us and our collaboration partners fund the development and commercialization of our products. If we are unable to raise capital when needed, we may be forced to delay, reduce or eliminate products, programs, commercial efforts, or sales efforts.

We may need to finance future cash needs through public or private equity offerings, debt financings, or strategic collaboration and licensing or royalty arrangements. Our stockholders may consequently experience additional dilution, and debt financing, if available, and such financing may involve restrictive covenants and/or high interest rates. Regarding accessing additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our products, processes, and technologies or to grant licenses on terms not necessarily favorable to us. If adequate funds are not available from the foregoing sources, we may consider additional strategic financing options, including sales of assets, or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs, or curtail some of our commercialization efforts. We may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital.

We depend on our executive team and other employees to manage the business and the loss of one or more of these employees or an inability to attract and retain highly skilled employees could materially harm our business.

Our success depends largely upon the continued high performance of our executive team and other employees. We rely on our executive team for leadership in critical areas of our business, including product development, engineering, marketing, security, business development, and general and administrative functions. The loss of one or more of our executives or key employees would have an adverse effect on our business. From time to time, there may be changes in executives due to hiring or departures, which could disrupt our business. We do not have employment agreements with executives or other key personnel that require them to continue to work for us for any specified period and, therefore, they could terminate their employment at any time.

For example, we depend on our senior management, including Wayne Williams, our Founder and Chief Executive Officer. If we lose the services of one or more of our senior management and other key personnel, we may not be able to successfully manage our business, meet competitive challenges or achieve our growth objectives. Further, to the extent that our business grows, we will need to attract and retain additional qualified management personnel in a timely manner, and we may not be able to do so. Our future success depends on our continuing ability to identify, hire, develop, motivate, retain, and integrate highly skilled personnel in all areas of our organization.

Our management team has limited experience managing a public company.

Our management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. These new obligations and constituents require significant attention from our management team and may divert their attention away from the day-to-day management of our business, which could harm our business, results of operations, and financial condition.

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The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We depend on the leadership and experience of our relatively small number of key executive management personnel, particularly our Chief Executive Officer and President, Wayne Williams. The loss of the services of any of these key executives or any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Furthermore, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition.

We may acquire other businesses, products or technologies in order to remain competitive in our market and our business could be adversely affected as a result of any of these future acquisitions.

We may make acquisitions of complementary businesses, products or technologies. If we identify any appropriate acquisition candidates, we may not be successful in negotiating acceptable terms of the acquisition, financing the acquisition, or integrating the acquired business, products or technologies into our existing business and operations. Further, completing an acquisition and integrating an acquired business will significantly divert management time and resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm our business. If we consummate any significant acquisitions using stock or other securities as consideration, our shareholders’ equity could be significantly diluted. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash. Acquisition financing may not be available on favorable terms, if at all. In addition, we may be required to amortize significant amounts of other intangible assets in connection with future acquisitions, which would harm our operating results and financial condition.

We may not be able to compete with our competitors in the industry because many of them have greater resources than we do.

We expect to continue to experience significant and increasing levels of competition in the future. In addition, there may be other companies which are currently developing competitive products and services, or which may in the future develop technologies and products that are comparable, superior or less costly than our own. For example, some cryogenic equipment manufacturers and shippers with greater resources currently have solutions for storing and transporting cryogenic liquid and gases and may develop storage solutions that compete with our services/products. Additionally, some specialty couriers with greater resources currently provide dry ice transportation and may develop other products in the future, both of which compete with our products. A competitor that has greater resources than us may be able to bring its product to market faster than we can and offer its product at a lower price than us to establish market share. We may not be able to successfully compete with a competitor that has greater resources, and such competition may adversely affect our business.

We do not have key man life insurance.

The Company is particularly dependent on Wayne Williams, our Chief Executive Officer and President. However, the Company has not purchased any insurance policies concerning Mr. Williams in the event of his death or disability. Therefore, if Mr. Williams dies or becomes disabled, the Company will not receive any compensation to assist with Mr. Williams’s absence. The loss of Mr. Williams would negatively affect the Company and its operations.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future, we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could further impact our ability to retain and attract talented and skilled directors and officers.

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Any insurance coverage we have might not be sufficient and uninsured losses may occur.

We maintain minimum insurance coverage to protect us against a broad range of risks, at levels we believe are appropriate and consistent with current industry practice. Our objective is to exclude or minimize the risk of financial loss at a reasonable cost.

Nevertheless, we could still be subject to risks in the following areas, among others:

●	losses that might be beyond the limits, or outside the scope, of coverage of our insurance and that may limit or prevent indemnification under our insurance policies,

●	inability to maintain adequate insurance coverage on commercially reasonable terms in the future,

●	certain categories of risks are currently not insurable at a reasonable cost, and

●	no assurance of the financial ability of the insurance companies to meet their claim payment obligations.

Any one or more of these events could have an adverse effect on our business, financial position, profit, and cash flow.

Additionally, we cannot be certain that our insurance coverage will be adequate for data security liabilities incurred, will cover any indemnification claims against us relating to any incident, will be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition and results of operations.

Our customers could also become the target of litigation relating to the patent and other intellectual property rights of others.

Any litigation relating to the intellectual property rights of others could trigger technical support and indemnification obligations in licenses or customer agreements that we may enter into. These obligations could result in substantial expenses, including the payment by us of costs and damages relating to claims of intellectual property infringement. In addition to the time and expense required for us to provide support or indemnification to our customers, any such litigation could disrupt the businesses of our customers, which in turn could hurt our relationships with such customers and cause the sale of our products to decrease. No assurance can be given that claims for indemnification will not be made, or that if made, such claims would not have a material adverse effect on our business, operating results or financial conditions.

Changes in government regulation could adversely affect our business.

The Company is subject to legislation and regulation at the federal and local levels and, in some instances, at the state level. We expect that court actions and regulatory proceedings will continue to refine our rights and obligations under applicable federal, state, and local laws, which cannot be predicted. Modifications to existing requirements or imposition of new requirements or limitations could adversely impact our business.

We are subject to regulation by the U.S. Food and Drug Administration (“FDA”) and various state regulatory agencies, and failure to comply with such regulations could harm our reputation, business, financial condition and results of operations.

Certain of our operations are subject to regulation and licensing by the FDA and similar state regulatory agencies. In addition, we may in the future develop products, services, and procedures that may be subject to regulation by the FDA and similar state regulatory agencies. For example, we are VAWD Accredited by the National Association Boards of Pharmacy to provide specialized services including receipt, holding, consolidation, distribution, and recovery of your critical products internationally and domestically. We are compliant with regulation USP 1079/1083, FDA 21 CFR Part 11/210/211 & 820, ICHQ8/Q10.

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The regulations enforced by the FDA and similar state regulatory agencies govern a wide variety of product-related activities, including the research, development, testing, manufacture, quality control, approval, clearance, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing, post-approval monitoring and reporting, pricing, and export and import of pharmaceutical products. If we or any of our customers, suppliers or distributors fail to comply with applicable regulatory requirements or are perceived to potentially have failed to comply, we may face, among other things, warning letters; adverse publicity affecting both us and our customers; investigations or notices of non-compliance, fines, injunctions, and civil penalties; import or export restrictions; partial suspensions or total shutdown of facilities; loss of licenses or the imposition of operating restrictions; increased difficulty in obtaining required FDA clearances or approvals or foreign equivalents; seizures or recalls of our products or those of our customers; or the inability to sell our services. Any such regulatory agency actions could disrupt our business and operations, lead to significant remedial costs and have a material adverse impact on our financial position and results of operations.

Complying with certain regulations that apply to shipments using our solutions can limit our activities and increase our cost of operations.

Shipments using our solutions and services are subject to various regulations in the countries to which our customers require our products and service to be delivered. For example, shipments using our solutions may be required to comply with the shipping requirements promulgated by the Centers for Disease Control (“CDC”), the Occupational Safety and Health Organization (“OSHA”), the Department of Transportation (“DOT”) as well as rules established by the International Air Transport Association (“IATA”) and the International Civil Aviation Organization (“ICAO”). Additionally, our data logger may be subject to regulation and certification by the FDA, Federal Communications Commission (“FCC”), and the Federal Aviation Administration (“FAA”). We will need to ensure that our solutions and services comply with relevant rules and regulations to make our solutions and services marketable, and in some cases compliance is difficult to determine. Significant changes in such regulations could require costly changes to our solutions and services or prevent use of our shippers for an extended period of time while we seek to comply with changed regulations. If we are unable to comply with any of these rules or regulations or fail to obtain any required approvals, our ability to market our solutions and services may be adversely affected. In addition, even if we are able to comply with these rules and regulations, compliance can result in increased costs. In either event, our financial results and condition may be adversely affected. We depend on our business partners and unrelated and frequently unknown third party agents in foreign countries to act on our behalf to complete the importation process and to make delivery of our shippers to the final user. The failure of these third parties to perform their duties could result in damage to the contents of the shipper resulting in customer dissatisfaction or liability to us, even if we are not at fault.

We, along with our customers, are subject to various governmental regulations and international standards. Compliance with or changes in such regulations may cause us to incur significant expenses, and if we fail to maintain satisfactory compliance with certain regulations, we may be forced to recall products and cease their manufacture and distribution, and we could be subject to civil or criminal penalties.

We, along with our customers, are subject to various significant federal, state and local regulations, including but not limited to regulations in the areas of health and safety, packaging, product content, employment, labor and immigration, foreign and domestic import/export controls, trade restrictions and anti-competition. In addition, as a global operator, we are subject to the International Organization for Standardization. We do not have contracts with any foreign customers. We do, however, contract with domestic entities that, from time to time, use our products and services when shipping to foreign locations.

We must also comply with complex foreign and U.S. laws and regulations, such as the U.S. Foreign Corrupt Practices Act, and other local laws prohibiting corrupt payments to governmental officials, anti-competition regulations and sanctions imposed by the U.S. Office of Foreign Assets Control and other similar laws and regulations. Violations of these laws and regulations could result in fines and penalties, criminal sanctions, restrictions on our business conduct and on our ability to offer our products in one or more countries, and could also materially affect our brand, our ability to attract and retain employees, our international operations, our business and our operating results. Although we will implement policies and procedures designed to ensure compliance with these laws and regulations, there can be no assurance that our employees, contractors, or agents will not violate our policies.

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These regulations are complex, change frequently and have tended to become more stringent over time. We may be required to incur significant expenses to comply with these regulations or to remedy any violations of these regulations. Any failure by us to comply with applicable government regulations could also result in the cessation of our operations or portions of our operations, product recalls or impositions of fines and restrictions on our ability to carry on or expand our operations. In addition, because many of our products are regulated or sold into regulated industries, we must comply with additional regulations in marketing our services. Any significant change in these regulations could reduce demand for our services or products, force us to modify our services to comply with new regulations or increase our costs of producing these products. If demand for our products is adversely affected or our costs increase, our operating results and business would suffer.

We rely upon certain critical information systems, including our Sentry platform, for the operation of our business; the failure of any critical information system could adversely impact our reputation and future revenues, and we may be required to increase our spending on data and system security.

We rely upon certain critical information systems, including our Sentry platform which is used by us for our customers and business partners to automate the entry of orders, prepare customs documentation and facilitate status and location monitoring of shipped orders while in transit. In addition, the provision of services to our customers and the operation of our networks and systems involve the storage and transmission of significant amounts of proprietary information and sensitive or confidential data, including personal information of customers, employees and others. Our technology infrastructure and critical information systems are subject to damage or interruption from a number of potential sources, including unauthorized intrusions, cyberattacks, software viruses or other malware, natural disasters, power failures, employee error or malfeasances and other events. Despite our best efforts, no cybersecurity or emergency recovery process is failsafe, and if our safeguards fail or our technology infrastructure or critical information systems are compromised, the safety and efficiency of our operations could be materially harmed, our reputation could suffer, and we could face additional costs, liabilities, costly legal challenges.

Cyberattacks, data incidents and breaches in the security of our information systems and networks and of the electronic and confidential information in our possession could materially adversely impact our business, financial condition and results of operations, in addition to our reputation and relationships with our employees, customers, suppliers and business partners.

As part of our normal business activities, we collect and store or have access to certain proprietary confidential, and personal information, including information about our employees, customers, suppliers and business partners, which may be entitled to protection under a number of regulatory regimes. The protection and security of our network systems and our own information, as well as information relating to our employees, customers, suppliers, business partners and others, is vitally important to us. Any failure of us to maintain the security of our network systems and the proprietary, confidential, and personal data in our possession, including via the penetration of our network security and the misappropriation of proprietary, confidential and personal information, could result in costly investigations and remediation, business disruption, damage to our reputation, financial obligations to third parties, fines, penalties, regulatory proceedings and private litigation with potentially large costs, and also result in deterioration in our employees’, customers’, suppliers’ and business partners’ confidence in us and other competitive disadvantages, and thus could have a material adverse effect on our business, financial condition and results of operations.

The frequency, intensity, and sophistication of cyberattacks and data security incidents has significantly increased in recent years and is constant. As with many other businesses, we are continually subject to cyberattacks and the risk of data security incidents. Due to the increased risk of these types of attacks and incidents, we have implemented information technology and data security tools, measures, and processes designed to protect our networks systems, services, and the personal, confidential or proprietary information in our possession, and to ensure an effective response to any cyberattack or data security incident. We also have privacy and data security policies in place that are designed to detect, prevent, and/or mitigate cyberattacks and data security incidents. Whether or not these policies, tools, and measures are ultimately successful, the expenditures could have an adverse impact on our financial condition and results of operations and divert management’s attention from pursuing our strategic objectives. As newer technologies evolve, we could be exposed to increased risks from cyberattacks, data security events, and data breaches, including those from human error, negligence or mismanagement or from illegal or fraudulent acts.

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Although we take the security of our network systems and information seriously, there can be no assurance that the security measures we employ will effectively prevent unauthorized persons from obtaining unauthorized access to our systems and information due to the evolving nature and intensity of cyberattacks and threats to data security, in light of new and sophisticated tools and methods used by criminals and cyberterrorists to penetrate and compromise systems, including computer viruses, malware, ransomware, phishing, misrepresentation, social engineering and forgery, which make it increasingly challenging to anticipate, harder to detect, and more difficult to adequately mitigate these risks. While we have cyber security insurance, we may incur significant costs in the event of a successful cyber incident against us or in responding to and recovering from a cyber incident that are not covered by, or exceed the limits of, such insurance. Additionally, the cost and operational consequences of implementing, maintaining and enhancing further data or system protection measures could increase significantly to overcome increasingly intense, complex and sophisticated global cyber threats.

Expenses or liabilities resulting from litigation could materially adversely affect our results of operations and financial condition.

We may become party to various legal proceedings and other claims that arise in the ordinary course of business, or otherwise in the future. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. In addition, any such claims or litigation may be time-consuming and costly, divert management resources, require us to change our platform, or have other adverse effects on our business. While we cannot assure the outcome of any legal proceeding or contingency in which we are or may become involved, we do not believe that any pending legal claim or proceeding arising in the ordinary course will be resolved in a manner that would have a material adverse effect on our business. However, if one or more of these legal matters resulted in an adverse monetary judgment against us, such a judgment could harm our results of operations and financial condition.

We operate in a competitive industry and if we cannot compete effectively, we will lose business.

We expect to continue to experience significant and increasing levels of competition in the future. While there are technological and marketing barriers to entry, we cannot guarantee that these barriers will be sufficient to defend our market share against current and future competitors. Our principal competitive considerations in our market include:

●	financial resources to allocate to proper marketing and an appropriate sales effort;

●	acceptance of our solutions model;

●	acceptance of our solutions including per use fee structures and other charges for services;

●	keeping up technologically with ongoing development of enhanced features and benefits;

●	the ability to develop and maintain and expand strategic alliances;

●	establishing our brand name;

●	our ability to deliver our solutions to our customers when requested; and

●	our timing of introductions of new solutions and services.

Our future revenue stream depends to a large degree on our ability to bring new solutions and services to market on a timely basis. We generally sell our products in industries that are characterized by increased competition through frequent innovation, rapid technological changes and changing industry standards. Without the timely introduction of new products, services and enhancements, our products and services may become obsolete over time, in which case our revenue and operating results could suffer.

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There may also be other companies which are currently developing competitive products and services or which may in the future develop technologies and products that are comparable, superior or less costly than our own. For example, some specialty couriers and packaging manufacturers with greater resources currently provide temperature-controlled packaging solutions and may develop other products or solutions in the future, both of which compete with our products. A competitor that has greater resources than us may be able to develop and expand their networks and product offerings more quickly, devote greater resources to the marketing and sale of their solutions and adopt more aggressive pricing policies. We may not be able to successfully compete with a competitor that has greater resources, which may adversely affect our business.

We will have difficulty increasing our revenues if we experience delays, difficulties or unanticipated costs in establishing the sales, marketing and distribution capabilities necessary to successfully commercialize our solutions.

We plan to further enhance our sales, marketing and distribution capabilities in the Americas. It will be expensive and time-consuming for us to develop and integrate our global marketing and sales network and thus we intend to further broaden our strategic alliances with domestic and international providers of shipping services and other solutions providers to the life sciences industry to incorporate use of our platform of solutions in their service offerings. We may not be able to provide adequate incentive to our sales force or to establish and maintain favorable distribution and marketing collaborations with others to promote our solutions. In addition, any third party with whom we have established a marketing and distribution relationship may not devote sufficient time to the marketing and sales of our solutions, thereby exposing us to potential expenses in exiting such distribution agreements. We, and any of our alliance partners, must also market our services in compliance with federal, state, local and international laws relating to the provision of incentives and inducements. Violation of these laws can result in substantial penalties. Therefore, if we are unable to successfully motivate and expand our marketing and sales force and further develop our sales and marketing capabilities, or if our alliance partners fail to promote our solutions, we will have difficulty increasing our revenues and the revenue may not offset the additional expense of expansion.

Our agreements with global providers of shipping services may not result in a significant increase in our revenues or cash flow, soon or in the future.

We believe that establishing strategic alliances with global providers (integrators) of logistics and of shipping services, such as our agreements with FedEx, DHL, and UPS can drive growth in our revenues, but there is no certainty to this view. We are seeking to establish similar arrangements with other providers of international shipping services. We anticipate all such alliances will enable us to provide seamless, end-to-end shipping solutions to customers of our respective alliance partners and allow us to leverage the established relationships with those customers, but there is no guarantee this will happen.

Because our agreements with FedEx, DHL, and UPS do not contain any requirement that they use a minimum level of our services, there can be no assurance of any significant increase in our revenues or cash flows as a result of these strategic alliances.

If we use biological and hazardous materials in a manner that causes injury, we could be liable for damages.

Our customers may ship potentially harmful biological materials in our packages. We cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have. Additionally, we are subject to, on an ongoing basis, federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. In the event of an accident, we could be held liable for damages.

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Our products and services may contain errors or defects, which could result in damage to our reputation, lost revenues, diverted development resources and increased service costs, litigation and product recalls. These risks may be heightened when our products or services are used in connection with human reproductive medicine.

Our products and services must meet stringent requirements and we must develop our products and services solutions quickly to keep pace with the rapidly changing market. Products and services as sophisticated as ours could contain undetected errors or defects, especially when first introduced or when new equipment or versions of our software are released. If our products and services are not free from errors or defects, we may incur an injury to our reputation, lost revenues, diverted development resources, increased customer service and support costs, product recalls and litigation. The costs incurred in correcting any product errors or defects may be substantial and could adversely affect our business, results of operations and financial condition.

Due to the low temperatures at which some of our products are used and the fact that some of our products are relied upon by our customers or end users in their facilities or operations or are manufactured for relatively broad medical, transportation, or consumer use, we face an inherent risk of exposure to claims in the event that the failure, use, or misuse of our products results, or is alleged to result, in death, bodily injury, property or sample damage, or economic loss. The amount of damages for which we are potentially held liable for may be higher when our products or services are used in connection with human reproductive medicine than when they are used for other purposes. For example, in some states, damage to an embryo may be deemed wrongful death for which punitive or other damages may be awarded, which would not otherwise be available. In addition, we specialize in the secure storage of biological specimens, materials and samples covering the full range of temperatures from cryogenic through controlled room temperature. Any damage to these specimens, materials and samples may be attributed to a failure of our storage systems or services, which could lead to claims for damages made by customers and could also harm our relationship with customers and damage our reputation in the life sciences industry, resulting in material harm to our business.

Although we currently maintain product liability coverage, which we believe is adequate for product liability claims and for the continued operation of our business, it includes customary exclusions and conditions, may not cover certain specialized applications and generally does not cover warranty claims. Additionally, such insurance may become difficult to obtain or be unobtainable in the future on terms acceptable to us. A successful product liability claim or series of claims against us, including one or more consumer claims purporting to constitute class actions or claims resulting from extraordinary loss events, in excess of or outside our insurance coverage, or a significant warranty claim or series of claims against us, could materially decrease our liquidity, impair our financial condition, and adversely affect our results of operations.

In addition, regardless of merit or eventual outcome, product liability claims may result in, among other things, costs of litigation, distraction of management’s attention from our primary business, the inability to commercialize our existing or new products, decreased demand for our products or, if cleared or approved, products in development, damage to our business reputation, product recalls or withdrawals from the market, withdrawal of clinical trial participants, substantial monetary awards to patients or other claimants, or loss of revenue.

While we may attempt to manage our product liability exposure by proactively recalling or withdrawing from the market any defective products, any recall or market withdrawal of our products may delay the supply of those products to our customers and may impact our reputation. We can provide no assurance that we will be successful in initiating appropriate market recall or market withdrawal efforts that may be required in the future or that these efforts will have the intended effect of preventing product malfunctions and the accompanying product liability that may result.

Damage to our reputation could negatively impact our business, financial condition, and results of operations.

Our reputation and the quality of our brand are critical to our business and success in existing markets and will be critical to our success as we enter new markets. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by any negative publicity, regardless of its accuracy. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. The information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording us an opportunity for redress or correction.

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Our sales force is limited.

To date, our principal marketing officer has been Wayne Williams, our CEO. Given all his other responsibilities within the Company, he can only dedicate a limited amount of time to marketing the Company’s services. The continued lack of dedicated marketing support may negatively affect our growth and ability to generate increased revenue.

RISKS RELATED TO REGULATORY ENVIRONMENT AND TAXATION

We are subject to income taxes as well as non-income-based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: a) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income-based taxes and accruals, and b) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

We have made significant estimates and judgments in calculating our income tax provision and other tax assets and liabilities. If these estimates or judgments are incorrect, our operating results and financial condition may be materially affected.

We are subject to regular review and audit by tax authorities. Any adverse outcome of such a review or audit could negatively affect our operating results and financial condition. In addition, the determination of our provision for income taxes and other tax assets and liabilities requires significant judgment, and there are many transactions and calculations where the ultimate tax determination is uncertain at the present time. Although we believe our estimates and judgments are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may have a material effect on our operating results and financial condition.

Changes in tax laws could have a material adverse effect on our business, financial condition and results of operations.

Changes in tax laws could have a material adverse effect on our business, financial condition and results of operations. For example, the Tax Cuts and Jobs Act passed in 2017 contained significant changes to U.S. tax law, including a reduction in the corporate tax rate and a moved towards a new territorial system of taxation. The primary impact of the Tax Act on our provision for income taxes was a reduction of the future tax benefits of our deferred tax assets as a result of the reduction in the corporate tax rate. The impact of the Tax Act may be subject to ongoing technical guidance and accounting interpretation, which we will continue to monitor and assess. As we expand the scale of our business activities, any changes in the U.S. taxation of such activities may increase our effective tax rate and harm our business, financial condition and results of operations.

We are subject to taxes in the United States under federal, state and local jurisdictions in which we operate. The governing tax laws and applicable tax rates vary by jurisdiction and are subject to interpretation and macroeconomic, political or other factors. We may be subject to examination in the future by federal, state and local authorities on income, employment, sales and other tax matters. While we regularly assess the likelihood of adverse outcomes from such examinations and the adequacy of our provision for taxes, there can be no assurance that such provision is sufficient and that a determination by a tax authority would not have an adverse effect on our business, financial condition and results of operations. Various tax authorities may disagree with tax positions we take and if any such tax authorities were to successfully challenge one or more of our tax positions, the results could adversely affect our financial condition. Further, the ultimate amount of tax payable in a given financial statement period may be impacted by sudden or unforeseen changes in tax laws, changes in the mix and level of earnings by taxing jurisdictions, or changes to existing accounting rules or regulations. The determination of our overall provision for income and other taxes is inherently uncertain as it requires significant judgment around complex transactions and calculations. As a result, fluctuations in our ultimate tax obligations may differ materially from amounts recorded in our financial statements and could adversely affect our business, financial condition and results of operations in the periods for which such determination is made.

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Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, gross receipts, value-added or similar taxes and may successfully impose additional obligations on us, and any such assessments or obligations could adversely affect our business, financial condition and results of operations.

The application of indirect taxes, such as sales and use tax, value-added tax, goods and services tax, business tax and gross receipts tax, to platform businesses is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business. In addition, governments are increasingly looking for ways to increase revenue, which has resulted in discussions about tax reform and other legislative actions to increase tax revenue, including through indirect taxes. Such taxes could adversely affect our financial condition and results of operations.

We may face various indirect tax audits in various U.S. jurisdictions. In certain jurisdictions, we collect and remit indirect taxes. However, tax authorities may raise questions about or challenge or disagree with our calculation, reporting or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest, and could impose associated penalties and fees. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could harm our business, financial condition and results of operations. Although we have reserved for potential payments of possible past tax liabilities in our financial statements, if these liabilities exceed such reserves, our financial condition will be harmed.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may adversely impact our results of operations in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.

Our expansion into India and Korea exposes us to the risks of operating in emerging and foreign markets, which may materially adversely affect our business, financial condition and results of operations.

We have recently expanded into India and Korea through subsidiaries and contractual partnerships. While we view these jurisdictions as important growth opportunities, operating in foreign and emerging markets presents inherent risks and uncertainties that are different from, and in many cases greater than, those we face in the United States.

These include:

●	Political and economic instability. India and Korea are subject to varying degrees of political, regulatory, and economic volatility. Changes in government policies, sudden currency fluctuations, trade restrictions, or public health emergencies may disrupt supply chains, restrict operations, or reduce demand for our services. For example, India has historically implemented abrupt policy shifts in foreign investment rules and customs regulations, while Korea has experienced frequent changes to its healthcare and pharmaceutical reimbursement policies.
●	Legal and judicial uncertainty. Courts in both jurisdictions may be less predictable or slower in enforcing contractual rights compared to the United States. Local laws may impose restrictions on repatriation of profits, foreign ownership, and the enforcement of arbitration or judgment awards, limiting our ability to resolve disputes efficiently.
●	Currency and financing risks. Because we incur costs and generate revenue in local currencies, fluctuations in the Indian rupee and Korean won against the U.S. dollar may affect reported results. Restrictions on capital flows or foreign exchange transactions could further limit our ability to move funds in and out of these markets. Additionally, our subsidiaries may need to rely on local financing, which may be more costly or less available than in developed markets.
●	Cultural, operational, and human capital challenges. Operating in diverse legal and cultural environments requires significant management attention and resources. Local labor practices, differing approaches to business relationships, and cultural expectations regarding service delivery may not align with our global standards. We may face difficulties in hiring, training, and retaining qualified personnel with specialized logistics and compliance expertise, increasing our reliance on third-party partners whose performance we cannot fully control.

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●	Heightened compliance obligations. Emerging markets often involve heightened regulatory and compliance risks, including stricter enforcement of data protection laws, evolving biospecimen regulations, and unexpected environmental or health and safety standards. Because our operations rely on subsidiaries and partners, any compliance failure at the local level may be attributed to us, exposing us to reputational harm, financial penalties, and even suspension of our ability to operate in those jurisdictions.

Collectively, these risks increase the complexity and cost of operating in India and Korea and may limit the scalability, profitability, or sustainability of our expansion efforts. If we fail to manage the risks associated with emerging and foreign markets effectively, our business, financial condition, and results of operations could be materially and adversely affected.

We may face significant regulatory and compliance burdens in India and Korea that could limit the ability of our subsidiaries and partners to operate effectively.

We have entered the Indian and Korean markets through newly formed subsidiaries and contractual partnerships. Both jurisdictions maintain complex and evolving regulatory regimes governing the shipment, storage, and handling of biological materials, pharmaceuticals, and other temperature-sensitive products. In India, exports and imports of human biological materials typically require approval from agencies such as the Indian Council of Medical Research, as well as compliance with guidance from the Ministry of Health and Family Welfare. Korea regulates the collection, storage, and cross-border transfer of human biological samples through the Bioethics and Safety Act, which often requires prior approval from institutional review boards or other competent authorities.

Any delay in obtaining necessary licenses or renewals, or changes in regulatory interpretation, could impair our ability to operate these routes. In addition, because our structure relies on subsidiaries and third-party partners, we are exposed to the risk that a local partner may fail to comply with applicable requirements. Any such failure could subject us to civil or criminal liability, reputational damage, and even suspension of operations in those jurisdictions. Even if we ultimately demonstrate compliance, regulatory inquiries may disrupt operations and increase costs.

Logistics and infrastructure challenges in India and Korea may impair our service levels, increase costs, and reduce customer satisfaction.

Our business model depends on delivering reliable cold-chain solutions through predictive technology, reusable packaging, and cloud-based monitoring. In India, we face structural challenges including uneven availability of cold-chain infrastructure, regional disparities in road and airport capacity, congestion at customs checkpoints, and inconsistent power supply to storage facilities. These constraints may impair our ability to ensure uninterrupted temperature control and timely delivery of critical shipments. In Korea, while infrastructure is more developed, regulatory standards for temperature monitoring are stricter, requiring continuous data logging and full documentation of storage conditions, which increases our compliance burden and equipment costs.

Because we are operating through subsidiaries and partners, the risk of service breakdowns is compounded by dependence on local logistics providers. Shortages of trained couriers, unexpected strikes, or breakdowns in last-mile distribution could compromise the safety and efficacy of sensitive materials. Any failure to maintain service levels in either jurisdiction could expose us to liability, cause us to miss contractual service-level agreements, and damage our reputation with customers in highly regulated industries.

Our reliance on subsidiaries and partners in India and Korea introduces financial, operational, and manpower risks that could adversely affect results of operations.

Operating through subsidiaries and local partnerships requires us to share control over critical functions, including regulatory compliance, warehousing, staffing, and customer relationships. We may need to extend financial support, including guarantees, working capital infusions, or credit enhancements, to enable our subsidiaries and partners to perform their obligations. These requirements could strain our liquidity and increase our financing costs, particularly if such entities underperform or fail to scale revenues as expected.

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We also face human capital challenges in both markets. Recruiting, training, and retaining staff with expertise in life sciences logistics, regulatory compliance, and technology-enabled fulfillment is highly competitive. Our partners’ employees, upon whom we may rely for day-to-day execution, may not meet our standards of quality and safety, or may have higher turnover rates than we anticipate. Disputes with local partners concerning revenue-sharing, allocation of costs, or the use of our proprietary technology could arise, potentially disrupting operations. Collectively, these factors increase the risk that our subsidiaries and partners will not perform to the standards we expect, adversely affecting our results of operations and financial condition.

Our ability to generate sustainable revenue in India and Korea depends on successful integration of our technology and pricing model into local markets, which may not occur.

Our Ship2Q® sanitization process and Sentry remote monitoring platform are central to our value proposition. To succeed in India and Korea, we must adapt these systems to local market conditions, customer preferences, and regulatory frameworks. Customers in both jurisdictions, particularly public health agencies and government buyers, may be highly price-sensitive and place greater emphasis on cost than on advanced technology. India has implemented “Make in India” procurement rules that favor domestic suppliers, while Korea operates a centralized procurement platform that can disadvantage foreign entrants. These policies may require us to form additional joint ventures, license technology locally, or accept lower-margin contracts.

If we fail to adapt our pricing and service model to these market dynamics, we may be unable to grow revenues to a scale that supports profitability. In addition, because expansion in these jurisdictions requires upfront investment in subsidiaries, compliance infrastructure, and partner integration, prolonged underperformance may require us to seek additional external financing, which could dilute existing shareholders or increase leverage. Failure to achieve sustainable revenue growth and profitability in these markets could materially and adversely affect our global business strategy.

RISKS RELATED TO OWNERSHIP OF OUR SECURITIES

We may not have access to the full amount available under the ELOC Purchase Agreement with Hexstone.

Under the ELOC Purchase Agreement, we will have the right to direct Hexstone to purchase shares of our Common Stock from time to time by presenting Hexstone with a Purchase Notice directing Hexstone to purchase any amount between $500,000 and $2,000,000 per trading day, at a per share price equal to 95% (subject to decrease under certain circumstances) of the lowest daily VWAP over a specified measurement period beginning after the delivery of the Purchase Notice.

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Although the ELOC Purchase Agreement provides that we may sell up to $25,000,000 of our Common Stock to Hexstone, depending on the market prices of our Common Stock, we may not be able to nor desire to sell all of the shares contemplated by the ELOC Purchase Agreement. In addition, if the number of shares registered hereby is insufficient to cover all of the shares we elect to sell to Hexstone under the ELOC Purchase Agreement, we will be required to file one or more additional registration statements to register such additional shares.

The extent to which we rely on Hexstone as a source of funding will depend on a number of factors, including the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. Even if we sell a significant amount of shares under the ELOC Purchase Agreement to Hexstone, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

It is not possible to predict the actual number of shares we will sell under the ELOC Purchase Agreement to the selling stockholder, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the ELOC Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to the selling stockholder at any time throughout the term of the ELOC Purchase Agreement. The actual number of shares of Common Stock that are sold to the selling stockholder may depend upon a number of factors, including the market price of the Common Stock during the sales period. Because the price per share of each share sold to the selling stockholder will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales.

Certain recent initial public offerings of companies with relatively small public floats have experienced extreme volatility that was seemingly unrelated to the underlying performance of the company. Our common stock may potentially experience rapid and substantial price volatility, and price decline, which may make it difficult for prospective investors to assess what we believe to be the value of our common stock.

In addition to the general volatility risks discussed in this Prospectus, our Common Stock may be subject to rapid and substantial price volatility and/or a decline in the market price. We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock. Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively small public floats. As we anticipate having a relatively small public float, the common stock may experience greater stock price volatility, extreme price run-ups, rapid declines in the price, lower trading volume, large spreads in bid and asked prices, and less liquidity than large-capitalization companies. The aspects of the trading in the common stock may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the value of our common stock. Because of the low public float and the absence of any significant trading volume, the reported prices may not reflect the price at which an investor would be able to sell shares if it wants to sell any shares or buy shares if it wishes to buy share.

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If the trading volumes of our common stock is low, persons buying or selling in relatively small quantities may easily influence the prices of the common stock. A low volume of trades could also cause the price of the common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of the common stock. The volatility also could adversely affect the ability of the Company to issue additional shares of common stock or any other securities and the ability to obtain stock market based financing in the future. No assurance can be given that an active market in our common stock will develop or be sustained.

The market price, trading volume and marketability of our securities may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your securities, the marketability of your securities and our ability to raise capital through future equity financings.

The market price and trading volume of our securities may fluctuate significantly. Many factors that are beyond our control may materially adversely affect the market price of your securities, the marketability of your securities and our ability to raise capital through equity financings. These factors include the following:

●	actual or anticipated variations in our periodic operating results,

●	increases in market interest rates that lead investors of our securities to demand a higher investment return,

●	changes in earnings estimates,

●	changes in market valuations of similar companies,

●	actions or announcements by our competitors,

●	adverse market reaction to any increased indebtedness we may incur in the future,

●	additions or departures of key personnel,

●	actions by stockholders,

●	speculation in the media, online forums, or investment community, and

●	our intentions and ability to list our securities on Nasdaq and our subsequent ability to maintain such listing (if approved).

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, especially once we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. In addition, we expect that our management and other personnel will need to divert their attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

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In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If notwithstanding our efforts, we fail to comply with new laws, regulations and standards or our efforts differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined under the Section 2(a) of the Securities Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, emerging growth companies can delay the adoption of certain new or revised accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies or that have opted out of using such extended transition period, which may make a comparison of our financial statements with those of other public companies more difficult. We may take advantage of these exemptions for so long as we are an “emerging growth company.” We cannot predict if investors will find our common stock less attractive to the extent that we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

An active, liquid trading market for our securities may not be sustained, which may cause our common stock to trade at a discount from the initial public offering price and make it difficult for you to sell the securities you purchase.

We cannot predict the extent to which investor interest in us will sustain a trading market or how active and liquid that market may remain. If an active and liquid trading market is not sustained, you may have difficulty selling any of our securities that you purchase at a price above the price you purchase it or at all. The failure of an active and liquid trading market to continue would likely have a material adverse effect on the value of our securities. The market price of our securities may decline below the initial public offering price, and you may not be able to sell your securities at or above the price you paid or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to acquire other companies or technologies by using our securities as consideration.

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We may issue additional debt and equity securities, which are senior to our common stock as to distributions and in liquidation, which could materially adversely affect the market price of our securities.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our stockholders.

Any additional preferred securities, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our common stockholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your securities and diluting your interest in us. In addition, we can change our leverage strategy from time to time without the approval of holders of our common stock, which could materially adversely affect the market share price of our securities.

We do not intend to pay dividends for the foreseeable future.

Since our inception, we have not declared or paid any cash dividends on our capital stock. We intend to continue with the same policy, and currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation of our common stock, if any, will be the only way for stockholders to realize any future gains on their investment in the foreseeable future.

Were our securities to be considered a penny stock, and therefore become subject to the penny stock rules, U.S. broker-dealers may be discouraged from effecting transactions in our securities.

Our securities may be subject to the penny stock rules under the Exchange Act. The SEC rules define a “penny stock,” generally as any equity security not listed on a national securities exchange and that has not maintained that listing and that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, broker-dealers that derive more than 5% of their customer transaction revenues from transactions in penny stocks are required to deliver a standardized risk disclosure document that provides information about penny stocks, and the nature and level of risks in the penny stock market, to any non-institutional customer to whom the broker-dealer recommends a penny stock transaction. The broker-dealer must also provide the customer with the current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing before completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that before a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our securities. These additional penny stock disclosure requirements are burdensome and may reduce all the trading activity in the market for our securities. As long as our securities are subject to the penny stock rules, the holders of our securities may find it more difficult to sell their securities and cause a decline in the market value of our stock.

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Our officers and directors are entitled to indemnification from us for liabilities under our articles of incorporation, which could be costly to us and may discourage the exercise of stockholder rights.

Our articles of incorporation provide that we possess and may exercise all powers of indemnification of our officers, directors, employees, agents and other persons and our bylaws also require us to indemnify our officers and directors as permitted under the provisions of the Nevada Revised Statutes (“NRS”). We will also have contractual indemnification obligations under our agreements with our directors and officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and stockholders.

Our bylaws and Nevada law may discourage, delay or prevent a change of control of our company or changes in our management, which could have the result of lowering the trading price of our common stock.

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition arguably could benefit our stockholders.

Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We did not make such an election in our articles of incorporation and have not amended our articles of incorporation to so elect.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.3793, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our bylaws provide that these statutes do not apply to us or any acquisition of our common stock. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

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Various provisions of our bylaws may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest. Our bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our board of directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to the bylaws that are not in line with your concerns.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Our common stock market price and trading volume could decline if equity or industry analysts do not publish research or publish inaccurate or unfavorable research about our business.

The trading market for our common stock will depend in part on the research and reports that equity or industry analysts publish about us or our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our securities would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our securities could decrease, which might cause the price and trading volume of our common stock to decline.

RISKS RELATED TO THIS OFFERING

The sale of the shares of common stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our common stock to decrease.

On July 24, 2025, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder committed to purchase up to $25,000,000 of our common stock. The shares that we may issue and sell to the Selling Stockholder under the Facility may be sold by us to the Selling Stockholder from time to time at our discretion. The purchase price for the shares that we may issue and sell to the Selling Stockholder under the Purchase Agreement will vary based on the price of our common stock at the time we initiate the sale. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to decrease.

We generally have the right to control the timing and amount of any future sales of our shares to the Selling Stockholder. Sales of shares of our common stock to the Selling Stockholder under the Purchase Agreement, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our common stock that may be available for us to sell pursuant to the Facility. If and when we do sell shares to the Selling Stockholder, after the Selling Stockholder has acquired the shares, the Selling Stockholder may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to the Selling Stockholder by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Hexstone will pay less than the then-prevailing market price for our Common Stock, which could cause the price of our Common Stock to decline.

The purchase price of Common Stock sold to Hexstone under the ELOC Purchase Agreement is derived from the market price of our Common Stock. The shares to be sold to Hexstone pursuant to the ELOC Purchase Agreement will be purchased at a discounted price as described above. As a result of this pricing structure, Hexstone may sell the shares it receives immediately after receipt of the shares, which could cause the price of our Common Stock to decrease. These sales may have a further impact on the price of our Common Stock.

Issuances of our Common Stock to Hexstone has caused and will continue to cause substantial dilution to our existing stockholders and the price of our Common Stock to decline.

We are registering for resale up to an aggregate of 6,000,000 shares of Common Stock that may be issued to Hexstone from time to time under the ELOC Purchase Agreement.

We anticipate that shares issued to Hexstone under the ELOC Purchase Agreement will be issued and sold over a period of as long as the approximately 18-month term under the ELOC Purchase Agreement. The number of shares ultimately sold to Hexstone under this prospectus is dependent upon the number of shares we elect to sell to Hexstone under the ELOC Purchase Agreement. Depending on a variety of factors, including market liquidity of our Common Stock, the issuance and sale of shares under the ELOC Purchase Agreement may cause the trading price of our Common Stock to decline.

We may ultimately issue and sell to Hexstone all, some or none of the 6,000,000 shares of Common Stock available under the ELOC Purchase Agreement that we are registering. Hexstone may sell all, some or none of our shares that it holds or comes to hold pursuant to sales under the ELOC Purchase Agreement. The issuance and sale of shares by us to Hexstone pursuant to the ELOC Purchase Agreement will result in dilution to the interests of other holders of our Common Stock. The sale of a substantial number of shares of our Common Stock by Hexstone in this offering, or anticipation of such sales, could cause the trading price of our Common Stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

In addition to the other information contained in (or incorporated by reference into) this prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our Common Stock could decline, and you could lose part or all of your investment. There may be additional risks that we do not presently know, or that we believe are immaterial as of the date hereof.

You should consider carefully the following risk factors, together with all of the other information included in this prospectus. If any of the following risks, either alone or taken together, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and stockholders may lose all or part of their investment.

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THE HEXSTONE TRANSACTIONS

General

Pursuant to the ELOC Purchase Agreement, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct Hexstone to purchase up to an aggregate of $25,000,000 of shares of our Common Stock over the 18-month term of the ELOC Purchase Agreement.

Purchase of Shares under the ELOC Purchase Agreement

We have the right to present Hexstone with additional Purchase Notices, each one directing Hexstone to purchase any amount between $500,000 and $2,000,000 of our Common Stock per trading day, at a per share price equal to 95% (subject to decrease under certain circumstances) of the lowest daily VWAPs over a specified measurement period (as described below).

Under the ELOC Purchase Agreement, no later than one trading day after Hexstone receives a valid Purchase Notice (the “Regular Purchase Notice Date”), we are required to cause our transfer agent to deliver to Hexstone such number of shares of Common Stock (the “Pre-Settlement Regular Purchase Shares”) equal to the product of (A) the quotient of (y) the purchase amount divided by (z) 90% of the closing price of our Common Stock on the date immediately preceding the Regular Purchase Notice Date (the “Pre-Settlement Regular Purchase Price”) and as to which Hexstone shall be the owner thereof as of such time of delivery of such Pre-Settlement Regular Purchase Shares.

No later than two trading days after the Regular Purchase Measurement Period, as defined below (the “Regular Purchase Settlement Date”), we are required to cause our transfer agent to deliver to Hexstone such number of shares of Common Stock (the “Settlement Regular Purchase Shares”) equal to the purchase amount divided by the Regular Purchase Price, which is equal to 95% (the “RPP Percentage”) of the arithmetic average of the lowest daily VWAPs during the Regular Purchase Measurement Period; provided, however, that the number of shares of Common Stock to be delivered on the Regular Purchase Settlement Date shall be reduced by the number of Pre-Settlement Regular Purchase Shares delivered. If the number of Pre-Settlement Regular Purchase Shares delivered to Hexstone exceeds the number of Settlement Regular Purchase Shares, then Hexstone is required to return the excess shares. The “Regular Purchase Measurement Period” is the period starting on the trading day immediately following the receipt of Pre-Settlement Regular Purchase Shares and ending on the trading day immediately following the date upon which the aggregate dollar volume of our Common Stock traded on Nasdaq equals seven times the purchase amount, in the aggregate, subject to a ten trading day minimum.

The number of shares of Common Stock that we can issue to Hexstone from time to time under the ELOC Purchase Agreement shall be subject to the Beneficial Ownership Limitation.

In addition, Hexstone will not be required to buy any shares of our Common Stock pursuant to a Purchase Notice on any trading day on which the closing trade price of our Common Stock is at or below $1.00. We will control the timing and amount of sales of our Common Stock to Hexstone. Hexstone has no right to require any sales by us, and is obligated to make purchases from us as directed solely by us in accordance with the ELOC Purchase Agreement.

Actual sales of Purchase Shares under the ELOC Purchase Agreement to Hexstone will depend on a variety of factors to be determined by us from time to time, including, among others, satisfaction of certain conditions including, without limitation, the effectiveness of this and other resale registration statements, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for us and our operations. We expect to use the net proceeds from any sale of shares to Hexstone under the ELOC Purchase Agreement for general corporate purposes, which may include repayment of debt, capital expenditures and payment of operational expenses as described under “Use of Proceeds.”

The purchase price of the Purchase Shares purchased by Hexstone under the ELOC Purchase Agreement will be derived from the market prices of our Common Stock. We will control the timing and amount of future sales, if any, of Purchase Shares to Hexstone. Hexstone has no right to require us to sell any Purchase Shares to Hexstone, but Hexstone is obligated to make purchases as we direct, subject to certain conditions.

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As of the date of this prospectus, 6,000,000 shares are being registered on the registration statement of which this prospectus forms a part, all of which will be issuable under the ELOC Purchase Agreement. Shares issuable under the ELOC Purchase Agreement, if and when they are sold pursuant to the terms of the ELOC Purchase Agreement, will be sold at a per share price equal to 95% (subject to decrease under certain circumstances) of the average of the lowest VWAPs over a specified measurement period as described above.

The ELOC Purchase Agreement and the Registration Rights Agreement each contain representations, warranties, covenants, closing conditions and indemnification and termination provisions by, between and for the benefit of the parties which are customary of transactions of this nature. Additionally, sales to Hexstone under the ELOC Purchase Agreement may be limited, to the extent applicable, by Nasdaq and SEC rules.

Hexstone may not assign or transfer its rights and obligations under the ELOC Purchase Agreement.

Our Termination Rights

The ELOC Purchase Agreement may be terminated by us at any time after commencement, at our discretion; provided, however, that if we sold less than $7,500,000 to Hexstone (other than as a result of our inability to sell shares to Hexstone as a result of the Beneficial Ownership Limitation or our failure to have sufficient shares authorized), we will pay to Hexstone a termination fee of $250,000, which is payable, at our option, in cash or in shares of Common Stock, as Termination Shares, at a price equal to the closing price on the day immediately preceding the date of receipt of the termination notice. Further, the ELOC Purchase Agreement will automatically terminate on the date that we sell, and Hexstone purchases, the full $25,000,000 amount under the agreement or, if the full amount has not been purchased, on the expiration of the 18-month term of the ELOC Purchase Agreement.

Events of Default under ELOC Purchase Agreement

Events of default under the ELOC Purchase Agreement include the following:

●	the effectiveness of a registration statement registering the resale of the shares of Common Stock issued to Hexstone pursuant to the ELOC Purchase Agreement lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or any such registration statement (or the prospectus forming a part thereof) is unavailable to Hexstone for resale of any or all of the shares of Common Stock issuable under the ELOC Purchase Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period, but excluding a lapse or unavailability where (i) the Company terminates a registration statement after Hexstone has confirmed in writing that all of the Common Stock representing shares of Common Stock covered thereby have been resold or (ii) the Company supersedes one registration statement with another registration statement, including (without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering shares of Common Stock offered by this prospectus (provided in the case of this clause (ii) that all of the shares of Common Stock offered by this prospectus covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);

●	the suspension of our Common Stock from being listed or trading on a Nasdaq for a period of one (1) business day, provided that we may not direct Hexstone to purchase any of our Common Stock during any such suspension;

●	the failure for any reason by us or the transfer agent to deliver (i) the Pre-Settlement Regular Purchase Shares to Hexstone within two (2) trading day after the Regular Purchase Notice Date, or (ii) the Settlement Regular Purchase Shares to Hexstone within two (2) trading day after the relevant measurement period to which Hexstone is entitled under the ELOC Purchase Agreement in connection with Settlement Regular Purchase Shares or Exemption Purchase Shares, or (iii) the Termination Shares (as applicable) to which Heexstone is entitled hereunder in connection with a Regular Purchase or an Exemption Purchase within two (2) Trading Days after the Regular Purchase Measurement Period or the Exemption Purchase Measurement Period;

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●	we breach any representation or warranty in any material respect, or breach any covenant or other term or condition under the ELOC Purchase Agreement or Registration Rights Agreement, and except in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five (5) consecutive business days;

●	if any person commences a proceeding against us pursuant to or within the meaning of any bankruptcy law for so long as such proceeding is not dismissed;

●	if we are at any time insolvent, or, pursuant to or within the meaning of any bankruptcy law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors or (v) we are generally unable to pay its debts as the same become due;

●	a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of the Company or for all or substantially all of its property, or (iii) orders the liquidation of the Company or any subsidiary for so long as such order, decree or similar action remains in effect; or

●	if at any time we are not eligible to transfer our Common Stock as DWAC shares.

If an event of default occurs between the Regular Purchase Notice Date and any time through the Regular Purchase Settlement Date, then (i) the RPP Percentage shall be automatically adjusted to 80% for so long as such event of default remains uncured and (ii) Hexstone shall be entitled to all the rights under the ELOC Purchase Agreement as if such event of default occurred immediately prior to such Regular Purchase Notice Date.

In addition to any other rights and remedies under applicable law and the ELOC Purchase Agreement, so long as an event of default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an event of default, has occurred and is continuing, the Company shall not deliver to Hexstone any Purchase Notice. There is no guarantee that we will not default on our obligations under the ELOC Purchase Agreement or under the Registration Rights Agreement, as defined below, which would require us to pay damages as partial relief to Hexstone in either shares or cash or negatively impact our ability to utilize the ELOC Purchase Agreement.

Registration Rights Agreement

Concurrently with entering into the ELOC Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of the shares of our Common Stock issuable to Hexstone under the ELOC Purchase Agreement and the shares of Common Stock that may be issued to Hexstone if we fail to comply with our obligations in the Registration Rights Agreement. Under the Registration Rights Agreement, we agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of all of the shares of Common Stock that may, from time to time, be issued or become issuable to Hexstone under the ELOC Purchase Agreement and the Registration Rights Agreement. The Registration Rights Agreement requires that we file, within 30 days after signing, a resale registration statement and use commercially reasonable efforts to have such resale registration statement declared effective by the SEC on or before the earlier of (i) 60 days after signing (or 90 days if such registration statement is subject to full review by the SEC) and (ii) the 2nd business day after we are notified it will not be subject to further SEC review. If we fail to have a registration statement filed by the specified deadline or declared effective by the specified deadline, then we will be required to issue to Hexstone 25,000 shares of Common Stock within 2 trading days after either such failure.

No Short-Selling or Hedging by Hexstone

Hexstone has agreed that neither it nor any of its agents, representatives and affiliates will engage in any direct or indirect short-selling or hedging of our Common Stock during any time before termination of the ELOC Purchase Agreement.

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USE OF PROCEEDS

All of the shares of Common Stock offered by this prospectus are being registered for the account of the Selling Stockholder. We will not receive any of the proceeds from the sale of these shares of Common Stock. We have agreed to pay all costs, expenses and fees relating to the registration of the shares of Common Stock covered by this prospectus. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sale of the shares of Common Stock. The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the selling stockholder and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

However, we may receive gross proceeds of as much as up to $25,000,000 from the sale of shares under the ELOC Purchase Agreement with Hexstone. We intend to use the net proceeds from any sale of shares to Hexstone under the ELOC Purchase Agreement for general corporate purposes, which may include repayment of debt, capital expenditures and payment of operational expenses. This anticipated use of net proceeds from the sale of our Common Stock to Hexstone under the ELOC Purchase Agreement represents our intentions based upon our current plans and business conditions.

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MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Our Common Stock is listed on Nasdaq under the symbol “CJMB”. On September 22, 2025, the last reported sale price of our Common Stock as reported by Nasdaq was $4.82 per share. As of such date, we had approximately 6 stockholders of record.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our services. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified any third party information and cannot assure you of its accuracy or completeness. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

In addition, we own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their, ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

Holders of Record

As of September 22, 2025, there were 6 holders of record of our Common Stock. Such numbers do not include beneficial owners holding shares of our Common Stock in nominee or “street” name through various brokerage firms.

Dividends

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, and all currently available funds for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our financial condition, results of operations, capital requirements, business prospects and other factors the Board deems relevant, and subject to the restrictions contained in our current or future financing instruments.

Issuer Purchases of Equity Securities

None.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our financial statements are prepared in accordance with generally accepted accounting principles GAAP. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus.

Overview

Callan JMB is a vertically integrated logistics and fulfillment company which provides thermal management logistics solutions to the life sciences industry through a combination of proprietary packaging, information technology and specialized cold chain logistics knowhow. We provide a system that utilizes advanced predictive technology to revolutionize the supply chain by guaranteeing the safety, effectiveness, and potency of every product handled to ensure product integrity, and to provide immediate response in time-sensitive industries while ensuring environmental responsibility.

Corporate Structure

We originally formed as Coldchain Technology Services, LLC, a Texas limited liability company. We reorganized as a holding company to Callan JMB Inc., a Nevada corporation, on January 24, 2024. We are headquartered at 244 Flightline Dr., Spring Branch, TX 78070.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Callan JMB, Inc.
(Controlling Interest, 100%)
Coldchain Technology Services, LLC
(Wholly owned subsidiary)
Callan JMB Services (India) Private Limited
(Wholly owned subsidiary)

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Strategy

Our strategy involves leveraging our core competitive strengths to develop and maintain ongoing relationships with a diversified group of customers while continuing to grow our service lines, ensuring that we can meet our customers’ changing needs. We strive to be recognized as the premier provider of logistics and fulfillment of a broad range of value-added services based upon the breadth of those services, quality, responsiveness, customer service, information technologies, safety, and cost effectiveness.

We view our solutions as disruptive to the “older technologies” of dry ice and liquid nitrogen, in that our solutions are comprehensive and combine our competencies in configurations that are customized to our client’s requirements. We provide comprehensive, reliable, economic alternatives to all existing logistics solutions and services utilized for frozen shipping in the life sciences industry (e.g., personalized medicine, cell therapies, stem cells, cell lines, vaccines, diagnostic materials, semen, eggs, embryos, cord blood, organs, bio-pharmaceuticals, infectious substances, and other commodities that require continuous exposure to cryogenic or frozen temperatures). As part of our services, we provide the ability to monitor, record and archive crucial information for each shipment that can be used for scientific and regulatory purposes.

Seasonality

Based on our industry and our historic trends, we expect our operations to vary seasonally. Typically, revenue will be highest in the third and fourth calendar quarters and lowest in the first and second calendar quarters. These seasonal variations result in fluctuations in waste volumes due to weather conditions and general economic activity. We also expect that our operating expenses may be higher during the winter months due to periodic adverse weather conditions that can slow the collection of waste, resulting in higher labor and operational costs.

Results of Operations

Three and Six Months Ended June 30, 2025, Compared to the Three and Six Months Ended June 30, 2024

The following table provides certain selected financial information for the periods presented:

	(Unaudited)
	Three months ended June 30,
	2025	2024	Change	Change %
Revenue	$1,666,309	$1,985,768	$(319,459)	-16%
Cost of Revenue	1,022,439	1,023,552	(1,113)	0%
Gross Profit	$643,870	$962,216	$(318,346)	-33%
Selling, General and administrative expenses	2,046,537	1,095,639	950,898	87%
Loss from operations	$(1,402,667)	$(133,423)	$(1,269,244)	951%
Other income (expense)	2,042	947	1,095	116%
Loss before income taxes	$(1,400,625)	$(132,476)	$(1,268,149)	957%
Provision for income taxes	(3,102)	(20,000)	16,898	-84%
Net loss	$(1,397,523)	$(112,476)	$(1,285,047)	1143%

	(Unaudited)
	Six months ended June 30,
	2025	2024	Change	Change %
Revenue	$3,115,687	$3,776,289	$(660,602)	-17%
Cost of Revenue	1,858,724	2,096,490	(237,766)	-11%
Gross Profit	$1,256,963	$1,679,799	$(422,836)	-25%
Selling, General and administrative expenses	3,901,878	1,900,681	2,001,197	105%
Loss from operations	$(2,644,915)	$(220,882)	$(2,424,033)	1097%
Other income (expense)	4,188	1,273	2,915	229%
Loss before income taxes	$(2,640,727)	$(219,609)	$(2,421,118)	1102%
Provision for income taxes	1,259	(26,000)	27,259	-105%
Net loss	$(2,641,986)	$(193,609)	$(2,448,377)	1264%

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Revenue

Revenue for the three and six months ended June 30, 2025, was $1,666,309 and $3,115,687 respectively as compared to $1,985,768 and $3,776,289 for the three and six months ended June 30, 2024, a decrease of $(319,459) and $(660,602), respectively. This decrease was due to the decrease in demand for our emergency preparedness services by certain states and local governments.

Cost of revenue

Cost of revenue for the three and six months ended June 30, 2025, was $1,022,439 and $1,858,724 respectively as compared to $1,023,552 and $2,096,490 for the three and six months ended June 30, 2024, respectively. The decrease in the comparative three month period is due to a $119,990 increase in storage fees offset by a $120,120 decrease in direct labor. The decrease in the comparative six month period is due to a $357,136 decrease in fees for service, a $99,337 decrease in labels, and a $48,930 decrease in freight forwarding offset by a $237,223 increase in storage fees.

Operating Expenses

Selling, General and Administrative Expenses

Our selling, general and administrative costs include personnel costs, consulting and professional fees, and other overhead expenses. Selling, general and administrative expenses for the three and six months ended June 30, 2025, were $2,046,537 and $3,901,878 respectively compared to $1,095,639 and $1,900,681 respectively for the three and six months ended June 30, 2024, an increase of $950,898 and $2,001,197 respectively. The Company’s consulting and professional fees increased by $111,584 and $420,007 for the three and six months ended June 30, 2025 respectively, compared to the same period in 2024 as a result of hiring professionals to support our capital raising process for our initial public offering. The Company’s information technology support increased by $5,726 and $11,305 for the three and six months ended June 30, 2025, compared to the same period in 2024 as the result of the purchase of additional equipment and hosting software. The Company’s marketing and advertising increased by $164,013 and $357,764 for the three and six months ended respectively as on June 30, 2025, compared to the same period in 2024 as a result of hiring a marketing firm that specializes in pharma-based businesses, and the hiring an investor relations firm for our IPO.

Other income (expense)

Other income (expense) for the three and six months ended June 30, 2025, was $2,042 and $4,188 respectively and for the three and six months ended June 30, 2024, it was $947 and $1,273 respectively, resulting in observed changes of $1,095 and $2,915 respectively. The increase for each period is a result of a decrease in interest expense.

Liquidity and Capital Resources

On July 24, 2025, CJMB, entered into a Purchase Agreement with a certain investor, whereby CJMB has the right, but not the obligation, to sell to the Investor, up to an aggregate of $25 million of shares of CJMB’s common stock, par value $0.001 per share, subject to the terms and conditions set forth therein.

The Purchase Agreement has a term ending on the earlier of (i) the first day of the month following the 18-month anniversary of the Commencement Date or (ii) the date the Investor has purchased the shares equal to the agreed investment amount. Upon effectiveness of the related registration statement, the Company will issue 15,000 shares of Common Stock to the Investor as Commitment Shares. During the term, CJMB may, at its discretion, deliver Regular Purchase Notices for $500,000 to $2,000,000 per notice. Each Regular Purchase is priced at 95% of the lowest daily VWAP during the applicable measurement period (or 80% if the Company’s stock is not trading on the Nasdaq Capital Market). In connection with each Regular Purchase, CMB will provide an estimate of the number of the shares deliverable, based on 90% of the prior day’s closing price.

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Our principal liquidity requirements are for working capital to fund our operations and growth. To date, we have funded our liquidity requirements primarily through cash on hand, and cash flows from operations. As of June 30, 2025 and 2024, we had $4,224,151 and $1,847,721 of cash and cash equivalents, respectively.

	(Unaudited)
	For Six Months Ended
	June 30,
	2025	2024	Change
Cash provided by (used in) operating activities	$(2,124,970)	$275,524	$(2,400,494)
Cash used in investing activities	(447,506)	(45,874)	(401,632)
Cash provided by (used in) financing activities	4,698,682	(3,537,549)	8,236,231
Increase (decrease) in cash and cash equivalents	$2,126,206	$(3,307,899)	$5,434,105

Cash provided by (used in) operating activities

For the six months ended June 30, 2025, cash used in operating activities was $(2,124,970) compared to cash provided by operating activities of $275,524 during the six months ended June 30, 2024, a decrease of $(2,400,494). This was primarily due to a decrease in net loss of $(2,641,986), a decrease in inventory of $(39,144), a decrease in other current assets of $(271,834), a decrease in deferred revenue of $(92,079), and offset by an increase in stock based compensation of $749,927.

Cash provided by (used in) investing activities

For the six months ended June 30, 2025, cash used in investing activities was $(447,506) compared to $(45,874) for the six months ended June 30, 2024, a decrease of $(401,632). The decrease is a result of leasehold improvements made to the new corporate office during 2025.

Cash provided by (used in) financing activities

During the six months ended June 30, 2025, cash provided by (used in) financing activities was $4,698,682 compared to ($3,537,549) during the six months ended June 30, 2024, an increase of $8,236,231. Our financing activities for the six months ended June 30, 2025 compared to June 30, 2024 included a decrease in related party loans of $35,742, an decrease in deferred offering costs of $65,000, and an increase in partners distributions of $3,382,254 and an increase in proceeds from IPO and overallotment, net of $4,680,013.

Results of Operations

Year Ended December 31, 2024, Compared to the Year Ended December 31, 2023

The following table provides certain selected financial information for the periods presented:

Year ended December 31,	2024	2023	Change	% Change
Revenue	$6,563,412	$13,202,459	$(6,639,047)	(50)%
Cost of Revenue	4,000,149	7,553,338	(3,553,189)	(47)%
Gross Profit	2,563,263	5,649,121	(3,085,858)	-55%
Operating Expenses:
Selling, General and administrative expenses	4,838,077	3,447,058	1,391,019	40%
Total operating expenses	4,838,077	3,447,058	1,391,019	40%
Income (loss) from operations	(2,274,814)	2,202,063	(4,476,877)	-203%
Other income (expense)	6,532	2,045	4,487	219%
Income before income taxes	(2,268,282)	2,204,108	(4,472,390)	-203%
Provision for income taxes	25,366	23,000	2,366	10%
Net income (loss)	$(2,293,648)	$2,181,108	$(4,474,756)	-205%

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Revenue

Revenue for the year ended December 31, 2024, was $6,563,412 as compared to $13,202,459 for the year ended December 31, 2023, a decrease of $6,339,047. This decrease was due to a number of factors, including the waning of the COVID-19 pandemic and the diminution in demand for our emergency preparedness services by certain state and local governments and our limited ability to more actively market our products and services. We note that a customer that represented approximately $4,000,000 of our 2023 revenue temporarily suspended ordering from us. That customer has not terminated our business relationship, and we anticipate continued business from them.

Cost of revenue

Cost of revenue for the year ended December 31, 2024, was $4,000,149 as compared to $7,553,338 for the year ended December 31, 2023, a decrease of $3,553,189. This decrease is primarily attributed to a decrease in revenue.

Operating Expenses

Selling, General and Administrative Expenses

Our selling, general and administrative costs include personnel costs, consulting and professional fees, and other overhead expenses. Selling, general and administrative expenses for the year ended December 31, 2024, were $4,838,077, compared to $3,447,058 for the year ended December 31, 2023, an increase of $1,391,019. The Company’s personnel costs increased by $508,720 for the year ended December 31, 2024, compared to the same period in 2023 as a result of our change from a LLC to a corporation. That change required us to put our CEO on payroll for the first time and hire additional staff in anticipation of our IPO. The Company’s consulting and professional fees increased by $560,796 for the year ended December 31, 2024, compared to the same period in 2023 as a result of hiring professionals to support our capital raising process for our initial public offering. The Company’s information technology support increased by $34,798 for the year ended December 31, 2024, compared to the same period in 2023 as the result of purchase of additional equipment and hosting software. The Company’s marketing and advertising increased by $617,116 for the year ended December 31, 2024, compared to the same period in 2023 as a result of hiring a marketing firm that specializes in pharma-based businesses, hiring an investor relations firm for the anticipated IPO and the need to re-do our website. The Company’s other expenses decreased by $330,411 for the year ended December 31, 2024, compared to the same period in 2023, which was a result of increase in depreciation and amortization of $39,295, increase in monitoring costs of $155,800 which was a result of the settling a lawsuit with a vendor that provided us with parcel temperature monitoring in a prior year, offset by decreases in office expenses of $47,008, decreases in meals and travel of $6,392, decrease in other expenses of $21,061, decrease in state and local taxes of $43,045 and a decrease of reserves for credit losses of $408,000.

Other income (expense)

Other income (expense) for the year ended December 31, 2024, was $6,532 and $2,045 for the year ended December 31, 2023, respectively, an increase in other income of $4,487. This increased income was the result of an increase in interest income of $1,728, offset by decreases in interest expense of $2,759.

Liquidity and Capital Resources

Our principal liquidity requirements are for working capital to fund our operations and growth. To date, we have funded our liquidity requirements primarily through cash on hand, and cash flows from operations. As of December 31, 2024, and 2023, we had $2,097,945 and $5,155,620 of cash and cash equivalents, respectively. In their audit report for the fiscal year ended December 31, 2024, included in this annual report, our independent auditors expressed an unqualified opinion.

	Year Ended December 31,
	2024	2023	Change
Cash provided by (used in) operating activities	$540,353	$6,995,646	$(6,455,293)
Cash provided by (used in) investing activities	$(46,167)	$(490,020)	$443,853
Cash provided by (used in) financing activities	$(3,551,861)	$(7,543,725)	$3,991,864
Increase (decrease) in cash	$(3,057,675)	$(1,038,099)	$(2,019,576)

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Cash provided by (used in) operating activities

For the year ended December 31, 2024, cash provided by operating activities was $540,353 compared to cash provided by operating activities of $6,995,646 during the year ended December 31, 2023, a decrease of $6,455,293. This decrease was primarily due to a decrease in net income of $4,474,756, a decrease in provision for credit losses of $408,000, a decrease in accounts receivable of $2,266,336, a decrease in inventory of $8,329, a decrease in tax refund receivable of $6,377, decrease in other current assets of $158,539, a decrease in corporate taxes payable of $1,000, offset by increase in depreciation and amortization of $40,890, an increase in right of use asset of $16,331, an increase in accounts payable and accrued expenses of $713,500, an increase in deferred revenue of $53,721 and an increase in deferred income taxes payable of $43,602.

Cash provided by (used in) investing activities

For the year ended December 31, 2024, cash used in investing activities was $46,167 compared to $490,020 for the year ended December 31, 2023, a decrease of $443,853. The decrease is a result of less purchases of various fixed assets.

Cash provided by (used in) financing activities

During the year ended December 31, 2024, cash provided by (used in) financing activities was $3,551,861 compared to $7,543,725 during the year ended December 31, 2023, a decrease of $3,991,864. Our financing activities for the year ended December 31, 2024 compared to December 31, 2023 included an increase in deferred offering costs of $86,025, increase in related partner loans of $34,146 offset by a decrease in related party receivable of $8,637, a decrease in partner distributions of $4,068,642, and a decrease in notes payable of $34,756,

We may seek to obtain additional capital through the sale of debt or equity financings or other arrangements to fund operations; however, there can be no assurance that we will be able to raise needed capital under acceptable terms, if at all. The sale of additional equity may dilute investors and newly issued shares may contain senior rights and preferences compared to currently outstanding shares of common stock. Issued debt securities may contain covenants and limit our ability to pay dividends or make other distributions to stockholders. If we are unable to obtain such additional financing when needed, on favorable terms or at all, future operations may have to be scale back or discontinued.

Off-Balance Sheet Arrangements

We have no off-balance sheet financing arrangements.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to our financial statements included elsewhere in this prospectus, we believe that the following accounting policies are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

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We believe our most critical accounting policies and estimates relate to the following:

Revenue Recognition

The Company accounts for revenue under ASC 606, Revenue from Contracts with Customers. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

Revenue is recognized when performance obligations under the terms of a contract with a customer are satisfied and the promised services have been transferred to the customer. The Company’s services are generally transferred to the customer at an agreed upon point in time.

Fair Value Measurements

ASC 820 “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosure about fair value measurements.

The following provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which fair value is observable:

●	Level 1- fair value measurements are those derived from quoted prices (unadjusted in active markets for identical assets or liabilities);

●	Level 2- fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e. derived from prices); and

●	Level 3- fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Financial instruments classified as Level 1 quoted prices in active markets include cash and cash equivalents.

These consolidated financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment to estimation. Valuations based on unobservable inputs are highly subjective and require significant judgments. Changes in such judgments could have a material impact on fair value estimates.

In addition, since estimates are as of a specific point in time, they are susceptible to material near-term changes. Changes in economic conditions may also dramatically affect the estimated fair values.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management for the respective periods. The respective carrying value of certain financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash and cash equivalents, short-term notes payable, accounts payable and accrued expenses. The carrying value of long-term debt approximates fair value, as the variable interest rates approximate current market rates.

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Recent Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). ASU 2023-09 is intended to enhance the decision usefulness of income tax disclosures and requires the disclosure of various disaggregated information, including an entity’s effective tax rate reconciliation as well as additional information on taxes paid. This ASU is effective on a prospective basis for annual periods beginning after December 15, 2024 with early adoption allowed. The Company is in the process of evaluating the effect of ASU 2023-09 on the financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our consolidated financial statements.

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The FASB subsequently issued amendments to ASU 2016-13, which have the same effective date and transition date of January 1, 2023. These standards replace the existing incurred loss impairment model with an expected credit loss model and require a financial asset measure at amortized cost to be presented at the net amount expected to be collected. The Company adopted this pronouncement as of January 1, 2023.

Internal Control Over Financial Reporting

As a public company, we are subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control over financial reporting.

We do not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Our management has deemed certain conditions to be material weaknesses and significant deficiencies in our internal controls. For example, we failed to employ a sufficient number of staff to maintain optimal segregation of duties and to provide optimal levels of oversight and we rely upon a third-party accounting firm to assist us with generally accepted in the United States of America (“GAAP”) compliance. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. We will be required to expend time and resources to further improve our internal controls over financial reporting, including by expanding our staff. However, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our common stock.

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We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate risks and inflation risks. Periodically, we maintain deposits in accredited financial institutions in excess of federally insured limits. We deposit our cash in financial institutions that we believe have high credit quality and have not experienced any losses on such accounts and do not believe we are exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Interest Rate Risk

Our cash consists of cash in readily available checking accounts. We may also invest in short-term money market fund investments. Such interest-earning instruments carry a degree of interest rate risk. However, historical fluctuations in interest income have not been significant.

Inflation Risk

Inflation generally affects us by increasing our cost of facilitating business. We do not believe inflation has had a material effect on our results of operations during the periods presented.

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BUSINESS

Overview

Callan JMB Inc. was incorporated under the laws of the State of Nevada in 2024, and currently operates through our principal operating subsidiary, Coldchain Technology Services, LLC, a Texas limited liability company, which is based in Spring Branch, Texas. We are a vertically integrated logistics and fulfillment company which provides cryogenic logistics solutions to the life sciences industry through a combination of proprietary packaging, information technology and specialized cold chain logistics know-how. We provide a system that utilizes advanced predictive technology to revolutionize the supply chain by guaranteeing the safety, effectiveness, and potency of every product handled to ensure product integrity, and to provide immediate response in time-sensitive industries while ensuring environmental responsibility. We view our solutions as disruptive to the “older technologies” of dry ice and liquid nitrogen, in that our solutions are comprehensive and combine our competencies in configurations that are customized to our client’s requirements. We provide comprehensive, reliable, and economic alternatives to all existing logistics solutions and services utilized for frozen shipping in the life sciences industry (e.g., personalized medicine, cell therapies, stem cells, cell lines, vaccines, diagnostic materials, semen, eggs, embryos, cord blood, organs, biopharmaceuticals, infectious substances, and other commodities that require continuous exposure to cryogenic or frozen temperatures). As part of our services, we provide the ability to monitor, record and archive crucial information for each shipment that can be used for scientific and regulatory purposes.

Our Ship2Q® process (Safe Hygienic Irradiation Performance Process & Qualification) ensures fitness, thermal reliability, and cleanliness of the system components within the manufacturer specifications equal to new “off-the-shelf” shipper systems. Our systematic Ship2Q® process meets all cGMP and cGDP compliance standards and generates shipper specific track & trace documentation key to any deployment and reuse. Ship2Q® applies a system of control over the recovery and reuse phase of the logistics loop. We are able to recover and reuse the Greenbox shipper, amortizing its total cost across numerous shipments, making it cost-neutral in the first few cycles. Additionally, our Sentry system integrates GPS and precise temperature diagnostics throughout a package’s journey, maintaining the efficacy, safety, and quality of temperature-sensitive goods throughout transit—with zero bench time required. Our sophisticated cloud-based logistics operating platform, which is branded as the Sentry platform, supports the management of the entire shipment and logistics process through a single interface, including initial order input, document preparation, customs clearance, courier management, shipment tracking, issue resolution, and delivery. In addition, it provides unique and incisive information dashboards and validation documentation for every shipment. The Sentry records and retains a fully documented “chain-of-custody” and, at the client’s option, “chain-of- condition” for every shipment, helping ensure that quality, safety, efficacy, and stability of shipped commodities are maintained throughout the process. This recorded and archived information allows our clients to meet exacting requirements necessary for scientific work and for proof of regulatory compliance during the logistics phase.

With extensive experience in quality assurance and quality control, Callan JMB delivers reliability by anticipating, responding, and overcoming the most complex situations with unparalleled precision and compassion, providing peace of mind and a comprehensive solution for its customers, which empowers the healthcare and emergency response industries with solutions to ensure temperature-sensitive goods remain within specified parameters throughout transit through tracking mechanisms and predictive technology to ensure its integrity for patients, providers, and their communities.

Our Strategy and Value Proposition

Our strategy involves leveraging our core competitive strengths to develop and maintain ongoing relationships with a diversified group of customers while continuing to grow our service lines, ensuring that we can meet our customers’ changing needs. We strive to be recognized as the premier provider of logistics and fulfillment of a broad range of value-added services based upon the breadth of those services, quality, responsiveness, customer service, information technologies, safety, and cost effectiveness.

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The principal elements of our business strategy are:

Cross-Sell Our Solutions: The breadth of our service offerings allows us the opportunity to provide various services and products to meet our customers’ objectives. Our significant North American footprint allows us to quickly respond to customer needs, especially in emergency response situations. We can assist with remediation needs for small-and-large-scale efforts, either planned or unplanned, by providing remediation contractors and project managers with support services, particularly in emergency situations. We look for opportunities to be a one-stop-shop service provider, expanding the range of services we traditionally provide to a customer. Our team is committed to identifying opportunities to cross-sell among and across our divisions which we expect will continue to drive additional revenue for our Company.

Expand into Additional Market Opportunities: Industries such as pharmaceuticals require the ability to ensure the integrity of packages as they reach their destination, which is paramount to maintaining safety and quality. With Sentry monitoring, we provide a comprehensive solution to address this critical aspect of the thermal management of temperature sensitive packages. Sentry ensures that packages remain within specified parameters throughout transit by tracking factors such as temperature, humidity, and location. In the future, we hope to expand our business to include support for high-end food packaging. Our system can help preserve the freshness and quality of the package contents but also minimize the risk of spoilage, contamination, and other issues that can compromise food safety. With Sentry monitoring, customers can have confidence that their food shipments will arrive in the same pristine condition as when they were dispatched, safeguarding consumer health and satisfaction.

We also aspire to enter into the GLP-1 drug transport market. The proliferating and expanding market for such diabetes and weight control drugs (such as Ozempic, Trulicity and Victoza) may present opportunities for the Company since such drugs require strict transport and storage temperature control for maximum effectiveness. In addition, we intend to explore relationships with 503A and 503B compounding pharmacies. The FDA has designated 503A compounding pharmacies as those that compound prescriptions specific to particular patients and that ship those prescriptions directly to such patients. The FDA has designated 503B compounding pharmacies as those with outsourcing facilities that may manufacture large batches of drugs with or without prescription to be sold to healthcare facilities for office use only.

Execute on Cost, Pricing and Productivity Initiatives: We continually seek to increase efficiency and reduce costs through enhanced technology, process improvements and strategic expense management. We seek to identify areas in our business where strategic investments in automation, process improvements and employees can serve to increase productivity, efficiency, and safety compliance. We continuously focus on the operating leverage of our support functions, including expanding globally to achieve profitability and productivity benefits. We aim to price our services and products competitively, understanding the demands of our customers, the inherent value of our network of assets and operations and our ability to quickly to respond to market and macroeconomic changes. We also understand the value our customers place on our products and services in a global market continuously focusing on sustainability, environmental compliance, and safety.

Foster Innovation through Technology: Remote temperature monitoring technology has always been part of our core operations, influencing our strategy from increasing throughput at our facilities to automation, including artificial intelligence and predictive technology, to enhance productivity. We aim to utilize advanced technologies in our operations while also integrating technology-based solutions for our customers to use, which promotes the safety, efficiency, and profitability of these operations. With such technology, and our proprietary inventory management software, Ship2Q® and Sentry monitoring we are able to centrally manage our transportation network, deploying, monitoring, and adjusting our transportation operations as needs change. We believe that making technological investments that increase the value of our services delivered to our customers pays off in a variety of ways including growth, retention, profitability, and overall customer experience.

Product and Service Offerings

We continuously expand our service offerings across the supply chain with innovative, technology-centric solutions to support the development and distribution of life sciences products and therapies and other thermal sensitive products.

Emergency Preparedness and Response. Our crews and equipment are dispatched on a planned or emergency basis and perform services such as emergency preparedness and readiness plans, 12-hour or less U.S. deployment, surge capacity, product integrity and compliance, efficient response implementation, and system of record. Revenue attributable to emergency preparedness services for the six-months period ended June 30, 2025 was $2,072,710 as compared to $2,053,541 for the six months ended June 30, 2024.

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Specialty Packaging. The specialty temperature-regulating packaging we obtain for our clients from other sources provides a better thermal system to maintain and protect products and ensure peak customer experience. In utilizing this packaging, customers yield the benefits of lower costs and overhead while improving process, agility, velocity, accuracy, and repeatability of complex fulfillment networks. Integrating Callan JMB’s technology with such packaging allows for scalable ordering, inventory, pick, pack, fulfillment, tracking and recovery. Revenue attributable to specialty packaging for the six-month period ended June 30, 2025 was $1,042,977 as compared to $1,722,748 for the six-month period ended June 30, 2024.

We remain committed to environmental sustainability. Our reusable packaging systems and leasing model help reduce waste and costs, offering an effective alternative to traditional, single-use packaging.

Fulfillment Services. We are the rare integrator that optimizes your business “toolbox” and then applies those tools with the proven force of a master technician to meet and exceed customers’ goals. Plans are better when the planner is accountable for the execution and completion of said plan. We put the logic back into logistics by providing a simple, cost-effective, zero-residue fulfillment network. The job is done according to plan, leaving no trace other than a record of completion. Our technical services and technological offerings are bundled with our emergency response services and perishable packaging offerings and are not deemed to be separate revenue streams and have not been disaggregated.

As part of our service capabilities offered to our customers, we provide technical services through a service center from which a fleet of crew and equipment can be dispatched to emergency response locations. This timely response is built on safety, quality, efficiency, and integrity, and has been offered by Callan JMB for more than 17 years. By leveraging our expertise and capabilities, we provide our customers with the safest, most cost-effective, and sustainable solutions to service their needs.

Advanced Monitoring Sentry Technology. Our customers have the ability to use the Sentry system which helps ensure that their temperature-sensitive goods will remain within specified parameters throughout transit by tracking factors such as temperature, humidity, and location to ensure the physical material integrity of packages for governments and organizations that are preparing emergency responses and for patients, providers, and their communities.

Customers

As of December 31, 2024, our top three customers, the Customer 1 (50.6%), Customer 2 (17.5%), and Customer 3 (13.3%), collectively accounted for approximately 81.4% of our revenue. As of June 30, 2025, our top three customers are the Customer 1 (58.0%), Customer 2 (15.0%), and Customer 3 (3.0%), collectively approximately 76% of our revenue.

The City of Chicago has awarded us two separate contracts. The pallet storage contract is a seven-year contract awarded on January 1, 2019, with a minimum value of $6 million and a maximum value of $15 million. The Supervisory Control Data Acquisition (“SCADA”) contract is a seven-year contract awarded December 3, 2022, with a minimum value of $17 million and a maximum value of $27 million. The SCADA contract requires the Company to provide emergency platform maintenance/sustainment, monitoring systems, quality assurance/quality control, pharmaceutical storage facilities/inventory and hosting of inventory management systems/data.

Competition and Competitive Advantages

As noted above, we have extensive experience in thermal management quality assurance and control, delivering reliability by anticipating, responding, and overcoming the most complex situations with precision and compassion. We provide peace of mind and a competitive solution for our customers.

We believe that we have attained a significant market position in emergency response despite facing robust competition from local, regional, and national firms. However, no one competitor directly competes with our full suite of offerings as a result of the breadth of our service offerings. Sources of competition vary by locality and by type of service rendered, with competition coming from national and regional services companies and hundreds of privately-owned firms. We believe that we offer a more comprehensive range of services and products than our competitors in major portions of the United States and Canada.

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We believe the following are our core competitive strengths developed over our 17+ years of operations, which have facilitated our position in the marketplace:

Provider of Logistics and Fulfillment in the Emergency Response Industry: Callan JMB has a long history and well recognized reputation for delivering swift, decisive, and reliable emergency response support for Fortune 500 firms, the City of Chicago, NATO, the UN, and government agencies at all levels. Our vertically-integrated logistics and fulfillment system that utilizes advanced predictive technology allows us to plan for and respond to emergencies. Our system provides our customers enhanced safety, effectiveness, and potency for every shipment handled, ensuring product integrity, environmental responsibility, and immediate response in time-sensitive events.

Specialty Temperature-Regulating Reusable Packaging: Many of our customers operate in time-sensitive industries. This specialty temperature-regulated packaging we obtain for our customers is critical to ensuring the quality of the delivered product. The Company is committed to environmental sustainability, as the packaging we provide is reusable which reduces waste and cost as compared to traditional, single-use packaging.

End Market Value Propositions and Flexibility: We provide our customers with a variety of services that allow for immediate flexibility. Our emergency response offering includes emergency preparedness and readiness plans, 12-hour or less domestic US deployment, surge capacity, product integrity and compliance, and efficient response implementation.

Experience in Highly Regulated Industries: Many of our target customers are in highly regulated industries where thermal monitoring and compliance are crucial. To address their needs, we developed an inventory management system for customers that handles regulated, sensitive products and ensures that such products arrive safely. Our long-standing relationship with Fortune 500 firms, the City of Chicago, NATO, the UN, and government agencies at all levels provide examples of and opportunities for our expertise.

Highly Trained and Experienced Team: Our well-trained workforce safely responds to customer needs across a variety of service lines, including emergency response services. We provide multi-faceted, high-quality services to a broad mix of customers and our vast capabilities, valuable and unique assets, skilled workforce, safety profile and breadth of services as well as our overall size, scale and geographic footprint help us attract customers and provide them with environmentally responsible solutions.

Successful History Provides Growth Opportunity: Leveraging its experience in emergency response, there are other large market industries that we are exploring as part of our growth strategy, including but not limited to GLP-1 drug transport, compounding pharmacies and the high-end food packaging industry. We aspire to enter into each of these markets. Our systems can ensure the integrity of specialty drug and food packages, such as diabetes/weight loss drugs and caviar, as they reach their destination in order to maintain safety and quality. With Sentry monitoring, we could provide a comprehensive solution to address this critical aspect of the specialty drug and food supply chain. Sentry could help ensure that drug and food packages remain within specified parameters throughout transit by tracking factors such as temperature, humidity, and location. This would not only preserve the potency of the drug and the freshness and quality of the food but also minimize the risk of spoilage, contamination, and other issues that could compromise drug effectiveness and food safety. With Sentry monitoring, customers can have confidence that their drug and food shipments will arrive in the same pristine condition as when they were dispatched, safeguarding patient and consumer health and satisfaction.

Industry

Our services are sold into a rapidly growing segment of the logistics industry focused on the temperature-sensitive packaging and shipping of biological materials. Expenditures for “value added” packaging for frozen transport have been increasing for the past several years and, due in part to continued globalization, are expected to continue to increase even more in the future as more domestic and international biotechnology firms introduce pharmaceutical products that require continuous refrigeration at cryogenic temperatures. We believe this will require a greater dependence on passively controlled temperature transport systems (i.e., systems having no external power source). In addition, we expect that industry standards and regulations will be introduced globally, requiring more comprehensive tracking and validation of shipping temperatures.

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We believe that growth in the following markets has resulted in the need for increased reliability, efficiencies and greater flexibility in the temperature-sensitive segment of the logistics market:

●	cell-based therapies

●	gene and stem cell biotechnology

●	cell lines

●	vaccine production

●	commercial and specialty drug product distribution

●	clinical trials, including transport of tissue culture samples

●	diagnostic specimens

●	infectious sample materials

●	inter/intra-laboratory diagnostic testing

●	temperature-sensitive specimens

●	biological samples, in general

●	environmental sampling

●	IVF

●	GLP-1 drug transport

●	animal husbandry

Many of the biological products in these above markets require transport in a frozen state as well as the need for shipping containers which have the ability to maintain a frozen, cryogenic environment (e.g., minus 150° Celsius) for a period ranging from two to ten days (depending on the distance and mode of shipment). These products include stem cells, semen, embryo, tissue, tissue cultures, cultures of viruses and bacteria, enzymes, DNA materials, vaccines and certain pharmaceutical products.

Intellectual Property

Trademarks

We have rights in certain trade names we use in connection with the operation of our business. On December 7, 2010, the Company received a trademark registration for “Ship2Q®”, our proprietary ultraviolet sanitization technology. This trademark expires on February 22, 2030. We are in the process of filing for trademark protection on Sentry, Callan JMB, Coldchain and certain other branded products. We intend to pursue additional trademark registrations to the extent we believe it will be beneficial. We also have a registered domain name for a website that we use in our business.

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Governmental/Regulatory Approval and Compliance

Food Safety, Product Identity, Branding and Labeling

We are subject to extensive regulation, including, among others, the Food, Drug and Cosmetic Act of 1938, the Nutrition Labeling and Education Act of 1990, the USDA HACCP Mega-Reg of 1996, the Public Health Security and Bioterrorism Preparedness & Response Act of 2002, the Food Safety Modernization Act of 2011 and other rules and regulations promulgated by the FDA, the United States Department of Agriculture and the sub-branches of these regulatory bodies. In addition to complying with federal laws and regulations pertaining to storage and production, we are also required to comply with local municipality (city and county) as well as state regulations, including the registration and licensing of our warehouses, enforcement by state health agencies of various state standards and inspection of our facilities. The Company has obtained a variety of licenses from multiple states in which it does business including Wholesale Drug Distributor, DEV (device distributor) and 3PL (third party logistics) licenses.

Compliance with federal, state and local regulations is costly and time-consuming, but one of our top priorities. Regulatory enforcement actions for violations of federal, state and local regulations may include seizure and condemnation of products, mandatory or voluntary product recalls, cease and desist orders, injunctions and monetary-civil-criminal penalties. We believe that our practices are sufficient to maintain compliance with applicable government regulations, although there can be no assurances in this regard. It is also possible that new laws or regulations, or changes in the enforcement of existing requirements, might require us to change our compliance programs, incur additional costs or result in unexpected liabilities that could be significant.

Employee Safety Regulations

We are subject to certain health and safety regulations, including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require us to comply with certain manufacturing, health and safety standards to protect our employees from accidents.

Environmental Regulations

We are subject to federal, state and local environmental regulations and requirements, including those governing discharges to air and water, the management of hazardous substances, the disposal of solid and hazardous wastes and the remediation of contamination. Failure to comply with these regulations can have serious consequences for us, including criminal as well as civil and administrative penalties, limitations on our operations, claims for remediation costs, as well as alleged personal injury or property damages and negative publicity. We are involved from time to time in administrative or legal proceedings relating to environmental and health and safety matters, and have incurred and will continue to incur capital and operating expenditures to avoid violations of these laws and regulations.

Based on current information, we do not believe that any costs we may incur relating to environmental matters will have a material adverse effect on our business, financial position or results of operations. However, there can be no guarantee that newly discovered information, more stringent enforcement of or changes in environmental requirements, or other unanticipated events will not result in significant costs.

Insurance

We maintain general liability and product liability, property, worker’s compensation, in amounts and on terms that we believe are customary for companies similarly situated. In addition, we maintain excess insurance where we reasonably believe it is cost effective.

Seasonality

Based on our industry and our historic trends, we expect our operations to vary seasonally. Typically, revenue will be highest in the third and fourth calendar quarters and lowest in the first and second calendar quarters. These seasonal variations result in fluctuations in waste volumes due to weather conditions and general economic activity. We also expect that our operating expenses may be higher during the winter months due to periodic adverse weather conditions that can slow the collection of waste, resulting in higher labor and operational costs.

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Litigation

From time to time, we may be party to litigation that arises in the ordinary course of our business. While it is not feasible to predict or determine the ultimate outcome of these matters, we believe that any ultimate liability with respect to any pending litigation will not adversely affect our business, financial condition and operating results.

During May 2024, the Company was sent a demand letter alleging that the Company breached the terms of a Customer Service Agreement with one of its vendors in a prior year. The vendor alleges that the Company improperly terminated the agreement without proper notice and therefore owes it $507,573. The Company responded to the vendor’s demand letter and asserts that it only owes the vendor the sum of $85,000 which was recorded as part of its accounts payable as of December 31, 2023. During February 2025, the parties agreed to settle the matter for $240,800. Accordingly, the Company increased its accrued expenses by $155,800 to reflect the settled amount as of December 31, 2024, and the Company paid the settlement on February 26, 2025.

Management is not aware of any other pending or threatened litigation where the ultimate disposition or resolution could have a material adverse effect on its financial position, results of operations or liquidity.

Employees

As of the date of this prospectus, we have 25 employees, of which 23 are full-time employees, and 2 are part-time or contractual/seasonal employees engaged on a seasonal and as-needed basis. We also engage independent contractors to provide services to the Company on an as-needed basis.

The safety of our employees and customers is extremely important to us. We periodically review and assess our policies, practices and procedures to create a safer work environment for our employees.

Property

We do not own any real property. Our executive offices are located at 244 Flightline Drive, Spring Branch, Texas 78070. We lease our office space from a related party under a lease agreement that commenced on April 1, 2024, and expires on December 31, 2029, with a monthly base rent of $15,425. We also lease additional two warehouse spaces from related parties under lease agreements that expire on September 30, 2025 and December 31, 2029, with respective monthly base rents of $3,150 and $9,800. In addition, we lease two other properties for warehousing and distribution purposes, and one additional office space lease. Our aggregate current monthly rental expense is approx. $48,000.

Leased Properties
Address	Gross floor area (square feet)	Use of the property
244 Flightline Drive, Spring Branch, Texas 78070	10,000 sq. ft.	Warehouse/Office
10130 SW North Dakota St., Tigard, Oregon 97223	4,800 sq. ft	Warehouse
1500 4th St., Unit #6, Blanco, Texas 78606	1,000 sq. ft.	Warehouse/Office
210 Kestral Drive, Spring Branch, Texas 78070	8,250 sq. ft.	Warehouse
16025 Farm to Market 32, Blanco, Texas 78606	8,500 sq. ft.	Warehouse
524 Singing Oaks, Spring Branch, Texas 78070	5,093 sq. ft.	Office

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MANAGEMENT

Directors and Executive Officers

The following sets forth information on our executive officers, directors, and director nominees as of the date of this prospectus.

Name	Age	Position
Wayne Williams	61	Chief Executive Officer, President and Director(1)(2)
Eric L. Kash	67	Executive Vice President, and Chairman of the Board(1)(2)
Shannon Badger	41	Chief Financial Officer (Interim)
Dr. David J. Croyle	66	Chief Medical Officer
Liberty Duke	51	Independent Director (1)
Mark Meller	65	Independent Director (1)
Gerald Dial	86	Independent Director (1)

(1)	Appointed to our board of directors on February 4, 2025.
(2)	Mr. Kash was appointed as Chairman to our board of directors on February 4, 2025, with Mr. Williams succeeding on February 12, 2025.

Executive Officers and Directors

Wayne Williams is the founder, Chief Executive Officer and President of Callan JMB Inc. Mr. Williams is one of the nation’s leading experts on temperature control cold chain management and has lectured and written several key documents describing this process, and brings all his expertise as the leader of Callan JMB Inc. Mr. Williams’s vast experience qualifies him to serve as the Chief Executive Officer and also as a member of the Board.

Eric L. Kash has served as Executive Vice President and will serve as Chairman of the Board upon the closing of this offering. Prior to joining Callan JMB, since 2015, Mr. Kash has been operating as the President of Alpha Kash, LLC, a business consultancy service. In this capacity, Mr. Kash has assisted companies in business development, corporate strategy, and capital formation. The industries included technology, consumer goods, medical devices and an e- prescription company.

Prior to Alpha Kash, LLC, between January 2008 to March 2013, Mr. Kash was the CEO/CFO of Coupon Express Inc., a publicly traded company that was engaged in advertising and couponing with national supermarket chains and worked as an investment banker in the microcap sector for over 10 years. Mr. Kash completed his B.S. in Accounting and graduated magna cum laude from Bentley College, received an MBA from the University of Virginia’s Darden School in 1983 and received a CPA accreditation in 1981. We believe that Mr. Kash’s prior work experience, expertise in running a public company, and business acumen will be critical in our operations and be of great assistance to us in their capacity as the Chairman of the Board.

Shannon Badger has served as our Interim Chief Financial Officer (“CFO”) since May 2025. Prior to joining Callan, Ms. Badger, along with her new role with the Company, currently serves as Managing Partner of Badger CPA, a full-service accounting firm that she co-founded in 2014. Prior to founding Badger CPA, Ms. Badger served as Technical Accounting Manager at Tesoro Corporation, a Fortune 100 energy company, and also held finance and accounting roles at Kinder Morgan, Inc., and began her career as an auditor at Ernst & Young LLP. Beyond her executive and advisory roles, Ms. Badger is deeply engaged in community and industry leadership. She is the current President of the San Antonio chapter of the National Association of Women Business Owners (NAWBO), and serves on the boards of Aid the Silent and Daily Bread Ministries. Ms. Badger holds a Bachelor of Business Administration in Accounting and a Master of Science in Finance from Texas A&M University in College Station, Texas. She is a licensed Certified Public Accountant in the state of Texas.

Dr. David J. Croyle has served as the Company’s Chief Medical Officer since March of 2007. Dr. Croyle has been a practicing physician for more than 36 years. He received his B.S. from Gannon University and his M.D. from the Uniformed Services University of the Health Sciences. He completed his internship and diagnostic radiology residency at the Brooke Army Medical Center. Dr. Croyle also served as an instructor of radiology at the Tripler Army Medical Center. He was board certified by the National Board of Medical Examiners in 1989 and by the American Board of Radiology in 1993.

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Independent Directors

Liberty Smith Duke was appointed to the Board of the Company effective February 4, 2025. Ms. Duke currently serves as president of ERIS Inc. where she has worked since 1998. ERIS is a firm that offers an expansive range of management, consulting, and lobbying services for a broad spectrum of businesses and associations. Ms. Duke also serves as president of Health Heroes Inc., a mass vaccinator. During her tenure at Health Heroes she has built a large network of school located vaccination clinics throughout multiple states. She also serves as president of HNH Immunizations Inc., another mass vaccinator. Ms. Duke studied business administration at the Wallace School

The Company believes Ms. Duke is qualified to serve as a member of the Company’s board of directors because of her years of experience in consulting for and working with entities in the public and private sectors. We believe her background will help us in our emergency response business and assist in expanding the market for our services into new areas.

Mr. Mark Meller was appointed to the Board of the Company effective February 4, 2025. He has been the President and Director of SilverSun Technologies, Inc.(“SilverSun”) since September 15, 2003, and was further appointed Chief Executive Officer on September 1, 2004. He became Chairman of the Board on May 10, 2009. Mr. Meller is currently the President, Chief Executive Officer and Chairman of the Board of Directors. From September 2003 through January 2015, he was Chief Financial Officer of SilverSun. From October 2004 until February 2007, Mr. Meller was the President, Chief Executive Officer, Chief Financial Officer and Director of Deep Field Technologies, Inc. From December 15, 2004 until September 2009, Mr. Meller was the President, Chief Executive Officer, Chief Financial Officer and Director of MM2 Group, Inc. From August 29, 2005 until August 2006, Mr. Meller was the President, Chief Executive Officer and Chief Financial Officer of iVoice Technology, Inc. From 1988 until 2003, Mr. Meller was Chief Executive Officer of Bristol Townsend and Co., Inc., a New Jersey based consulting firm providing merger and acquisition advisory services to middle market companies. From 1986 to 1988, Mr. Meller was Vice President of Corporate Finance and General Counsel of Crown Capital Group, Inc, a New Jersey based consulting firm providing advisory services for middle market leveraged buy-outs. Prior to 1986, Mr. Meller was a financial consultant and practiced law in New York City. He is a member of the New York State Bar. Mr. Meller has a B.A. from the State University of New York at Binghamton and a J.D. from the Boston University School of Law.

The Company believes Mr. Meller is qualified to serve as a member of the Company’s board of directors because of his extensive years of experience in financial management and reporting, mergers and acquisitions and management of exchange listed companies. We believe his background and demonstrated business acumen will aid in our transition to a public company and enhance our opportunities.

Senator Gerald Dial was appointed to the Board of the Company effective February 4, 2025. Senator Dial served as an Alabama State Representative and later State Senator representing six counties in East Alabama. Senator Dial was a member of the Alabama National Guard for over 36 years. He served the Guard in a number of capacities and retired in 1997 from the position of Assistant Adjutant General. He has over 25 years experience in the real estate development business. He was the Director of the Alabama Rural Action Commission from 2006 to 2010 where he focused on rural health improvement and job, infrastructure and broadband development. Senator Dial has a B.S. from Livingston University and has taken advanced education courses at Auburn University.

The Company believes Senator Dial is qualified to serve as a member of the Company’s board of directors because of his extensive public service and his years of experience in logistics support. We believe his experience and reputation will enhance our ability to work in both the public and private sectors.

Family Relationships

Our Chief Executive Officer and President, Mr. Wayne Williams, and our Chief Medical Officer, Mr. David J. Croyle, M.D., are brothers-in-law.

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Involvement in Certain Legal Proceedings

To the best of our knowledge none of our directors, director nominees or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Our corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure is in the best interests of our company. Currently, Mr. Wayne Williams serves as our Chief Executive Officer, President, and Chairman of the Board.

As Chairman of the Board, Mr. Williams’s key responsibilities include facilitating communication between our board of directors and management, assessing management’s performance, managing board members, preparing the agenda for each board meeting, acting as chair of board meetings and meetings of our company’s stockholders and managing relations with stockholders, other stakeholders and the public.

We will take steps to ensure that adequate structures and processes are in place to permit our board of directors to function independently of management. The directors will be able to request at any time a meeting restricted to independent directors for the purpose of discussing matters independently of management and are encouraged to do so should they feel that such a meeting is required.

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The Board’s Role in Risk Oversight

Our board of directors oversees that the assets of our Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our Company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risks. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. Once the board establishes committees, it is anticipated that much of the work will be delegated to such committees, which will meet regularly and report back to the full board. It is anticipated that the audit committee will oversee risks related to our financial statements, the financial reporting process, accounting and legal matters, that the compensation committee will evaluate the risks and rewards associated with our compensation philosophy and programs, and that the nominating and corporate governance committee will evaluate the risk associated with management decisions and strategic direction.

Independent Directors

Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of our board of directors as a listed company within one year of the closing of this offering.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director and director nominee. Based upon information requested from and provided by each director and independent director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of Messrs. Meller and Dial and Ms. Duke do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these director nominees is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing requirements and rules of Nasdaq. In making this determination, our board of directors considered the current and prior relationships that each non-employee director nominee has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director nominee.

Committees of the Board of Directors

Our Board directs the management of our business and affairs and conducts its business through meetings of the Board and its standing committees. As of the date hereof, the Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee is comprised of Mark Meller, Liberty Duke and Gerald Dial, each of whom satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq listing standards, and serve on our audit committee, with Mark Meller serving as the chairman. Mr. Meller qualify as an “audit committee financial expert.” Our audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our Company. The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

●	helping our board of directors oversee our corporate accounting and financial reporting processes,

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●	reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures,

●	assisting with the design and implementation of our risk assessment functions,

●	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements,

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results,

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters,

●	reviewing related person transactions,

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law, and

●	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter, which satisfies the applicable listing standards of Nasdaq.

Compensation Committee

The Company has formed a Compensation Committee comprised of three directors: Mark Meller, Liberty Duke and Gerald Dial, with Ms. Duke serving as the chairman. Our Board has affirmatively determined that each satisfy the “independence” requirements defined under the applicable listing standards of the NASDAQ, including the standards specific to members of a compensation committee and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Compensation Committee assists the Board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. No officer may be present at any committee meeting during which such officer’s compensation is deliberated upon. The Compensation Committee is responsible for, among other things:

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

●	reviewing and recommending to our board of directors the compensation of our chief executive officer and other executive officers,

●	reviewing and recommending to our board of directors the compensation of our directors,

●	administering our equity incentive plans and other benefit programs,

●	reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management,

●	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy, and

●	reviewing and evaluating with the chief executive officer the succession plans for our executive officers.

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Our compensation committee operates under a written charter, which satisfies the applicable listing standards of the Nasdaq.

Nominating and Corporate Governance Committee

The Company has formed a Nominating and Corporate Governance Committee comprised of three directors: Mark Meller, Liberty Duke and Gerald Dial, each of whom satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and the Nasdaq listing standards, with Senator Dial serving as the chairman. The nominating and corporate governance committee assists our Board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

Specific responsibilities of our nominating and corporate governance committee include:

●	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on our board of directors,

●	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors,

●	reviewing with our chief executive officer the plans for succession to the offices of our executive officers and making recommendations to our board of directors concerning the selection of appropriate individuals to succeed in these positions,

●	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters, and

●	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Our nominating and corporate governance committee operate under a written charter, which satisfies the applicable listing standards of Nasdaq.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Director Compensation

In the 2023 and 2024 fiscal years, we did not provide compensation to our directors for their service.

Independent Director Agreements

On October 1, 2024, the Company entered into a director agreement (the “Director Agreement”) with each of Messrs. Dial and Meller and Ms. Duke. Pursuant to the Director Agreement, each director was appointed as a member of the board of directors of the Company effective February 4, 2025 with our initial public offering, and until the next annual meeting of the Company’s stockholders or until their earlier resignation, removal or death.

In consideration for serving as a member of the Company’s board of directors, each director shall be paid a cash fee of $6,250 per fiscal quarter. In addition, each director will be awarded 6,250 shares of the Company’s common stock each fiscal quarter and will be entitled to participate in an equity incentive plan after its approval by the Board.

The Company has also agreed to reimburse the directors for reasonable business-related expenses approved by the Company in advance, such approval not to be unreasonably withheld.

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A director’s Director Agreement will automatically terminate upon the death of the director or upon his resignation or removal from, or failure to win election or reelection to, the board. In the event of expiration or termination of a director’s Director Agreement, the director has agreed to return or destroy any materials transferred to the director under the Agreement except as may be necessary to fulfill any outstanding obligations hereunder.

In connection with each Director Agreement, each director has entered into a Proprietary Information Agreement (the “Proprietary Information Agreement”) pursuant to which the director shall maintain in trust and confidence and not disclose to any third party or use for any unauthorized purpose any proprietary information received from the Company and only in connection with providing services as a member of the Company’s board of directors. However, a director’s disclosure of proprietary information shall not be precluded if such disclosure is (i) in response to a valid order, including a subpoena, of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that to the extent reasonably feasible, the director shall first have given the Company notice of the director’s receipt of such order and the Company shall have had an opportunity to obtain a protective order requiring that the proprietary information so disclosed be used only for the purpose for which the order was issued; (ii) otherwise required by law; or (iii) otherwise necessary to establish rights or enforce obligations under the Proprietary Information Agreement, but only to the extent that any such disclosure is necessary.

The Proprietary Information Agreement shall continue in full force and effect during the term of the Director Agreement. The Proprietary Information Agreement may be terminated at any time thereafter upon thirty (30) days written notice to the other party. The director’s confidentiality obligations under the Proprietary Information Agreement with respect to proprietary information disclosed prior to the effective date of such termination shall survive 18 months after the termination of the agreement; provided, however, the director’s obligations under the Proprietary Information Agreement for proprietary information constituting “trade secrets” survive the termination of the Proprietary Information Agreement indefinitely.

Director Term Limits

Our board of directors has not adopted policies imposing an arbitrary term or retirement age limit in connection with individuals serving as directors as it does not believe that such a limit is in the best interests of our company. Our nominating and corporate governance committee will annually review the composition of our board of directors, including the age and tenure of individual directors. Our board of directors will strive to achieve a balance between the desirability of its members having a depth of relevant experience, on the one hand, and the need for renewal and new perspectives, on the other hand.

Risk Oversight

Our board of directors oversees the risk management activities designed and implemented by our management. Our board of directors executes its oversight responsibility for risk management both directly and through its committees. The full board of directors also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, our board of directors regularly receives detailed reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our board of directors has delegated to the audit committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board of directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Code of Ethics

Our board of directors has adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website at www.coldchain-tech.com by clicking on “Investor Relations.” If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, financial and accounting officers by posting the required information on our website at the above address within four business days of such amendment or waiver. The information on our website is not part of this prospectus.

Our board of directors, management and all employees of our company are committed to implementing and adhering to the Code of Ethics. Therefore, it is up to each individual to comply with the Code of Ethics and to be in compliance of the Code of Ethics. If an individual is concerned that there has been a violation of the Code of Ethics, he or she will be able to report in good faith to his or her superior. While a record of such reports will be kept confidential by our company for the purposes of investigation, the report may be made anonymously and no individual making such a report will be subject to any form of retribution.

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EXECUTIVE COMPENSATION

Summary Compensation Table

Summary Compensation Table - Years Ended December 31, 2024 and 2023

The following table sets forth information concerning all cash and LLC distributions earned by or paid to our directors and executive officers.

Name and Principal Position	Year	Guaranteed Payments	Remuneration (1,2,3)	Bonus	LLC Distributions(1)	Total
Wayne Williams, Chief Executive Officer, President, and Chairman of the Board	2024	$25,000	$453,085	$-	$2,496,191	$2,974,276
	2023	$300,000	$-	$-	$5,596,896	$5,896,896
David J. Croyle, M.D., Chief Medical Officer	2024	$-	$-	$-	$832,063	$832,063
	2023	$-	$-	$-	$1,800,000	$1,800,000
Eric Kash, Executive Vice President and Director (2)	2024	$-	$102,885	$-	$-	$102,885
	2023	$-	$-	$-	$-	$-
Shannon Badger, Interim Chief Financial Officer(3)	2024	$-	$-	$-	$-	$-
	2023	$-	$-	$-	$-	$-
Jeffrey Appleman, Former Chief Financial Officer(4)	2024	$-	$171,739	$-	$-	$171,739
	2023	$-	$-	$-	$-	$-

(1)	Compensation calculated for the reorganization of Coldchain Technology Services, LLC, and any/all earlier compensations and proceeds received by the then members of the limited liability entity.
(2)	Prior to their employment, Mr. Kash received $17,000 for consulting services provided to the Company during and for the year ended December 31, 2024.
(3)	Appointed and named as the interim Chief Financial Officer of the Company, effective May 14, 2025.
(4)	Prior to their employment, Mr. Appleman received $171,739 for consulting services provided to the Company during the year ended December 31, 2024. Mr. Appleman ceased to be under employment with the Company, effective immediately on May 13, 2025.

Employment Agreements

Wayne Williams, Chief Executive Officer

On October 15, 2024, (the “Effective Date”) we entered into an employment agreement (as amended as of October 24, 2024, the “CEO Agreement”) with Wayne Williams pursuant to which Mr. Williams has agreed to serve as the Chief Executive Officer of the Company. The term of the CEO Agreement (the “Term”) commenced on the Effective Date and shall continue until the second (2nd) anniversary thereof (the “Initial Term”), unless terminated earlier pursuant to the terms of the CEO Agreement; provided that, on such second (2nd) anniversary of the Effective Date and each one (1) year annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the CEO Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year (each “Renewal Term”), unless either party provides written notice of its intention not to extend the term of the CEO Agreement at least 90 days prior to the applicable Renewal Date.

For services performed by Mr. Williams under the CEO Agreement, the Company has agreed to pay Mr. Williams an annual base salary during the Initial Term of $500,000, subject to the recommendation of the Compensation Committee and approval of the Board (with Mr. Williams recusing himself from such vote) (the “Base Salary”). During the remainder of the Term, the Base Salary shall be reviewed by the Compensation Committee and/or the Board each year, and the Board may, from time to time, increase such Base Salary.

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For each fiscal year of the Company during the Term, the Company shall afford Mr. Williams the opportunity to earn an incentive bonus equal to forty percent (40%) of the Base Salary for such fiscal year and shall be payable to the extent the applicable performance goals are achieved (which goals and payment matrices shall be set by the Compensation Committee of the Board in its discretion). Also, during the Term, Mr. Williams received 200,000 options to purchase the Company’s common stock with an exercise price equal to the price of our common stock at our initial public offering. Such options shall vest quarterly over a 24- month period starting 3 months after the closing of this offering.

In addition to the foregoing, Mr. Williams is entitled to receive the following equity awards if the specified milestones are achieved:

●	50,000 shares of the Company’s common stock upon the closing of each acquisition after the closing of this offering;

●	125,000 shares of the Company’s common stock upon the Company achieving a first-time market valuation of $75 million or more;

●	125,000 shares of the Company’s common stock upon the Company achieving a first-time market valuation of $150 million or more;

●	50,000 shares of the Company’s common stock upon the Company achieving a positive EBITDA for the first time in any full calendar year; and

●	125,000 shares of the Company’s common stock upon the Company achieving an EBITDA of $10 million for the first time in a full calendar year.

The amount and terms of any other long-term incentive awards awarded to Mr. Williams shall be set by the Compensation Committee in its discretion.

During the Term, if (i) a Change in Control has occurred, Mr. Williams shall be paid a bonus (the “Change in Control Transaction Bonus”), in cash, equal to two (2) times the Base Salary as in effect immediately before such Change in Control. If applicable, the Change in Control Transaction Bonus shall be paid in a lump sum within fifteen (15) days after the consummation of such Change in Control and the following certification by the Board of the occurrence of such Change in Control.

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed by the Company with the Securities and Exchange Commission) whereby any “Person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, any benefit plan maintained by the Company or any of its subsidiaries or a “Person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13(d)(3) under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions:

(A)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

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(B)	after which no Person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no Person or group shall be treated as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

The Agreement is automatically terminated upon the death of Mr. Williams. The Company may also terminate the Agreement due to the disability of Mr. Williams or with or without “Cause.” Mr. Williams may also terminate the Agreement with or without “Good Reason.”

“Cause” means the occurrence of one or more of the following events:

(i)	Mr. Williams’ continued refusal or failure to perform (other than by reason of disability) his material duties and responsibilities to Company if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Mr. Williams, or his continued refusal or failure to follow any reasonable lawful direction of the Board if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Mr. Williams;

(ii)	willful, grossly negligent or unlawful misconduct by Mr. Williams which causes material harm to Company or its reputation;

(iii)	the Company is directed in writing by regulatory or governmental authorities to terminate the employment of Mr. Williams or Mr. William engages in activities that: (i) are not approved or authorized by the Board, and (ii) cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on Company; or

(iv)	a conviction, plea of guilty, or plea of nolo contendere by Mr. Williams, of or with respect to a criminal offense which is a felony or other crime involving dishonesty, disloyalty, fraud, embezzlement, theft, or similar action(s) (including, without limitation, acceptance of bribes, kickbacks or self-dealing), or the material breach of Mr. Williams fiduciary duties with respect to Company.

“Good Reason” means, without Mr. Williams’ express written consent: (i) a material reduction in the Base Salary, then in effect, except a material diminution generally affecting all of the members of the Company’s management, (ii) a material reduction in job title, position or responsibility, (iii) a material breach of any term or condition contained in the CEO Agreement, or (iv) a relocation of Mr. Williams’ principal worksite that is more than fifty (50) miles from Mr. Williams’ principal worksite as of the Effective Date. However, none of the foregoing events or conditions will constitute “Good Reason” unless (i) Mr. Williams provides Company with written notice of the existence of Good Reason within ninety (90) days following the occurrence thereof, (ii) Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written notice, and (iii) Mr. Williams resigns Mr. Williams’ employment within thirty (30) days following the expiration of that cure period.

If the Company terminates the CEO Agreement for Cause, Mr. Williams will receive Mr. Williams’ earned but unpaid Base Salary and unreimbursed expenses. Except as provided herein, the Company will have no further obligation to Mr. Williams upon the termination of Mr. Williams’ employment.

In the event of a termination of Mr. Williams’ employment without Cause, in addition to the Final Compensation, Mr. Williams shall receive:

(1)	continuation of the Base Salary, at the rate in effect as of the date immediately preceding the date of termination, until the earlier of: (x) the Term end date and (y) the first anniversary of the date of termination (provided, however, if the date of termination is after the first anniversary of the Effective Date, the period pursuant to this subsection shall be eighteen (18) months after the date of termination);

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(2)	if the date of termination occurs after the end of a calendar year but prior to the date on which a Bonus under the Agreement, the Bonus; and

(3)	payment of a pro-rata portion of the amount of the Bonus for the year in which termination occurs that would have been payable based on actual performance determined under the terms of the Bonus as then in effect for such year.

If Mr. Williams terminates the CEO Agreement other than for Good Reason, Mr. Williams will receive Mr. Williams’ earned but unpaid Base Salary and unreimbursed expenses.

Eric Kash, Executive Vice President and Chairman

On October 1, 2024, we entered into an employment agreement (as amended on October 24, 2024, the “EVP Agreement”) with Eric Kash pursuant to which Mr. Kash agreed to serve as the Executive Vice President and Director on the Board of the Company. The term of the EVP Agreement (the “Term”) commenced as of October 1, 2024, became effective upon the closing of our initial public this offering and shall continue until the second (2nd) anniversary thereof (the “Initial Term”), unless terminated earlier pursuant to the terms of the EVP Agreement; provided that, on such second (2nd) anniversary and each one (1) year annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the EVP Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year (each “Renewal Term”), unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days prior to the applicable Renewal Date.

For services performed by Mr. Kash under the EVP Agreement, the Company has agreed to pay Mr. Kash an annual base salary of (i) $220,000 for the period from the closing of our initial public offering through December 31, 2025, (ii) $250,000 for the period from January 1, 2026, through December 31, 2026 and (iii) $280,000 for the period from January 1, 2027 through December 31, 2027 (the “Base Salary”). During the remainder of the Term, the Base Salary shall be reviewed by the Compensation Committee and/or the Board each year, and the Board may, from time to time, increase such Base Salary.

For each fiscal year of the Company during the Term, the Company shall afford Mr. Kash the opportunity to earn an incentive bonus equal to thirty percent (30%) of the Base Salary for such fiscal year and shall be payable to the extent the applicable performance goals are achieved (which goals and payment matrices shall be set by the Compensation Committee of the Board in its discretion). Also, during the Term, Mr. Kash received 300,000 options to purchase the Company’s common stock with an exercise price equal to the price of our common stock at our initial public offering. Such options vest quarterly over a 24- month period starting 3 months from the closing of our initial public offering.

The amount and terms of any other long-term incentive awards awarded to Mr. Kash shall be set by the Compensation Committee in its discretion.

During the Term, if a Change in Control occurs, and on, or at any time during the 24-month period following such Change in Control (i) the Company terminates Mr. Kash’s employment for any reason other than Cause or disability or (ii) Mr. Kash terminates his employment for Good Reason, Mr. Kash will be entitled to receive as a severance payment an amount equal to two times the sum of his then effective Base Salary and full bonus calculated as if all performance goals had been achieved.

The terms “Change in Control”, “Cause” and “Good Reason” have the same meanings as described above in the summary of Mr. Williams employment agreement. Terms otherwise relating to the termination of Mr. Kash’s employment are substantially the same as those described in the summary of Mr. Williams employment agreement.

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Shannon Badger, Chief Financial Officer (Interim)

Mr. Badger was appointed Interim Chief Financial Officer on May 14, 2025. There is no employment agreement or other compensatory arrangement in connection with the interim appointment. The Interim CFO serves at will and is eligible to participate in our broad-based employee benefit plans (to the extent applicable) on the same terms as other eligible employees. As of the date of this prospectus, no special salary adjustment, cash bonus, equity grant, retention award, severance or change-in-control protection has been approved in connection with the interim service. Any future compensation actions, if approved by the Board or its Compensation Committee, will be disclosed in our subsequent SEC filings.

David J. Croyle, M.D., Chief Medical Officer

On October 1, 2024, we entered into an employment agreement (as amended on October 24, 2024, the “CMO Agreement”) with Dr. David Croyle pursuant to which Dr. Croyle has agreed to serve as the Chief Medical Officer of the Company. The term of the CMO Agreement (the “Term”) will commence on the closing of this offering and shall continue until the second (2nd) anniversary thereof (the “Initial Term”), unless terminated earlier pursuant to the terms of the CMO Agreement; provided that, on such second (2nd) anniversary of the Effective Date and each one (1) year annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the CMO Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year (each “Renewal Term”), unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days prior to the applicable Renewal Date.

For services performed by Dr. Croyle under the CMO Agreement, the Company has agreed to pay Dr. Croyle an annual base salary of (i) $100,000 for the period from the closing of this offering through December 31, 2025, (ii) $130,000 for the period from January 1, 2026, through December 31, 2026, and (iii) $160,000 for the period from January 1, 2027 through December 31, 2027 (the “Base Salary”). During the remainder of the Term, the Base Salary shall be reviewed by the Compensation Committee and/or the Board each year, and the Board may, from time to time, increase such Base Salary.

For each fiscal year of the Company during the Term, the Company shall afford Dr. Croyle the opportunity to earn an incentive bonus equal to thirty percent (30%) of the Base Salary for such fiscal year and shall be payable to the extent the applicable performance goals are achieved (which goals and payment matrices shall be set by the Compensation Committee of the Board in its discretion). The amount and terms of any other long-term incentive awards awarded to Dr. Croyle shall be set by the Compensation Committee in its discretion.

During the Term, if a Change in Control occurs, and on, or at any time during the 24-month period following such Change in Control (i) the Company terminates Dr. Croyle’s employment for any reason other than Cause or disability or (ii) Dr. Croyle terminates his employment for Good Reason, Dr. Croyle will be entitled to receive as a severance payment an amount equal to two times the sum of his then effective Base Salary and full bonus calculated as if all performance goals had been achieved.

The terms “Change in Control”, “Cause” and “Good Reason” have the same meanings as described above in the summary of Mr. Williams employment agreement. Terms otherwise relating to the termination of Dr. Croyle’s employment are substantially the same as those described in the summary of Mr. William’s employment agreement.

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits.

Equity Awards

In addition to the option grants described in the executive employment agreements summarized above, we have granted options to the employees of the Company, and in the amounts, listed below. Such options provide the holder with the right to purchase the Company’s common stock with an exercise price equal to the price of our common stock for this offering. Such options started vesting quarterly over the first 24-month period starting three months after the closing of our initial public offering. Scott Bullard, William McBride and Donna Williams were each granted 150,000 options.

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2024 Equity Incentive Plan

Overview

On October 25, 2024, our Board and our stockholders approved our Callan JMB Inc. 2024 Equity Incentive Plan (the “2024 Plan”). The 2024 Plan governs equity awards to our employees, directors, officers, consultants, and other eligible participants. Initially, the maximum number of shares of our common stock that may be subject to awards under the 2024 Plan is 1,500,000. The maximum number of shares that are subject to awards under the 2024 is subject to an annual increase equal to the lesser of (i) 500,000 shares of our common stock; (ii) a number of shares of our common stock equal to 4% of the prior year’s maximum number or (iii) such number of shares of our common stock as determined by the 2024 Plan administrator. The 2024 Plan became effective on the day prior to the effective date of our registration statement related to our initial public offering.

The purpose of the 2024 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company’s business. The administrator of the 2024 Plan may, in its sole discretion, amend, alter, suspend or terminate the 2024 Plan, or any part thereof, at any time and for any reason. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with legal and regulatory requirements relating to the administration of equity-based awards. Unless earlier terminated by the administrator, the 2024 Plan will terminate ten years from the date it is adopted by our Board.

Authorized Shares

Initially, the maximum number of shares of our common stock that may be subject to awards under the 2024 Plan is 1,500,000. The maximum number of shares that are subject to awards under the 2024 Plan is subject to an annual increase equal to the lesser of (i) 500,000 shares of our common stock; (ii) a number of shares of our common stock equal to 4% of the prior year’s maximum number or (iii) such number of shares of our common stock as determined by the 2024 Plan administrator.

Additionally, if any award issued pursuant to the 2024 Plan expires or becomes un-exercisable without having been exercised in full, is surrendered pursuant to an exchange program, as provided in the 2024 Plan, or, with respect to restricted stock, restricted stock units (“RSUs”), performance units or performance shares, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2024 Plan (unless the 2024 Plan has terminated). With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the 2024 Plan; all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2024 Plan (unless the 2024 Plan has terminated). Shares that have actually been issued under the 2024 Plan under any award will not be returned to the 2024 Plan and will not become available for future distribution under the 2024 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such shares will become available for future grant under the 2024 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholdings related to an award will become available for future grant or sale under the 2024 Plan. To the extent an award under the 2024 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2024 Plan. Notwithstanding the foregoing and, subject to adjustment as provided in the 2024 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate share number stated above, plus, to the extent allowable under Section 422 of the Code and regulations promulgated thereunder, any shares that become available for issuance under the 2024 Plan in accordance with the foregoing.

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Plan Administration

Our Compensation Committee administers the 2024 Plan. In addition, if the Company determines it is desirable to qualify transactions under the 2024 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2024 Plan, the administrator has the power to administer the 2024 Plan and make all determinations deemed necessary or advisable for administering the 2024 Plan, including the power to determine the fair market value of the Company’s common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2024 Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2024 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2024 Plan, rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the 2024 Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the administrator may deem necessary or advisable and modify or amend each award (subject to the provisions of the 2024 Plan), including the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option or stock appreciation right (subject to the provisions of the 2024 Plan), to allow participants to satisfy withholding tax obligations in a manner permissible under the 2024 Plan, to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an award previously granted by the administrator and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants.

Eligibility

Awards under the 2024 Plan, other than incentive stock options, may be granted to employees (including officers and directors) of the Company or a parent or subsidiary, members of our Board, or consultants engaged to render bona fide services to the Company or a parent or subsidiary. Incentive stock options may be granted only to employees of the Company or a subsidiary, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

Stock Options

Stock options may be granted under the 2024 Plan. The exercise price of options granted under the 2024 Plan generally must at least be equal to the fair market value of the Company’s common stock on the date of grant. The term of each option will be as stated in the applicable award agreement; provided, however, that the term may be no more than 10 years from the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, they may exercise their option for the period of time stated in their option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2024 Plan, the administrator determines the other terms of options.

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Stock Appreciation Rights

Stock appreciation rights may be granted under the 2024 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Company’s common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years. After the termination of the service of an employee, director or consultant, they may exercise their stock appreciation right for the period of time stated in their stock appreciation right agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2024 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of the Company’s common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock

Restricted stock may be granted under the 2024 Plan. Restricted stock awards are grants of shares of the Company’s common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of the 2024 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to the Company); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to the Company’s right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under the 2024 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of the Company’s common stock. Subject to the provisions of the 2024 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares of the Company’s common stock or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied.

Performance Awards

Performance awards may be granted under the 2024 Plan. Performance awards are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will set objectives or vesting provisions, that, depending on the extent to which they are met, will determine the value of the payout for the performance awards. The administrator may set vesting criteria based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. Each performance award’s threshold, target, and maximum payout values are established by the administrator on or before the grant date. After the grant of a performance award, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance award. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, in shares, or in some combination thereof.

Non-Employee Directors

The 2024 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2024 Plan. The 2024 Plan includes a maximum limit of $100,000 of equity awards that may be granted to a non-employee director in any fiscal year, increased to $200,000 in connection with his or her initial service. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP). Any equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to the Company’s non-employee directors.

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Non-transferability of Awards

Unless the administrator provides otherwise, the 2024 Plan generally does not allow for the transfer of awards other than by will or by the laws of descent and distribution and only the recipient of an award may exercise an award during their lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in the Company’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2024 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2024 Plan or the number, and price of shares covered by each outstanding award and the numerical share limits set forth in the 2024 Plan.

Dissolution or Liquidation

In the event of the Company’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable, and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control

The 2024 Plan provides that in the event of the Company’s merger with or into another corporation or entity or a “change in control” (as defined in the 2024 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by the Company without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds, or all awards of the same type, similarly. In the event that awards (or portion thereof) are not assumed or substituted for in the event of a merger or change in control, the participant will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and RSUs or performance awards will lapse and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company or any of the Company’s subsidiaries or parents, as applicable. If an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the vested option or stock appreciation right will terminate upon the expiration of such period.

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For awards granted to an outside director, the outside director will fully vest in and have the right to exercise options and/or stock appreciation rights as to all of the shares underlying such award, including those shares which would not be vested or exercisable, all restrictions on restricted stock and RSUs will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company or any of its subsidiaries or parents, as applicable.

Clawback

Awards will be subject to any Company clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments, or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return or reimburse the Company all or a portion of the award or shares issued under the award, any amounts paid under the award and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination

The administrator has the authority to amend, suspend or terminate the 2024 Plan provided such action does not impair the existing rights of any participant. The 2024 Plan automatically will terminate on October 25, 2034, unless it is terminated sooner.

Employee Benefits and Perquisites

Our executive officers are entitled to reimbursement for all expenses reasonably incurred in connection with the performance of their duties as executive officers of the Company.

Retirement Plans

We currently do not offer retirement plans to our executive officers.

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CURRENT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

A “related party transaction” is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any related party had or will have a direct or indirect material interest. A “related party” includes:

●	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

●	any person who beneficially owns more than 5% of our common stock;

●	any immediate family member of any of the foregoing; or

●	any entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In October, 2024, our board of directors adopted a written related-party transactions policy. Pursuant to this policy, the Audit Committee of our board of directors will review all material facts of all related-party transactions and either approve or disapprove entry into the related-party transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related-party transaction, our Audit Committee shall take into account, among other factors, the following: (i) whether the related-party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third party under the same or similar circumstances; (ii) the extent of the related party’s interest in the transaction; and (iii) whether the transaction would impair the independence of a non-employee director.

Related Party Transactions:

Health Hero America is a related party by virtue of its being owned by Mr. Williams. In 2022, the Company’s predecessor entity received an advance of $110,736, from Health Hero America. The advance was due on demand, was non-interest bearing, and classified within related party loans payables in the balance sheet. As of June 30, 2025 and December 31, 2024, the Company has $0 owed to this related party.

Outlaw Run Ranch (“ORR”) is a related party by virtue of being owned by Mr. Williams. In 2023, the Company received rent receipts from a third-party vendor on behalf of ORR. The cash is due to ORR on demand, is non-interest bearing, and is classified within related party loans in the balance sheet. In addition, the Company pays $9,800 per month to ORR for rent expenses. As of June 30, 2025 and December 31, 2024, the Company has $0 owed to this related party.

Warehouse Asset Management is a related party by virtue of being majority owned by Messrs. Williams and Croyle. The Company leases its headquarters, warehouse, other warehouse equipment and a box truck for $15,425 per month. As of June 30, 2025, and December 31, 2024, the Company has $0 owed to this related party.

During the six months ended June 30, 2025, and the year ended December 31, 2024 the Company made advancements of $0 and $18,669 respectively, to the director of the Company. The advances are due on demand, non-interest bearing, and classified within the balance sheet as a current asset. As of June 30, 2025 and December 31, 2024, the amounts owed from the director were $0 and $18,669, respectively. The amount owed as of December 31, 2024 was repaid in full in 2025.

During the six months ended June 30, 2025 the Company awarded 100,000 stock options to the CEO’s son as compensation for services rendered in a prior period and is subject to the same vesting condition as the Company’s other stock option awards. 12,500 stock options have vested and fully exercisable as of June 30, 2025 and 87,500 stock options remain unvested.

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Transactions with Significant Stockholders

Other than compensation arrangements for our named executive officers and directors, which we describe above, see Executive Compensation- Employment Agreements, the only related party transactions to which we were a party during the years ended December 31, 2023 and 2024, since December 31, 2024, or any currently proposed related party transaction, are as follows, each of which was entered into prior to the adoption of the approval procedures described above.

On February 14 2024, we entered into a reorganization agreement and plan of share exchange with Coldchain Technology Services, LLC (“CTS”) pursuant to which CTS exchanged 100% of the membership interest of CTS for a combined 5,000,000 shares of common stock, consisting of: (a) 3,750,000 shares of common stock to Wayne Williams, its Chief Executive Officer and President, and (b) 1,250,000 shares of common stock to David J. Croyle, M.D., its Chief Medical Officer. Pursuant to such transaction, CTS is now a wholly-owned subsidiary of the Company.

Pursuant to an Exchange and Reorganization Agreement, dated as of November 14, 2024, among the Company and all the Company’s existing stockholders (Mr. Williams and Dr. Croyle), in order to give effect to the Company’s decision to effect a reduction in the number of shares of its common stock outstanding, Messrs. Williams and Croyle agreed to exchange their existing shares of the Company’s common stock for new shares of common stock at a ratio of 0.60 new shares to 1 for each share that each stockholder held prior to the exchange. As a result of the exchange, the Company’s total common stock outstanding was reduced from 5,000,000 shares to 3,000,000 shares, with Mr. Williams holding 2,250,000 shares (75%) and Dr. Croyle holding 750,000 shares (25%).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 22, 2025 for (i) each of our named executive officers and directors; (ii) all of our named executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock, assuming that we sell the maximum number of shares of common stock being offered.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares of common stock that such person or persons has the right to acquire within sixty (60) days of August 22, 2025 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares of common stock listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Callan JMB Inc., 244 Flightline Drive, Spring Branch, Texas 78070-6241.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Executive Officers
Wayne Williams(1)	2,338,125	52.17%
David Croyle, M.D.(2)	822,375	18.35%
Eric Kash(3)	75,000	*
Shannon Badger	0	-
Mark Meller	25,000	*
Liberty Duke	25,000	*
Gerald Dial	25,000	*
All Executive Officers & Directors as a Group	3,310,500	73.87%
5% or Greater Stockholders	*	*

*Represents beneficial ownership of less than 1%.

(1) Consists of (i) 2,313,125 shares of Common Stock, owned and controlled directly, and indirectly, and (ii) 25,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 22, 2025.

(2) Consists of (i) 822,375 shares of Common Stock, owned and controlled directly, and indirectly.

(3) Consists of 75,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 22, 2025.

Change In Control

We do not currently have any arrangements which if consummated may result in a change of control of the Company. However, Wayne Williams, the Company’s Chief Executive Officer, currently owns 2,338,125 shares of our common stock, representing approximately 52.17% of our outstanding common stock as of August 22, 2025. As a result, Mr. Williams will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, Mr. Williams will have the ability to control the management and affairs of the Company as a result of his position as our CEO and his ability to control the election of our directors. Additionally, in the event that Mr. Williams sells his common stock at any time or controls the Company at the time of his death, control would be transferred to the purchaser or group of purchasers or a person or entity that he designates as his successor. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control, could deprive stockholders of an opportunity to receive a premium for our common stock as part of a sale, and might ultimately affect the trading price of our common stock.

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DESCRIPTION OF SECURITIES

The following is a summary of the rights of our common stock and preferred stock, certain provisions of our articles of incorporation and our bylaws as they will be in effect upon completion of this offering, and applicable law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 190,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, 4,481,069 shares of common stock are issued and outstanding, with no shares our preferred stock issued and outstanding.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, pre-emptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our board of directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our board of directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of 33 1/3% of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our articles of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights. Under our articles of incorporation, our board of directors can issue up to 10,000,000 shares of “blank check” preferred stock from time to time in one or more series. The board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of “blank check” preferred stock without shareholder approval.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

Provisions of our articles of incorporation and our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

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Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of the stockholders may be called only by (i) our Chairman, (ii) our chief executive officer, (iii) the board of directors pursuant to a resolution adopted by directors representing a quorum of the board of directors or (iv) by the holders of shares entitled to cast not less than 33 1/3% of the votes at the meeting.

Removal of Directors; Vacancies. Our bylaws provide that a director may be removed either for or without cause at any special meeting of stockholders by the affirmative vote of at least a majority of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting.

Amendment of Bylaws. The bylaws provide that the bylaws may be altered, amended or repealed at any meeting of the board of directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.

Preferred Stock. Our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of “blank check” preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Limitation of Liability and Indemnification Matters

NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our articles of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by NRS, including in circumstances in which indemnification is otherwise discretionary under such law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the NRS. We do not currently maintain director and officer liability insurance on behalf of our director and officers; however, we intend to so purchase and maintain such insurance when economically feasible.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ClearTrust, LLC with its business address at 16540 Point Village Drive, Lutz, Florida 33558.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative rulings and judicial decisions, all as currently in effect. These authorities may change at any time, possibly on a retroactive basis, or the U.S. Internal Revenue Service (the “IRS”), might interpret the existing authorities differently. In either case, the tax considerations of purchasing, owning or disposing of common stock could differ from those described below.

This discussion is addressed only to U.S. holders (defined below) which hold our shares of common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances or to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

●	a broker, dealer or trader in securities, currencies, commodities, or notional principal contracts;
●	a bank, financial institution or insurance company;
●	a regulated investment company, a real estate investment trust or grantor trust;
●	a tax-exempt entity or organization, including an individual retirement account or Roth IRA as defined in Section 408 or 408A of the Code, respectively;
●	a person holding the common stock as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell common stock under the constructive sale provisions of the Code;
●	a trader in securities that has elected the mark-to-market method of tax accounting for securities;
●	an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes;
●	a person who is a partner or investor in a partnership or other pass-through entity that holds the common stock;
●	a U.S. person whose “functional currency” is not the U.S. dollar;
●	a controlled foreign corporation or passive foreign investment company;
●	a qualified foreign pension fund or an entity that is wholly-owned by one or more qualified foreign pension funds; or
●	a U.S. expatriate.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a share of common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of common stock that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net income basis on income or gain from a share of common stock.

If a partnership holds shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares of common stock or a partner therein should consult its own tax advisors as to the tax consequences of holding and disposing of shares of common stock.

79

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our common stock in the foreseeable future. If we do make any distributions on shares of our common stock, however, such distributions will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of the holder’s tax basis in its common stock and then as gain from the sale or exchange of the common stock. Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a holder of common stock who is a U.S. individual.

Distributions to U.S. holders that are corporate stockholders, constituting dividends for U.S. federal income tax purposes, may qualify for the dividends received deduction, or DRD, which is generally available to corporate stockholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Sale of Common Stock

A U.S. holder of common stock will generally recognize gain or loss on the taxable sale, exchange, or other taxable disposition of such stock in an amount equal to the difference between such U.S. holder’s amount realized on the sale and its adjusted tax basis in the common stock sold. A U.S. holder’s amount realized should equal the amount of cash and the fair market value of any property received in consideration of its stock. The gain or loss should be capital gain or loss and should be long-term capital gain or loss if the common stock is held for more than one year at the time of disposition. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Under current law, long-term capital gain recognized by an individual U.S. holder is generally eligible for a preferential U.S. federal income tax rate.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of common stock and to the proceeds of a sale of common stock unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status or fails to report in full dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

80

SELLING STOCKHOLDER

The shares of Common Stock offered under this prospectus may be offered from time to time by the selling stockholder named below or by any of their respective pledgees, donees, transferees or other successors-in-interest. As used in this prospectus, the term “selling stockholder” includes the selling stockholder identified below and any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge or other non-sale related transfer. The selling stockholder named below acquired the shares of our Common Stock being offered under this prospectus directly from us. We issued the shares of Common Stock to the selling stockholder in reliance on an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

The following table sets forth as of August 22, 2025: (1) the name of the selling stockholder for whom we are registering shares of our Common Stock under the registration statement of which this prospectus is a part, (2) the number of shares of our Common Stock beneficially owned by the selling stockholder prior to the offering, determined in accordance with Rule 13d-3 under the Exchange Act, (3) the number of shares of our Common Stock that may be offered by the selling stockholder under this prospectus and (4) the number of shares of our Common Stock to be owned by the selling stockholder after completion of this offering. We will not receive any of the proceeds from the sale of the shares of our Common Stock offered under this prospectus. The amounts and information set forth below are based upon information provided to us by the selling stockholder or its representatives, or on our records, as of August 22, 2025. The percentage of beneficial ownership for the following table is based on 4,481,069 shares of our Common Stock outstanding as of August 22, 2025.

To our knowledge, except as indicated in the footnotes to this table, the security holder named in the table has sole voting and investment power with respect to all shares of Common Stock shown in the table to be beneficially owned by the security holder. The selling stockholder has not previously had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, based on information provided to us, the selling stockholder, if an affiliate of broker-dealer, has not purchased the shares of Common Stock outside the ordinary course of business or, at the time of their acquisition of such shares of Common Stock, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares of Common Stock. Information concerning the selling stockholder may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required.

	Shares of Common Stock Beneficially Owned Prior to the Offering			Maximum Number of Shares Being	Shares of Common Stock Beneficially Owned After Completion of the Offering (1)
Name of Selling Stockholder	Number		Percentage	Offered for Resale Pursuant to this Prospectus	Number		Percentage
Hexstone Capital, LLC(2)	0	(3)	0%	6,000,000	523,005	(4)	4.99%

(1)	Assumes all shares of Common Stock being offered under this prospectus are sold. The percentage of beneficial ownership after completion of the offering is based on 10,481,069 shares of Common Stock, consisting of 4,481,069 shares of Common Stock outstanding as of August 22, 2025 and the 6,000,000 shares of Common Stock being offered under this prospectus.

(2)	Brendan O’Neil, is the manager of Hexstone Management, LLC, the manager of Hexstone Capital, LLC (“Hexstone Capital”), has power to vote and/or dispose of the Shares beneficially owned by Hexstone Capital. Mr. O’Neil disclaims beneficial ownership of the Company’s securities reported herein except to the extent of their pecuniary interest therein. The address of Hexstone Capital is 3053 Fillmore Street, Suite 303, San Francisco, CA 94123.

(3)	The number of shares held by the Selling Stockholder prior to this offering is limited by the restriction in the ELOC Purchase Agreement that prohibits us from selling any shares to the Selling Stockholder until the effectiveness of a resale registration statement covering the resale of the shares issued to the Selling Stockholder pursuant to the ELOC Purchase Agreement

(4)	The number of shares held by the selling stockholder after this offering is limited by the restriction on its ability to beneficially own more than 4.99% of our outstanding Common Stock pursuant to the ELOC Purchase Agreement.

81

PLAN OF DISTRIBUTION

The Common Stock listed in the table appearing under “Selling Stockholder” are being registered to permit the resale of Common Stock by the selling stockholder from time to time after the date of this prospectus. There can be no assurance that the selling stockholder will sell any or all of the Common Stock offered hereby. We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholder.

The selling stockholder may sell all or a portion of the Common Stock offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale (but not at a fixed price), by a variety of methods including the following:

●	on any national securities exchange or over-the-counter market on which the Common Stock may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

●	in “at the market” offerings to or through market makers into an existing market for Common Stock;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	private negotiation transactions;

●	in transactions otherwise than on such exchanges or in the over-the-counter market;

●	through a combination of any such methods; or

●	through any other method permitted under applicable law.

We will pay the reasonable expenses incident to the registration and offering of the Common Stock offered hereby. We have agreed to indemnify Hexstone and certain other persons against certain liabilities in connection with the offering of shares offered hereby, including liabilities arising under the Securities Act or if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Hexstone has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Hexstone specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares of Common Stock registered hereunder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder have informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of Common Stock.

Hexstone has represented to us that at no time prior to the ELOC Purchase Agreement has Hexstone or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Hexstone or any hedging transaction, which establishes a net short position with respect to our Common Stock.

82

We have advised Hexstone that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes a selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

Our financial statements included herein for the years ended December 31, 2023 and December 31, 2024 have been audited by Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the shares of Common Stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We post on our public website (https://www.callanjmb.com/) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

83

CALLAN JMB INC.

(Formerly Coldchain Technology Services, LLC)

FINANCIAL STATEMENTS AS OF AND FOR

THE YEARS ENDED

December 31, 2024 and 2023

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Members of Callan JMB Inc. (formerly Coldchain Technology Services, LLC)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Callan JMB Inc. (formerly Coldchain Technology Services, LLC) (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, statements of stockholders equity/members’ capital, and cash flows for each of the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenberg Rich Baker Berman, P.A.

We have served as the Company’s auditor since 2024.

Somerset, New Jersey

March 28, 2025

F-2

Callan JMB Inc.

(Formerly Coldchain Technology Services, LLC)

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2024 and 2023

	2024	2023
Assets
Current Assets:
Cash	$2,097,945	$5,155,620
Accounts receivable, net of allowance for credit losses of $64,000 and $378,695, respectively	622,914	2,899,150
Inventory	158,362	114,739
Related party loans	18,669	21,969
Tax refund receivable	6,377	0
Other current assets	278,896	235,987
Deferred offering costs	136,025	25,000
Total current assets	3,319,188	8,452,465
Right of use asset, net	883,029	275,208
Property and equipment, net	876,682	974,206
Security deposit	3,650	3,650
Total Assets	$5,082,549	$9,705,529

Liabilities and Members’ Capital
Current Liabilities:
Accounts payable and accrued expenses	$878,042	$416,084
Corporate taxes payable	23,000	67,000
Related party loans	0	17,073
Deferred revenue	94,097	12,113
Deferred tax liability	6,602	7,000
Note payable	0	98,809
Right of use liability – current	279,176	151,627
Total current liabilities	1,280,917	769,706
Deferred revenue, net of current portion	0	8,075
Right of use liability	628,274	132,488
Total long-term liabilities	628,274	140,563
Total Liabilities	1,909,191	910,269

Commitments and contingencies (Note 7)
	-	-
Stockholders’ Equity/ Members’ Capital
Members’ capital		8,795,260
Preferred stock - authorized 10,000,000 shares, $0.001 par value; zero issued and outstanding as of December 31, 2024 and December 31, 2023	-	-
Common stock - authorized 190,000,000 shares, par value $0.001 par value; 3,000,000 issued and outstanding as of December 31, 2024 and 0, December 31, 2023.	3,000	-
Additional Paid in Capital	5,464,006	-
Accumulated deficit	(2,293,648)	-
Total Stockholders’ Equity/Members’ Capital	$3,173,358	$8,795,260
Total Liabilities and Equity/Members’ Capital	$5,082,549	$9,705,529

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Callan JMB Inc.

(Formerly Coldchain Technology Services, LLC)

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2024 and 2023

	2024	2023
Revenue	$6,563,412	$13,202,459
Cost of revenue	4,000,149	7,553,338
Gross profit	2,563,263	5,649,121

Operating expenses
Selling, general and administrative expenses	4,838,077	3,447,058
Operating income (loss)	(2,274,814)	2,202,063

Other income (expenses)
Interest income	11,904	10,176
Interest expense	(5,372)	(8,131)
Total other income (expenses)	6,532	2,045

Income (loss) before income taxes	(2,268,282)	2,204,108

Provision for income taxes	25,366	23,000
Net income (loss)	$(2,293,648)	$2,181,108
Weighted average common shares outstanding - basic and diluted	2,630,137	-
Net loss per common share - basic and diluted	$(0.87)	-

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Callan JMB Inc.

(Formerly Coldchain Technology Services, LLC)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/ MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2024

								Total
								Stockholders’
	Preferred Stock		Common Stock		Members’	Additional Paid in	Accumulated	Equity/ Members’
	Shares	Amount	Shares	Amount	Capital	Capital	Deficit	Capital
January 1, 2024		$-		$-	$8,795,260	$-	$-	$8,795,260
Net loss							(2,293,648)	(2,293,648)
Distributions					(3,328,254)			(3,328,254)
Membership exchanged for common stock			3,000,000	3,000	(5,467,006)	5,464,006		-
December 31, 2024		$-	3,000,000	$3,000	$-	$5,464,006	$(2,293,648)	$3,173,358

CONSOLIDATED STATEMENTS OF MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2023

						Total
	Preferred Stock		Common Stock		Members’	Members’
	Shares	Amount	Shares	Amount	Capital	Capital
January 1, 2023		$-		$-	$14,011,048	$14,011,048
Net income					2,181,108	2,181,108
Distributions					(7,396,896)	(7,396,896)
December 31, 2023		$-		$-	$8,795,260	$8,795,260

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Callan JMB Inc.

(Formerly Coldchain Technology Services, LLC)

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2024 and 2023

	2024	2023
Cash flows from operating activities
Net income (loss)	$(2,293,648)	$2,181,108
Adjustment to reconcile net income (loss) to net cash provided from operating activities:
Provision (Recovery) for credit losses	(131,000)	277,000
Depreciation and amortization	143,691	102,801
Changes in operating assets and liabilities
Accounts receivable	2,407,236	4,673,572
Inventory	(43,623)	(35,294)
Tax refund receivable	(6,377)
Other current assets	(42,909)	115,630
Right of use asset – net	15,514	-
Operating lease liability, net	-	(817)
Accounts payable and accrued expenses	461,958	(251,542)
Deferred revenue	73,909	20,188
Corporate taxes payable	(44,000)	(43,000)
Deferred income taxes payable	(398)	(44,000)
Net cash provided by operating activities	540,353	6,995,646
Cash flows used in investing activities
Purchase of property and equipment	(46,167)	(490,020)
Net cash used in investing activities	(46,167)	(490,020)
Cash flows used in financing activities
Related party receivable	3,300	(5,337)
Related party loans	(17,073)	17,073
Deferred offering costs	(111,025)	(25,000)
Partner distributions	(3,328,254)	(7,396,896)
Net change in note payable	(98,809)	(133,565)
Net cash used in financing activities	(3,551,861)	(7,543,725)
Decrease in cash	(3,057,675)	(1,038,099)
Cash beginning of year	5,155,620	6,193,719
Cash end of year	$2,097,945	$5,155,620
Supplemental disclosures of cash flow information:
Cash paid for interest	$5,372	$8,131
Supplemental Schedule of Non-Cash Financing and Investing Activities:
Issuance of Note Payable for payment of prepaid expense	$0	$122,083
Recognition of right of use asset and corresponding liability	$900,133	195,155

The accompanying notes are an integral part of these consolidated financial statements.

F-6

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

NOTE 1 – NATURE OF OPERATIONS

Callan JMB Inc. was formed on January 24, 2024, in the State of Nevada for the purpose of reorganizing and becoming a holding company for Coldchain Technology Services LLC (see note 2). Coldchain Technology Services, LLC (“CTS”) was formed on December 27, 2006, in the state of Texas. CTS is our main operating subsidiary engaged in a vertically integrated logistics and fulfillment ecosystem that utilizes advanced predictive technology for the supply chain by guaranteeing the safety, effectiveness, and potency of every product handled to ensure product integrity, and to provide immediate response in time sensitive industries while ensuring environmental responsibility. The financial statements of Callan JMB Inc. (which may be referred to as the “Callan” “Company”, “we,” “us,” or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Spring Branch, Texas.

NOTE 2 – REORGANIZATION

Pursuant to the Reorganization Agreement dated February 14, 2024, each member of CTS exchanged 100% of their membership interest for shares of the Company’s common stock. As a result, each member of CTS became a shareholder of the Company and CTS became a direct, wholly owned subsidiary of the Company. During the reorganization, the CTS members exchanged all their interest for 5,000,000 shares of Common Stock on a pro-rata basis.

Pursuant to an Exchange and Reorganization Agreement, dated as of November 14, 2024, among the Company, and all the existing stockholders of the Company, such stockholders have exchanged all their existing shares for new shares at a ratio of 0.6 new share for 1 existing share. As a result of the exchange, the total number of shares of Company stock outstanding was reduced from 5,000,000 shares to 3,000,000 shares.

The following unaudited pro forma financial information has been prepared to reflect the effects of the reorganization of Coldchain Technology Services LLC (the “Company”) from a partnership to a C corporation on February 14, 2024. The pro forma financial information presents the financial results of the Company as if it had been taxed as a C corporation for the years ended December 31, 2024 and 2023.

	Actual	Unaudited Pro forma C Corp with tax accrual	Actual LLC	Unaudited Pro forma C Corp with tax accrual
	2024	2024	2023	2023
Total assets	$5,082,549	$5,082,549	$9,705,529	$9,705,529
Liabilities and Stockholders’ Equity
Current Liabilities:
Corporate taxes payable	23,000	23,000	67,000	638,000
Related party loans	-	2,042,000	17,073	1,488,073
Total current liabilities	1,280,917	3,322,917	769,706	2,811,706
Total liabilities	1,909,191	3,951,191	910,269	2,952,269
Total Retained Earnings/ Members’ Capital	3,173,358	1,131,358	8,795,260	6,753,260
Total liabilities and stockholders’ equity/ members’ capital	$5,082,549	$5,082,549	$9,705,529	$9,705,529

F-7

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

Assumptions for each of the pro-forma balance sheets are below:

a.	The Company was a C corporation as of January 1, 2022

b.	The pro forma balance sheets include an accrual for federal tax and state corporate taxes at a “blended rate” of 23% and was paid in the subsequent fiscal year.

c.	Stockholders/Members loan the Company $2,042,000 to pay the assumed taxes, the loan will bear interest at the prime rate of interest.

d.	Deferred taxes and liabilities have not been computed in the proforma as the adjustments are temporary and will reverse (see prior year financials).

e.	The pro forma adjustments do not include adjustments for deferred tax assets or liabilities due to the immateriality of the temporary differences at the date of the reorganization and are expected to reverse in the near term with minimal impact on the financial statements “

f.	The proforma tax adjustments for the stub period January 1, 2024 to February 14, 2024 are not material and will not be shown in the pro forma 2024 financial statements.

	Actual	Unaudited Pro forma C Corp with tax accrual	Actual LLC	Unaudited Pro forma C Corp with tax accrual
	2024	2024	2023	2023
Income (loss) before income taxes	(2,268,282)	(2,268,282)	2,204,108	2,204,108
Provision for income taxes	25,366	25,366	23,000	594,000
Net income (loss)	$(2,293,648)	$(2,293,648)	$2,181,108	$1,610,108
Basic and diluted income per common share	$(0.87)	$(0.76)		$0.73
Weighted-average number of common shares outstanding	2,630,137	3,000,000		3,000,000

F-8

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The financial statements and related disclosures have been prepared in conformity with GAAP.

Principles of consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with “U.S. GAAP” and present the consolidated financial statements of the Company and its wholly owned subsidiary. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP, requires management to make estimates and assumptions about future events that affect the amounts reported in the consolidated financial statements and the accompanying notes. Management bases its estimates on historical experience and other assumptions that it believes to be reasonable at the time. Actual results could differ from those estimates, and any such differences may be material to the financial statements. Significant estimates are contained in the accompanying financial statements for the useful lives for depreciation   and amortization of long-lived assets, allowance for credit losses, and the incremental borrowing rate used in determining the right-of-use liability.

Cash and Cash Equivalent

The Company places its cash with high credit quality financial institutions. The Company’s account at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. All cash amounts in excess of $250,000 are unsecured. The Company has a deposit placement agreement for Insured Cash Sweep Service (“ICS”). This service is a secure, and convenient way to access FDIC protection on large deposits, earn a return, and enjoy flexibility. The Company believes that the ICS agreement will mitigate its credit risk as it relates to uninsured FDIC amounts in excess of $250,000. At December 31, 2024 and 2023, the Company’s balances exceeded federally insured limits by approximately $2,120,000 and $4,850,000, respectively.

Accounts Receivable

Accounts receivables are recorded at the invoiced amount. which is the amount the Company expects to collect from its customers. Generally, payment is due from customers within 30-90 days of the invoice date. On a regular basis, the Company evaluates its accounts receivable and establishes the allowance for credit losses based on an evaluation of certain criteria and evidence of collection uncertainty including historical collection trends, reasonable expectations of future collections, current economic trends and changes in customer payment patterns. Past-due receivable balances are written off when the Company’s collection efforts have been deemed unsuccessful in collecting the outstanding balance due. The Company maintains an allowance for credit losses to reserve for potential uncollectible receivables. The allowance for credit losses as of December 31, 2024, and 2023 was $64,000 and $378,695, respectively.

F-9

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

Credit Concentration

The concentration of credit risks in accounts receivable is due to several large customers comprising the Company’s customer base throughout North America. The Company maintains policies over credit extension that include credit evaluations, credit limits and collection monitoring procedures on a customer-by-customer basis. However, the Company generally does not require collateral before services are performed.

The Company has several customers as of December 31, 2024 and 2023 that make up in excess of 10% of revenue as follows:

Customer	2024	2023
1	51%	28%
2	18%	0%
3	13%	0%
4	0%	22%
5	0%	15%

The Company has several customers as of December 31, 2024 and 2023 that make up in excess of 10% of accounts receivable as follows:

Customer	2024	2023
1	0%	46%
2	0%	11%
3	48%	0%
4	25%	0%
5	14%	0%

The Company has several vendors as of December 31, 2024 and 2023 that make up in excess of 10% of accounts payable as follows:

Vendor	2024	2023
1	60%	33%
2	0%	23%
3	26%	0%

The Company has several vendors as of December 31, 2024 and 2023 that make up equal to or more than 10% of services rendered to us as follows:

Vendor	2024	2023
1	0%	22%
2	10%	10%

F-10

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

Inventory

Inventory is stated at the lower of cost (using the first-in, first-out method (“FIFO”)) or net realizable value. We continually analyze our slow moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we determined that establishing a reserve was not necessary at this time. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. The Company’s inventory is comprised of raw materials for a customers packaging needs as follows:

	2024	2023
Raw materials	$158,362	$114,739

Property and Equipment

Property and equipment, net is stated at cost less accumulated depreciation. Expenditures for major renewals and improvements which extend the life or usefulness of the asset are capitalized. Items of an ordinary repair or maintenance nature are charged directly to operating expense as incurred. During the construction and development period of an asset, the costs incurred, including interest expense, are classified as construction-in-progress. When the asset is ready for its intended use, the asset is reclassified to an appropriate asset classification and depreciation, or amortization commences.

The Company depreciates and amortizes the capitalized cost of these assets, using the straight-line method as follows:

Asset Classification:

Computer equipment 3-5 years

Furniture and fixtures 5-8 years

Leasehold Improvements Limited to lease term

Fully depreciated assets are retained in property, plant and equipment and accumulated depreciation until they are removed from service.

The Company tests for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment in the carrying value of long-lived assets is recognized if the expected future undiscounted cash flows derived from the assets, or group of assets, are less than their carrying value. The Company did not record any impairment charges related to long-lived assets in the periods presented.

Revenue Recognition

The Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers. Revenue is recorded at the transaction price, which is the amount that reflects the consideration the Company expects to receive in exchange for providing the goods or services. The Company’s primary performance obligations in our contracts with customers are to provide services related to emergency preparedness or to deliver specialty packaging. Most of the Company’s revenues are for services, which are recognized over time as the related time and materials are incurred at contractually agreed-upon rates. Product revenues are recognized at a point in time when the products are delivered and control transfers to the customer. The Company’s payment terms vary by the type of customers and the products or services offered. The periods between invoicing and when payments are due are not significant. Amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in costs of revenues.

F-11

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

Disaggregation of Revenue

The following table presents our disaggregated revenues by distribution channel:

Sales by distribution channel:	2024	2023
Emergency preparedness	$3,798,832	$7,492,175
Specialty packaging	2,764,580	5,710,284
Total	$6,563,412	$13,202,459

Emergency preparedness

Sales by customer type:	2024	2023
Governmental	$3,938,480	$7,628,333
Non-governmental	2,624,932	5,574,126
Total	$6,563,412	$13,202,459

Emergency preparedness

Provides comprehensive services to mainly state and local governments, which includes managing their building sites, medical stockpiles of equipment, supplies and responding to state or local emergencies. We also provide Quality Control/Assurance to safeguard vaccines, medical supplies and equipment. Revenue is recognized when services are rendered, or medical supplies are shipped.

Perishable (non-pharma) Client Packaging.

Our specialty temperature-regulating packaging solutions provide a better thermal system to maintain and protect products and ensure peak customer experience. In utilizing this packaging, customers yield the benefits of lower costs and overhead while improving process, agility, velocity, accuracy, and repeatability of complex fulfillment networks. Revenue is recorded when products are delivered or services is rendered. The Company has a contract with a customer for cloud-based temperature monitoring software. The customer paid their contract in advance and therefore revenue is earned monthly over the term of the contract.

Shipping and Handling Charges

The Company reports shipping and handling fees charged to customers as part of net sales and the associated expense as part of cost of sales. Shipping charges amounted to $311,011 and $1,044,749 for the years ended December 31, 2024 and 2023, respectively.

Advertising Expense

Advertising costs primarily consist of trade shows and other promotional expenses. Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2024 and 2023 was $492,544 and $35,609, respectively,

F-12

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

Deferred Offering Costs

Deferred offering costs consist of investment banking fees, professional fees and other expenses incurred through the balance sheet date that are directly related to the IPO and that will be charged to Additional Paid in Capital upon the completion of the IPO. For the years ended December 31, 2024 and 2023, the Company had deferred offering costs of $136,025 and 25,000, respectively.

Deferred Revenue

Deferred revenue represents customer billings for services that are not yet rendered and is primarily related to a customer invoice billed before service was rendered and for billings of annual or multi-year service contracts. As of December 31, 2024, and 2023, the Company has deferred revenue of $94,097 and $20,188 which will be recognized over one to two years.

Cost of Revenues

Our cost of revenue primarily includes the amounts paid to outside service providers, monitoring, direct and indirect labor, warehouse rent and other related expenses.

Income Tax

Prior to the reorganization as described in Note 1, the Company’ historical operations were contained within a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flowed through to its members until February 14, 2024. Therefore, no provision for federal income tax had been recorded in the accompanying financial statements for 2023 and through February 14, 2024. Income from the Company was reported and taxed to the members on their individual tax returns. However, the Company has provided a provision for taxes in certain states that require an entity level tax.

The Company provides for income taxes and the related accounts under the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect during the year in which the basis differences reverse. Valuation allowances are established when management determines it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

F-13

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

Leases

The Company’s leases predominately relate to real estate, equipment, such as vehicles and industrial equipment utilized in operations. Contracts are reviewed at inception to determine if the arrangement is a lease. The Company generally enters into long-term real estate leases with one to ten-year terms. In the normal course of business, the Company also enters into short-term leases having terms of one year or less. These leases are generally equipment leases entered into for short periods of time (e.g., daily, weekly, or monthly) to satisfy immediate and/or short-term operational needs of the business which can arise based upon the nature of particular services performed. The Company has elected not to recognize right-of-use (“ROU”) assets and lease liabilities for these short-term leases. Operating   leases with terms exceeding one year are recognized as ROU assets and lease liabilities and measured at commencement date based on the present value of the future lease payments over the lease term. Certain of the Company’s real estate leases contain escalating future lease payments. Escalating lease payments that are based upon explicit amounts contained in the lease or an index (e.g., consumer price index) are included in the Company’s determination of future lease payments to determine the ROU asset and lease liability recognized at the commencement date. Any differences in the future lease payments from initial recognition are not anticipated to be material and will be recorded as variable lease cost in the period incurred. The variable lease cost will also include the Company’s portion of property tax, utilities, and common area maintenance. A significant portion of the Company’s real estate lease agreements include renewal periods at the Company’s option. The Company includes these renewal periods in the lease term only when renewal is reasonably certain based upon facts and circumstances specific to the lease and known by the Company. The Company uses its incremental borrowing rate available at the lease commencement date in determining the present value of future lease payments as the implicit rate is typically not readily determinable. For operating leases, lease cost is recognized on a straight-line basis over the lease term and is included in cost of revenues or selling, general and administrative expenses depending on the use of the asset. For the years ended   December 31, 2024 and 2023, the Company did not have any leases that were classified as finance leases.

F-14

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). ASU 2023-09 is intended to enhance the decision usefulness of income tax disclosures and requires the disclosure of various disaggregated information, including an entity’s effective tax rate reconciliation as well as additional information on taxes paid. This ASU is effective on a prospective basis for annual periods beginning after December 15, 2024 with early adoption allowed. The Company is in the process of evaluating the effect of ASU 2023-09 on the financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires a public entity to disclose additional information about specific expense categories in the notes to the financial statements on an annual and interim basis. It is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. In January 2025, the FASB issued ASU 2025-01 to clarify that all public entities, including non-calendar year-end entities, should adopt the disclosure requirements of ASU 2024-03. The Company is currently evaluating the impact.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our consolidated financial statements.

Recently adopted accounting pronouncements

In November 2023, the FASB issued ASU 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” These amendments require, among other things, that a public entity that has a single reportable segment provide all the disclosures required by the amendments in this ASU and all existing segment disclosures in Topic 208. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply the amendments retrospectively to all periods presented in the consolidated financial statements. The Company adopted ASU 2023-07 for the year ended December 31, 2024 and it did not have a material impact on its consolidated financial statements.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2024	2023
Monitoring Devices	$102,005	$102,005
Machinery, Leasehold improvements and other equipment	1,383,380	1,338,433
Total Property and Equipment	1,485,385	1,440,438
Less: Accumulated depreciation	(608,703)	(466,232)
Property and equipment, net	$876,682	$974,206

Depreciation expense for monitoring devices held at customer sites was $51,002 and $14,145 for the years ended December 31, 2024 and 2023, respectively. Depreciation expense was $143,691 and $102,801 for the years ended December 31, 2024, and 2023, respectively, and it is recorded under Selling, General and Administrative Expenses.

F-15

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

NOTE 5 – DEBT

The Company’s debt is comprised of the following:

	December 31,
	2024	2023
Finance Agreement - insurance premiums	$0	$98,809

During the normal course of business, the Company enters into short-term finance agreements for their insurance premiums. The agreement bears interest at 14.3% per annum for year ending December 31, 2024 and 2023, respectively. Interest expense incurred for the year ended December 31, 2024 and 2023 are $5,372 and $8,131, respectively. The Company did not finance its premiums for 2024.

NOTE 6 – OPERATING LEASES

The Company has various warehouse leases with its landlord that expire between 2025 and 2029. The Company’s right-of-use assets and lease liabilities primarily represent lease payments that are fixed at the commencement of a lease and variable lease payments that are dependent on an index or rate. Lease payments are recognized as lease cost on a straight-line basis over the lease term, which is determined as the non-cancelable period, including periods in which termination options are reasonably certain of not being exercised and periods in which renewal options are reasonably certain of being exercised. The discount rate is determined using the Company’s estimated incremental borrowing rate coinciding with the lease term at the commencement of a lease. The estimated incremental borrowing rate for the Company was determined to be in the range of 3.0%-8.50%.

Lease – related assets and liabilities recorded on the Balance Sheets are as follows:

	December 31,
	2024	2023
Assets
Right of use asset – long term	$883,029	$275,208

Total right of use asset	$883,029	$275,208

Liabilities
Right of use liability – current	$279,176	$151,627
Right of use liability – long-term	628,274	132,488

Total lease liabilities	$907,450	$284,115

As of December 31, 2024, maturities of lease liabilities were as follows:

Maturities
2025	$342,065
2026	187,600
2027	185,100
2028	185,100
2029	185,094
Total	1,084,959
Less imputed interest	177,509
Total lease liabilities	$907,450

We recognized lease costs associated with all leases as follows:

	For the Year ended December 31,
	2024	2023
Operating lease expenses:
Fixed rent expense	$425,291	$316,551
Variable rent expense	625	625
Total lease expenses	$425,916	$317,176

F-16

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

NOTE 7 -COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company may be subject to legal proceedings and claims arising from contracts or other matters from time to time in the ordinary course of business.

During May 2024, the Company was sent a demand letter alleging that the company breached the terms of a Customer Service Agreement with one of its vendors that it did business within a prior year. The vendor alleges that the Company improperly terminated the agreement without proper notice and therefore owes it $507,573. The Company responded to the vendor’s demand letter and asserts that it only owes the vendor the sum of $85,000 which is recorded as part of   its accounts payable as of December 31, 2023. During February 2025, the parties agreed to settle the matter for $240,800. The Company as of December 31, 2024, increased its accrued expenses by $155,800 to reflect the settled amount and the $240,800 was paid on February 26, 2025.

Management is not aware of any other pending or threatened litigation where the ultimate disposition or resolution could have a material adverse effect on its financial position, results of operations or liquidity.

NOTE 8 – RELATED PARTY TRANSACTIONS

Business Partner

Health Hero America, who is a related party by virtue of common ownership of the Company.

Cold Chain Delivery Systems (“CCDS”), who is a related party by virtue of common ownership of the Company. In 2023 the Company received rent receipts from a third-party vendor on behalf of a related party, ORR. The cash is due to ORR on demand, non-interest bearing, and classified within related party loans in the balance sheet. As of December 31, 2024, and 2023, the Company has $ 0 and $17,073, respectively in accounts payable for these amounts due.

Outlaw Run Ranch (“ORR”) is a related party by virtue of common ownership of the Company. In 2023, the Company received rents receipts from a third-party vendor on behalf of a related party, Outlaw Run Ranch. The cash is due to ORR on demand, non-interest bearing, and classified within related party loans in the balance sheet. In addition, the Company pays $7,500 per month to ORR for rent expense. As of December 31, 2024, and 2023, the Company has $ 0 and $17,134, respectively in accounts payable for these amounts due.

Warehouse Asset Management, is a related party by virtue of common ownership. The Company’s leases its headquarters, warehouse, other warehouse equipment and a box truck for $15,425 per month. As  of December 31, 2024, and 2023, the Company has $0 owed to this related party.

During the year ended December 31, 2024 and 2023, the Company made advancements of $18,669 and $21,969 respectively, to the director of the Company. The advances are due on demand, non-interest bearing, and classified within the balance sheet as a current asset. As of December 31, 2024 and 2023, the amount owed from the director was $18,669 and $21,969, respectively. These amounts were repaid in full 2024 and 2025.

Related party rent expenses are as follows:

	Years ended December 31,
Related Party	2024	2023
ORR	$90,000	$90,000
Warehouse Asset Management	167,500	80,400

The Company has done an analysis under ASC 810 and has determined that the aforementioned related parties do not qualify as a Variable Interest Entity and therefore those entities were not consolidated in the preparation of the accompanying financial statements.

F-17

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

NOTE 9 – INCOME TAXES

The provision for state income taxes for the years ended is as follows:

	2024	2023
Current – State	$25,764	$67,000
Deferred – State	(398)	(44,000)
Total provision for income taxes	$25,366	$23,000

The income tax effect of temporary differences comprising the deferred tax assets and deferred tax liabilities is a result of the following at December 31:

Deferred tax assets (liabilities):	2024	2023
Allowance for credit losses	$12,061	$1,008
Depreciation	(29,208)	-
Right of use assets - net	5,245	(146)
State income taxes	4,830	-
NOL - Federal	494,385	-
NOL -state	24,286	-
Accounts receivable	11,921	17,025
Inventory	418	(128)
Other current assets	176	(95)
Accounts Payable and accrued expenses	(1,465)	(829)
Deferred income	(44)	44
Cash to accrual tax return differences	(3,536)	27,121
Deferred tax asset (liability)	519,069	44,000
Valuation allowance	(518,671)	-
Deferred tax asset (liability) -net	398	44,000
Deferred tax asset (liability) -beginning	(7,000)	(51,000)
Deferred tax asset (liability) -end	$(6,602)	$(7,000)

Reconciliation between the effective tax rate on income from continuing operations and the statutory rate for the year ending December 31, 2024 and 2023, is as follows:

	For the Year Ended December 31,
	2024	2023
Book income before taxes	-21%	21%
Pass- through entity effect	-1%	-21%
Permanent tax basis differences (guaranteed payments and penalties)	0%	0%
States taxes	1%	1%
Other	0%	0%
Change in valuation allowance	22%	0%
Effective tax rate	1%	1%

As of December 31, 2024, the Company has federal net operating loss carryforwards of $2,354,213 for federal tax purposes, which will be available to offset future taxable income and can be carried forward indefinitely but is subject to the 80% limitation on future taxable income under IRC §172. As of December 31, 2024, the Company has state net operating loss carryforwards of $255,646 for state tax purposes, which will be available to offset future Illinois taxable income and will expire after a 20-year carryforward period. As of December 31, 2023, the Company did not have any federal or state net operating loss carryforwards.

The Company has provided a full valuation allowance against its deferred tax assets related to its net operating loss carryforwards due to the uncertainty surrounding the realizability of the benefit, based on a more likely than not criteria and in consideration of available positive and negative evidence.

The Company’s income tax provision was computed based on the federal statutory rate and the average state statutory rates, net of the related federal benefit.

F-18

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Under the provisions of the Internal Revenue Code, the net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50 percent, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years.

The Company will file tax returns in the United States and various states in which nexus is achieved. The Company is subject to U.S. federal and state tax examinations by tax authorities for years 2021 through present. As of December 31, 2024 and 2023, the Company has not recorded a liability for unrecognized tax benefits, interest, or penalties related to federal and state income tax matters and there are currently no pending tax examinations. The Company will recognize interest and penalties related to uncertain tax positions in income tax expense.

Note 10 - SEGMENTS

Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Operating Decision Maker (“CODM”) to make decisions with respect to resource allocation and assessment of performance. To date, the Company has viewed its operations and manages its business as one operating segment. The results of its operating segment are reviewed monthly by the Company’s Chief Executive Officer and President, who has been identified as the CODM.

The CODM regularly assesses the performance of the single operating segment and reporting segment and decides how to allocate resources based on net income calculated on the same basis as net income reported in the Company’s statements of operations. The CODM is also regularly provided with expense information at a level consistent with that disclosed in the Company’s statements of operations.

NOTE 11- EQUITY INCENTIVE PLAN

On October 24, 2024, the Company’s stockholders approved the 2024 Equity Incentive Plan, or the 2024 Plan. The 2024 Plan provides that grants may be in any of the following forms: incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards. The 2024 Plan will be administered and interpreted by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine the individuals to whom grants will be made under the 2024 Plan, determine the type, size and terms of the grants, determine the time when grants will be made and the duration of any applicable exercise or restriction period (subject to the limitations of the 2024 Plan) and deal with any other matters arising under the 2024 Plan. All the employees of the shares at $ 4 per share Company and its subsidiaries are eligible for grants under the 2024 Plan. Non-employee directors and consultants of the Company are also eligible to receive grants under the 2024 Plan. The Company has reserved 1,500,000 shares of common stock of Callan JMB Inc. for the granting of such options.

NOTE 12 – SUBSEQUENT EVENTS

During February 2025, we raised gross proceeds of approximately $5,700,000 through our initial public offering (“IPO”) of 1,280,000 shares at $4 per share and a subsequent green shoe of approximately 164,000 shares at $4 per share, with net proceeds of approximately $4,700,000 after deducting underwriting discounts and commissions of approximately $1,000,000. In addition, the Company issued warrants to the underwriters to purchase up to 72,000 shares of the Company’s common stock at an exercise price of $4.00 per share. The warrants have a term of five years.

At the time of the initial public offering the company issued approximately 1,220,000 options to its employees and consultants at $4 per share. The exercise price of the options is $4 per share. The options will vest quarterly over a twenty four month period from the option grant date.

During May 2024, the Company was sent a demand letter alleging that the company breached the terms of a Customer Service Agreement with one of its vendors that it did business within a prior year. The vendor alleges that the Company improperly terminated the agreement without proper notice and therefore owes it $507,573. The Company responded to the vendor’s demand letter and asserts that it only owes the vendor the sum of $85,000 which is included in its accrued expenses as of December 31, 2023. During February 2025, the parties agreed to settle the matter for $240,800. The company as of December 31, 2024 increased the expenses by $155,800 to reflect the settled amount and the $ 240,800 was paid on February 26, 2025.

The Company has evaluated subsequent events that occurred after December 31, 2024, through March 28, 2025. There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements.

F-19

F-20

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025 (Unaudited)	December 31, 2024
Assets
Current Assets:
Cash and cash equivalents	$4,224,151	$2,097,945
Accounts receivable, net of allowance for credit losses of $139,060 and $64,000, respectively	614,211	622,914
Inventory	197,506	158,362
Related party loans	-	18,669
Tax refund receivable	-	6,377
Prepaid insurance	75,478	151,354
Other current assets	478,902	127,542
Deferred offering costs	-	136,025
Total current assets	5,590,248	3,319,188
Right of use assets – operating lease	2,127,646	883,029
Property and equipment, net of accumulated depreciation of $685,103 and $608,703, respectively	1,247,787	876,682
Security deposit	-	3,650
Total assets	$8,965,681	$5,082,549

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$430,859	$371,661
Accrued expenses	518,776	506,381
Corporate taxes payable	30,508	23,000
Deferred revenue	2,018	94,097
Operating lease liabilities – current	329,278	279,176
Total current liabilities	1,311,439	1,274,315
Operating lease liabilities – non-current	1,828,955	628,274
Deferred tax liabilities	-	6,602
Total long-term liabilities	1,828,955	634,876
Total liabilities	3,140,394	1,909,191
Commitments and Contingencies – Note 10
Stockholders’ Equity
Preferred stock - authorized 10,000,000 shares, $0.001 par value; zero issued and outstanding as of June 30, 2025 and December 31, 2024	$-	$-
Common stock - authorized 190,000,000 shares, par value $0.001 par value; 4,481,069 issued and outstanding as of June 30, 2025 and 3,000,000 December 31, 2024	4,482	3,000
Additional Paid in Capital	10,756,439	5,464,006
Accumulated Deficit	(4,935,634)	(2,293,648)
Total Stockholders’ Equity	5,825,287	3,173,358
Total Liabilities and Stockholders’ Equity	$8,965,681	$5,082,549

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-21

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended		Six months ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue	$1,666,309	$1,985,768	$3,115,687	$3,776,289
Cost of revenue	1,022,439	1,023,552	1,858,724	2,096,490
Gross profit	643,870	962,216	1,256,963	1,679,799
Selling, general and administrative expenses	2,046,537	1,095,639	3,901,878	1,900,681
Loss from operations	(1,402,667)	(133,423)	(2,644,915)	(220,882)
Other income (expenses)
Interest income	2,042	2,753	4,251	6,187
Interest expense	-	(1,806)	(63)	(4,914)
Total other income (expenses)	2,042	947	4,188	1,273
Loss before income taxes	(1,400,625)	(132,476)	(2,640,727)	(219,609)
Provision (benefit) for income taxes	(3,102)	(20,000)	1,259	(26,000)
Net loss	$(1,397,523)	$(112,476)	$(2,641,986)	$(193,609)
Weighted average common shares outstanding - basic and diluted (See Notes 3 and 4)	4,456,962	3,000,000	4,167,828	2,483,333
Net loss per common share - basic and diluted (See Notes 3 and 4)	$(0.31)	$(0.04)	$(0.63)	$(0.08)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-22

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Preferred Stock		Common Stock		Additional Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
January 1, 2025	-	-	3,000,000	$3,000	$5,464,006	$(2,293,648)	$3,173,358
Net loss	-	-	-	-	-	(1,240,590)	(1,240,590)
Common stock issued in initial public offering, net of costs	-	-	1,280,000	1,280	3,950,588	-	3,951,868
Common stock issued in initial public offering (over allotment), net of costs	-	-	163,569	164	591,956	-	592,120
Stock based compensation	-	-	-	-	330,825	-	330,825
March 31, 2025	-	-	4,443,569	4,444	10,337,375	(3,534,238)	6,807,581
Immaterial revisions (See Note 2)	-	-	-	-	-	(3,873)	(3,873)
Net loss	-	-	-	-	-	(1,397,523)	(1,397,523)
Stock based compensation	-	-	-	-	419,102	-	419,102
Restricted stock unit awards vesting	-	-	37,500	38	(38)	-	-
June 30, 2025	-	-	4,481,069	$4,482	$10,756,439	$(4,935,634)	$5,825,287

	Preferred Stock		Common Stock		Total Members	Additional Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Capital	Deficit	Equity
January 1, 2024	-	$-	-	$-	$8,795,260	$-	$-	$8,795,260
Net loss	-	-	-	-	-	-	(81,133)	(81,133)
Distributions	-	-	-	-	(3,382,253)	-	-	(3,382,253)
Membership exchange for common stock (See Note 3)	-	-	3,000,000	3,000	(5,413,007)	5,410,007	-	-
March 31, 2024	-	$-	3,000,000	$3,000	-	$5,410,007	$(81,133)	$5,331,874
Net loss	-	-	-	-	-	-	(112,476)	(112,476)
June 30, 2024	-	$-	3,000,000	$3,000	-	$5,410,007	$(193,609)	$5,219,398

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-23

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended
	June 30, 2025	June 30, 2024
Cash flows from operating activities:
Net loss	$(2,641,986)	$(193,609)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	76,401	72,428
Provision (recoveries) for credit losses	(7,666)	-
Stock based compensation	749,927	-
Changes in operating assets and liabilities:
Accounts receivable	16,369	63,329
Inventory	(39,144)	(4,412)
Tax refund receivable	6,377	-
Other current assets	(271,834)	85,540
Operating lease liabilities	6,166	1,952
Accounts payable and accrued expenses	71,593	282,352
Deferred revenue	(92,079)	(6,056)
Deferred tax liabilities	(6,602)	-
Corporate taxes payable	7,508	(26,000)
Net cash provided by (used in) operating activities	$(2,124,970)	$275,524

Cash flows used in investing activity:
Purchase of property and equipment	(447,506)	(45,874)
Net cash used in investing activity	$(447,506)	$(45,874)

Cash flows from (used in) financing activities:
Related party loans	18,669	(17,073)
Deferred offering costs	-	(65,000)
Partner distributions	-	(3,382,254)
Decrease in note payable	-	(73,222)
Proceeds from IPO and overallotment, net	4,680,013	-
Net cash provided by (used in) financing activities	$4,698,682	$(3,537,549)
Increase (decrease) in cash and cash equivalents	2,126,206	(3,307,899)
Cash and cash equivalents at beginning of period	2,097,945	5,155,620
Cash and cash equivalents at end of period	$4,224,151	$1,847,721

Supplemental disclosures of cash flow information:
Cash paid for interest	$63	$5,219
Supplemental Schedule of Non-Cash Financing and Investing Activities:
Right of use assets acquired and operating lease liabilities	$708,321	$900,133
Right-of-use assets and operating lease liabilities due to lease modifications	$704,927	-
Membership exchange for common stock	-	$5,413,007
Fair value of Stock Warrants issued at IPO	$144,358	-
Deferred offering costs charged to additional paid-in-capital	$136,025	-
Restricted stock unit awards vesting	$38	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-24

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – NATURE OF OPERATIONS

Callan JMB Inc. (which may be referred to as “Callan,” “Callan JMB,” , “CJMB”, “Company,” “we,” “us,” or “our”) was formed on January 24, 2024, in the state of Nevada for the purposes of reorganizing and becoming a holding company for Coldchain Technology Services, LLC and Callan JMB Services (India) Private Limited. CTS was formed on December 27, 2006, in the state of Texas and is our main operating subsidiary engaged in a vertically integrated logistics and fulfillment ecosystem that utilizes advanced predictive technology for the supply chain by guaranteeing the safety, effectiveness, and potency of every product handled to ensure product integrity, and to provide immediate response in time sensitive industries while ensuring environmental responsibility. Callan JMB Services (India) Private Limited is domiciled in Pune, Maharashtra, India and is 99.9% owned by Callan JMB and have no operations or activities as of June 30, 2025. The Company’s headquarters are located in Spring Branch, Texas.

The interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2024 and notes thereto contained in the Company’s Form 10-K filed with the Securities and Exchange Commission. The condensed consolidated balance sheet at December 31, 2024 has been derived from the audited financial statements at that date. The results of operations for the three and six months ended June 30, 2025 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2025.

NOTE 2 – RECLASSIFICATIONS AND REVISIONS TO MARCH 31, 2025 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Reclassifications

Certain prior year amounts in the Consolidated Financial Statements and the notes thereto have been reclassified where necessary to conform to the current period’s presentation. These reclassifications did not affect the prior period’s total assets, total liabilities, stockholders’ equity, net income, or net cash provided by operating activities.

Revisions to March 31, 2025 Condensed Consolidated Financial Statements

During the preparation of the financial statements for the three months and six months period ended June 30, 2025, the Company identified revisions in the previously issued financial statements for the three months ended March 31, 2025. These revisions related to lease modifications during the three months ended March 31, 2025 as well as separate revisions related to the timing of expense recognition for invoices received and certain prepaid assets. These items were identified as part of management’s review of the financial results for the three and six months ended June 30, 2025. The amounts of the revisions to the March 31, 2025 consolidated financial statements were not deemed to be material by management.

The revisions to the three months ended March 31, 2025 consolidated financial statements are as follows:

Financial Statement Line Item	As Previously Reported	Revisions	As Revised
Right of use asset	$799,739	$324,352	$1,124,091
Other current assets	$180,328	$104,106	$284,434
Total Assets	$8,455,666	$428,458	$8,884,124

Operating lease liabilities – current	$236,343	$44,453	$280,796
Operating lease liabilities - non-current	$592,587	$280,924	$873,511
Accrued expenses	$390,461	$106,954	$497,415
Total Liabilities	$1,648,085	$432,331	$2,080,416

Retained earnings	$(3,534,238)	$(3,873)	$(3,538,111)
Total Equity	$6,807,581	$(3,873)	$6,803,708

NOTE 3 – REORGANIZATION

Pursuant to the Reorganization Agreement dated February 2, 2024, and for the six months ended June 30, 2024, each member of CTS exchanged 100% of their membership interest for 5,000,000 shares of the Company’s common stock. As a result, each member of CTS became a shareholder of the Company and CTS became a direct, wholly owned subsidiary of the Company.

Pursuant to an Exchange and Reorganization Agreement, dated as of November 14, 2024, among the Company and all of the existing stockholders of the Company, such stockholders have exchanged all their existing shares for new shares at a ratio of 0.6 new share for 1 existing share (“reverse stock split”). As a result of the exchange, the total number of shares of Company stock outstanding was reduced from 5,000,000 shares to 3,000,000 shares. As a result of this reverse stock split, we have retroactively presented the outstanding number of shares and related earnings per-share calculations for the three months and six months ended June 30, 2024 comparative period consolidated financial statements.

F-25

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 3 – REORGANIZATION (CONTINUED)

The following unaudited pro forma financial information has been prepared to reflect the effects of the reorganization of CTS from a partnership to a C corporation on February 14, 2024. The pro-forma financial information presents the financial results of the Company as if it had been taxed as a C corporation for the six months ended June 30, 2024.

Callan JMB

(formerly known as Coldchain Technology Services, LLC)

Balance Sheets

	Unaudited Historical	Unaudited Pro-forma with tax accrual
	June 30, 2024	June 30, 2024
Assets
Total assets	$7,066,021	$7,066,021

Liabilities and Stockholders’ Equity
Liabilities:
Corporate taxes payable	41,000	41,000
Related party loans	17,134	2,059,134
Total liabilities	1,846,623	3,888,623

Stockholders’ Equity
Common stock	3,000	3,000
Additional paid in capital	5,410,007	5,410,007
Retained earnings (deficit)	(193,609)	(2,235,609)
Total Stockholders’ Equity	5,219,398	3,177,398
Total Liabilities and Stockholders’ Equity	$7,066,021	$7,066,021

Assumptions for each of the pro-forma balance sheets are below:

a. The Company was a C Corporation as of January 1, 2022.

b. The pro forma balance sheets include an accrual for federal tax and state corporate taxes at a “blended rate” of 23% and was paid in the subsequent fiscal year.

c. Stockholders/loan the Company $2,042,000 to pay the assumed taxes, the loan will bear interest at the prime rate of interest.

d. The pro-forma adjustments do not include adjustments for deferred tax assets or liabilities due to the immateriality of the temporary differences at the date of the reorganization and are expected to reverse in the near term with minimal impact on the financial statements.

e. No other financial data is being shown as there is no impact to the conversion to a C-Corp.

Pro forma income statements showing the pro-forma income taxes, net earnings per share for the six months June 30, 2024 are produced below. This information is unaudited.

	Unaudited Actual	Unaudited Pro-forma with tax accrual
	June 30, 2024	June 30, 2024

Revenue	$3,776,289	$3,776,289
Operating loss	(220,882)	(220,882)

Provision for income taxes	(26,000)	(26,000)
Net loss	$(193,609)	$(193,609)

Basic and diluted loss per common share	$(0.08)	$(0.08)

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with “U.S. GAAP” and present the consolidated financial statements of the Company and its wholly owned subsidiary. All intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that affect the amounts reported in the consolidated financial statements and the accompanying notes. Management bases its estimates on historical experience and other assumptions that it believes to be reasonable at the time. Actual results could differ from those estimates and any such differences may be material to the financial statements. Significant estimates are contained in the accompanying financial statements for the useful lives for depreciation and amortization of long-lived assets, allowance for credit losses, stock based compensation and the incremental borrowing rate used in determining the right-of-use assets and operating lease liabilities.

F-26

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

The Company deposits its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. All cash amounts in excess of $250,000 are unsecured. The Company has a deposit placement agreement for Insured Cash Sweep Service (“ICS”). This service is a secured, and convenient way to access FDIC protection on large deposits, earn a return, and enjoy flexibility. The Company believes that the ICS agreement will mitigate its credit risk as it relates to uninsured FDIC amounts in excess of $250,000. At June 30, 2025 and December 31, 2024, the Company’s balances exceeded federally insured limits by approximately $3,938,865 and $2,120,000, respectively.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, which is the amount the Company expects to collect from its customers. Generally, payment is due from customers within 30-90 days of the invoice date. On a regular basis, the Company evaluates its accounts receivable and establishes the allowance for credit losses based on an evaluation of certain criteria and evidence of collection uncertainty including historical collection trends, reasonable expectations of future collections, current economic trends and changes in customer payment patterns. Past-due receivable balances are written off when the Company’s collection efforts have been deemed unsuccessful. The Company maintains an allowance for credit losses to reserve for potential uncollectible receivables. The allowance for credit losses as of June 30, 2025, and December 31, 2024, was $139,060 and $64,000, respectively. Net changes to the allowance primarily relates to provision (recoveries) for credit losses of ($7,666) and $82,000 related to reinstated invoices previously charged off for the six months ended June 30, 2025.

Credit Concentration

The concentration of credit risks in accounts receivable is due to certain large customers comprising the Company’s customer base throughout North America. The Company maintains policies over credit extension that include credit evaluations, credit limits and collection monitoring procedures on a customer-by-customer basis. However, the Company generally does not require collateral before services are performed.

The Company has several customers for the three and six months ended June 30, 2025 and 2024 that make up in excess of 10% of revenue as follows:

	Three Months Ended		Six Months Ended
Customer	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
1	60%	49%	58%	47%
2	16%	11%	15%	10%
3	0%	29%	3%	25%

The Company has several customers as of June 30, 2025 and December 31, 2024 that make up in excess of 10% of accounts receivable as follows:

Customer	2025	2024
1	37%	48%
2	23%	25%
3	16%	0%
4	0%	14%

The Company has several vendors as of June 30, 2025 and December 31, 2024 that make up in excess of 10% of accounts payable as follows:

Vendor	2025	2024
1	51%	0%
2	0%	60%
3	0%	26%
4	12%	0%

The Company has one vendor for the three and six months ended June 30, 2025 and 2024 that make up equal to or more than 10% of services rendered to us as follows:

	Three Months Ended		Six Months Ended
Vendor	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
1	12%	11%	9%	11%

F-27

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventory

Inventory is stated at the lower of cost (using the first-in, first-out method (“FIFO”)) or net realizable value. We continually analyze our slow moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we determined that establishing a reserve was not necessary at this time. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. The Company’s inventory is comprised of raw materials for customer packaging needs as follows:

	June 30, 2025	December 31, 2024
Raw materials	$197,506	$158,362

Property and Equipment

Property and equipment, net, is stated at cost less accumulated depreciation. Expenditures for major renewals and improvements that extend the life or usefulness of the asset are capitalized. Items of an ordinary repair or maintenance nature are charged directly to operating expense as incurred. During the construction and development period of an asset, the costs incurred, including interest expense, are classified as construction-in-progress. When the asset is ready for its intended use, the asset is reclassified to an appropriate asset classification and depreciation, or amortization commences.

The Company depreciates and amortizes the capitalized cost of these assets, using the straight-line method, as follows:

Asset Classification:

Computer equipment 3-5 years

Furniture and fixtures 5-8 years

Leasehold Improvements limited to lease term

The Company recognized depreciation expense of $76,401 and $72,428 for the six months ended June 30, 2025 and 2024, respectively, as well as $38,542 and $35,524 for the three months ended June 30, 2025 and 2024 in its consolidated statements of operations, respectively. Fully depreciated assets are retained in property and equipment and accumulated depreciation until they are removed from service.

The Company tests for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment in the carrying value of long-lived assets is recognized if the expected future undiscounted cash flows derived from the assets, or group of assets, are less than their carrying value. The Company did not record any impairment charges related to long-lived assets in the periods presented.

Revenue Recognition

The Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers. Revenue is recorded at the transaction price, which is the amount that reflects the consideration the Company expects to receive in exchange for providing the goods or services. The Company’s primary performance obligations in our contracts with customers are to provide services related to emergency preparedness or to deliver specialty packaging. Most of the Company’s revenues are for services, which are recognized over time as the related time and materials are incurred at contractually agreed-upon rates. Product revenues are recognized at a point in time when the products are delivered and control transfers to the customer. The Company’s payment terms vary by the type of customer and the products or services offered. The periods between invoicing and when payments are due are not significant. Amounts billed to customers related to shipping and handling are classified as revenue and the Company’s shipping and handling costs are included in costs of revenues.

Disaggregation of Revenue

The following table presents our disaggregated revenues by distribution channel:

	Three Months Ended June 30,		Six Months Ended June 30,
Sales by distribution channel:	2025	2024	2025	2024
Emergency preparedness	$1,130,988	$1,050,360	$2,072,710	$2,053,541
Specialty packaging	535,321	935,408	1,042,977	1,722,748
Total	$1,666,309	$1,985,768	$3,115,687	$3,776,289

F-28

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	Three Months Ended June 30,		Six Months Ended June 30,
Sales by customer type:	2025	2024	2025	2024
Governmental	$1,257,216	$1,074,650	$2,335,252	$2,164,636
Non-governmental	409,093	911,118	780,435	1,611,653
Total	$1,666,309	$1,985,768	$3,115,687	$3,776,289

Emergency preparedness

We provide comprehensive services primarily to state and local governments. These services include managing their building sites, medical stockpiles of equipment, supplies and responding to state or local emergencies. We also provide Quality Control/Assurance to safeguard vaccines, medical supplies, and equipment. Revenue is recognized when services are rendered or medical supplies are shipped.

Specialty Packaging.

Our specialty temperature-regulating packaging solutions provide a better thermal system to maintain and protect products and ensure peak customer experience. In utilizing this packaging, customers yield the benefits of lower costs and overhead while improving process, agility, velocity, accuracy, and repeatability of complex fulfillment networks. Revenue is recorded when products are delivered, or services are rendered. Additionally, it also includes amounts billed to customers related to shipping and handling are classified as revenue and the Company’s shipping and handling costs are included in costs of revenues.as well as the Company’s contract with a customer for cloud-based temperature monitoring software. The customer paid their contract in advance and therefore revenue is earned monthly over the term of the contract.

Stock Warrants

During the six months ended June 30, 2025, the Company granted 72,179 stock warrants to various individuals of the underwriting firm that assisted the Company with its initial public offering on February 4, 2025. The stock warrants were issued in lieu of cash for a portion of their services. The Company accounts for its warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity” and ASC 815, “Derivatives and Hedging”. The assessment considers whether the warrants are freestanding financial instruments that would require classification as a liability under ASC 480, as well as whether the warrants qualify for equity classification or require liability classification after consideration of the guidance and criteria outlined in ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions that impact classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance. For issued warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. As of June 30, 2025, the Company’s consolidated balance sheet included equity classified warrants, reported as part of the additional paid in capital.

Stock-Based Compensation

The Company provides stock-based compensation to its employees and Board of Directors. The Company is required to exercise judgment and make estimates when determining the (i) fair value of each award granted and (ii) projected number of awards expected to vest. The Company calculates the fair value of all stock-based awards at the date of grant using the Black-Scholes option-pricing model for stock options and Monte Carlo simulation model for market-based awards. The Company uses the straight-line method to amortize this fair value as compensation cost over the requisite service period. Any forfeitures are recognized as they occur.

F-29

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Loss per Common Share

The following table sets forth the number of potential shares of common stock that have been excluded from diluted net income per share because their effect was anti-dilutive for the three months and six months ended June 30, 2025 and June 30, 2024:

	June 30, 2025	June 30, 2024
Stock Options	1,187,500	-
Restricted Stock Awards	512,500	-
Stock Warrants	72,179	-
Total	1,772,179	-

Cost of Revenues

Our cost of revenue primarily includes the amounts paid to outside service providers, monitoring, direct and indirect labor, warehouse rent and other related expenses.

Advertising Expense

Advertising costs primarily consist of trade shows, other promotional expenses and the cost to retain our marketing firm. Advertising costs are expensed as incurred. Advertising expense for the three months ended June 30, 2025 and 2024 was $148,600 and $0, respectively. Advertising expense for the six months ended June 30, 2025 and 2024 was $289,549 and $2,916, respectively.

Deferred Offering Costs

Deferred offering costs consist of investment banking fees, professional fees and other expenses incurred through the balance sheet date that are directly related to the IPO and were charged to Additional Paid in Capital upon the completion of the IPO. As of June 30, 2025 and December 31, 2024, the Company had deferred offering costs of $0 and $136,025, respectively.

Deferred Revenue

Deferred revenue represents customer billings for services that are not yet rendered and is primarily related to customer invoices billed before services are rendered and for billings of annual or multi-year service contracts. As of June 30, 2025 and December 31, 2024, the Company has deferred revenue of $2,018 and $94,097 which will be recognized over the next year.

F-30

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Tax

Prior to the reorganization as described in Note 1, the Company’ historical operations were contained within a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flowed through to its members until February 14, 2024. Therefore, no provision for federal income tax had been recorded in the accompanying financial statements for January 2024 and through February 14, 2024. Income from the Company was reported and taxed to the members on their individual tax returns. However, the Company has provided a provision for taxes in certain states that require an entity level tax.

The Company provides for income taxes and the related accounts under the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect during the year in which the basis differences reverse. Valuation allowances are established when management determines it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

Leases

The Company’s leases predominantly relate to real estate and equipment, such as vehicles and industrial equipment utilized in operations. Contracts are reviewed at inception to determine if the arrangement is a lease. The Company generally enters into long-term real estate leases with one to ten-year terms. In the normal course of business, the Company also enters into short-term leases having terms of one year or less. These leases are generally equipment leases and storage areas entered into for short periods of time (e.g., daily, weekly, or monthly) to satisfy immediate and/or short-term operational needs of the business which can arise based upon the nature of particular services performed. Short term lease expenses relating to these agreements amounted to $119,990 and $0 for the three months ended June 30, 2025 and 2024, respectively and $237,224 and $0 for the six months ended June 30, 2025 and 2024, respectively. The Company has elected not to recognize right-of-use (“ROU”) assets and lease liabilities for these short-term leases. Operating leases with terms exceeding one year are recognized as ROU assets and lease liabilities and measured at commencement date based on the present value of the future lease payments over the lease term. Certain of the Company’s real estate leases contain escalating future lease payments. Escalating lease payments that are based upon explicit amounts contained in the lease or an index (e.g., consumer price index) are included in the Company’s determination of future lease payments to determine the ROU asset and lease liability recognized at the commencement date. A significant portion of the Company’s real estate lease agreements include renewal periods at the Company’s option. The Company includes these renewal periods in the lease term only when renewal is reasonably certain based upon facts and circumstances specific to the lease and known by the Company. The Company uses its incremental borrowing rate available at the lease commencement date in determining the present value of future lease payments as the implicit rate is typically not readily determinable. For operating leases, lease cost is recognized on a straight-line basis over the lease term and is included in cost of revenues or selling, general and administrative expenses depending on the use of the asset. As of June 30, 2025, and December 31, 2024, the Company did not have any leases that were classified as finance leases.

F-31

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5- ACCRUED EXPENSES

Accrued expenses consist of the following:

	(Unaudited)
	June 30, 2025	December 31, 2024
Payroll and related costs	$229,833	$169,580
Credit card	84,330	86,708
Professional Fees	30,978	-
Settlement of lawsuit	-	240,800
Consulting fees	75,000	-
Storage	40,494	-
Other	58,141	9,293
	$518,776	$506,381

NOTE 6 – RELATED PARTY TRANSACTIONS

Business Partner

Health Hero America, who is a related party by virtue of common ownership of the Company. There were no transactions with the related party during the three months and six months ended June 30, 2025 and 2024. As of June 30, 2025, and December 31, 2024, the Company has $0 owed to this related party.

Cold Chain Delivery Systems (“CCDS”), who is a related party by virtue of common ownership of the Company. There were no transactions with the related party during the three and six months ended June 30, 2025 and 2024. As of June 30, 2025, and December 31, 2024, the Company has $0 owed to this related party.

Outlaw Run Ranch (“ORR”) is a related party by virtue of common ownership of the Company. The Company pays $9,800 per month to ORR for rent expense. As of June 30, 2025, and December 31, 2024, the Company has $0 owed to this related party. As of June 30, 2025 and December 31, 2024, operating lease liability relating to such lease agreement with this related party amounted to $327,405 and $88,435, respectively. See Note 10 for other key terms of the lease agreement.

Warehouse Asset Management is a related party by virtue of common ownership. The Company leases its headquarters, warehouse, other warehouse equipment and a box truck for $15,425 per month. As of June 30, 2025, and December 31, 2024, the Company has $0 owed to this related party. As of June 30, 2025 and December 31, 2024, operating lease liability relating to such lease agreement with this related party amounted to $679,612 and $741,729, respectively.

During the six months ended June 30, 2025, and the year ended December 31, 2024 the Company made advancements of $0 and $18,669 respectively, to the director of the Company. The advances are due on demand, non-interest bearing, and classified within the balance sheet as a current asset. As of June 30, 2025 and December 31, 2024, the amounts owed from the director were $0 and $18,669, respectively. The amount owed as of December 31, 2024 was repaid in full in 2025.

During the six months ended June 30, 2025 the Company awarded 100,000 stock options to the CEO’s son as compensation for services rendered in a prior period and is subject to the same vesting condition as the Company’s other stock option awards. 12,500 stock options have vested and fully exercisable as of June 30, 2025 and 87,500 stock options remain unvested. The key terms and fair value inputs and assumptions utilized for this stock option are disclosed in Note 9. The Company recognized $43,698 as an expense for the six months ended June 30, 2025.

Related party rent expenses are as follows:

	Three Months ended		Six Months ended
	June 30,		June 30,
Related Party	2025	2024	2025	2024
ORR	$29,400	$22,500	$51,900	$45,000
Warehouse Asset Management	46,275	45,000	92,550	90,000
Total	$75,675	$67,500	$144,450	$135,000

The Company has performed an analysis under ASC 810 and has determined that the aforementioned related parties do not qualify as a Variable Interest Entity and therefore those entities were not consolidated in the preparation of the accompanying financial statements.

F-32

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7 - SEGMENTS

Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Operating Decision Maker (“CODM”) to make decisions with respect to resource allocation and assessment of performance. To date, the Company has viewed its operations and manages its business as one operating segment. The results of its operating segment are reviewed monthly by the Company’s Chief Executive Officer and President, who has been identified as the CODM.

The CODM regularly assesses the performance of the single operating segment and reporting segment and decides how to allocate resources based on net income calculated on the same basis as net income reported in the Company’s statements of operations. The CODM is also regularly provided with expense information at a level consistent with that disclosed in the Company’s statements of operations.

NOTE 8 - EQUITY

During February 2025, we completed our initial public offering (“IPO”) of 1,280,000 shares of common stock at a price of $4.00 per share, generating gross proceeds of $5,120,000. Additionally, the underwriters partially exercised their over-allotment option (the “green shoe”), purchasing approximately 164,000 shares at $4.00, resulting in additional gross proceeds of approximately $656,000. In total, the offering generated gross proceeds of approximately $5,776,000. After deducting underwriting discounts and commissions of approximately $1,000,000, we received net proceeds of approximately $4,700,000. In connection with the offering, we issued to the underwriters warrants to purchase up to 72,179 shares of our common stock at an exercise price of $4.80 per share for a total value of $144,358. These warrants have a term of five years from the effective date of the registration statement. We also incurred $188,832 of deferred offering costs.

During the three months ended June 30, 2025, we did not issue any additional shares of common stock in public offerings. However, equity activity during the period primarily consisted of the issuance of restricted stock units (“RSUs”) and the related common stock issued upon their vesting. In connection with previously granted RSUs under the 2025 Equity Incentive Plan, on June 30, 2025, holders of total of 37,500 RSUs have fully vested, resulting in the issuance of 37,500 shares of common stock. The RSUs had been originally granted in February 2025 and were subject to vesting conditions. The shares issued upon vesting as restricted securities. There were no new option grants, warrant issuances, or modifications to existing equity awards during the period.

As of June 30, 2025, the Company had the following equity awards outstanding: RSUs: 37,500 vested RSUs for the six months ended June 30, 2025 in total out of the total 75,000. Performance based RSUs: 225,000 and market based RSUs: 250,000. Stock Options: 1,187,500 options outstanding under the Option 2035/02/05 plans. Underwriter Warrants: 72,179 warrants issued in February 2025 with a five-year term and an exercise price of $4.80 per share. All outstanding RSUs, options, and warrants remain subject to applicable vesting, lock-up, and control restrictions.

NOTE 9 - SHARE BASED COMPENSATION

Overview

The Company grants share-based compensation awards to the Company’s employees as provided by the 2024 Equity Incentive Plan (“2024 Plan”), which was approved by the Company’s stockholders on October 24, 2024. The 2024 Plan provides that grants may be in any of the following forms: incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards. The 2024 Plan will be administered and interpreted by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine the individuals to whom grants will be made under the 2024 Plan, determine the type, size and terms of the grants, determine the time when grants will be made and the duration of any applicable exercise or restriction period (subject to the limitations of the 2024 Plan) and deal with any other matters arising under the 2024 Plan. All the employees of the Company and its subsidiaries are eligible for grants under the 2024 Plan. Non-employee directors and consultants of the Company are also eligible to receive grants under the 2024 Plan.

The Company has reserved 1,500,000 shares of common stock for the granting of such awards. As of June 30, 2025, the Company has exceeded the permissible number of shares to be issued under the 2024 Plan by 200,000 share awards. The Company plans to file an amended Form S-8 to register shares to account for the overallotment. During the three months ended and six months ended June 30, 2025, the Company recognized share-based compensation expense of $419,102 and $749,927, respectively, which is recorded in selling, general and administrative expenses on the condensed consolidated statement of operations.

F-33

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9 - SHARE BASED COMPENSATION (CONTINUED)

Stock Options

A summary of nonstatutory stock option activity during the three months ended June 30, 2025 is included below.

	Number of Awards	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2025	-	-	-	-
Granted	1,275,000	$4.0	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding at March 31, 2025	1,275,000	$4.0	9.86	$624,750
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	(87,500)	-	-	-
Outstanding at June 30, 2025	1,187,500	$4.0	9.61	1,341,875

Outstanding and Exercisable	181,250	$4.0	9.61	$204,813

The fair value of each option granted was estimated on the date of grant using the Black-Scholes-Merton option-pricing model with the following assumptions:

June 30, 2025
Expected life (in years)	5-10 years
Expected stock price volatility	50-56%
Risk-free interest rate	4.18%-4.36%
Dividend rate	0%

The risk-free interest rate was based on U.S. Treasury interest rates, the terms of which are consistent with the expected life of the stock options. Expected volatility was derived using the Company’s peer volatility calculated from its peer companies’ volatilities over the time period commensurate with the expected life of the stock options. The expected life for the stock options granted was calculated using the midpoint assumption equal to the time from the grate date to the midpoint of the weighted average vesting date and the expiration date. The Company does not currently pay dividends on its common stock nor does it expect to in the foreseeable future.

The weighted average grant date fair value of options granted was $2.27 per share. As of June 30, 2025, there was $2,107,979 of unrecognized expense for unvested stock options that is expected to be recognized over a weighted average period of 9.61 years. During the three months ended and six months ended June 30, 2025, the Company recognized share-based compensation expense of $340,500 and $593,431, respectively, which is recorded in selling, general and administrative expenses on the condensed consolidated statement of operations.

Performance-Based Awards

During the six months ended June 30, 2025, the Company granted 225,000 performance-based stock awards to its Chief Executive Officer. The grant date fair value was $4.00 per share. The vesting is subject to the Company meeting certain business and financial goals by October 15, 2026. As of June 30, 2025, none of the performance-based awards were probable of vesting and thus no expense was recognized during the three months and six months ended June 30, 2025.

F-34

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9 - SHARE BASED COMPENSATION (CONTINUED)

Market-Based Awards

During the six months ended June 30, 2025, the Company granted 250,000 market-based stock awards to its Chief Executive Officer. The weighted average grant date fair value was $0.04 per share, which was calculated using a Monte Carlo simulation model. The vesting is subject to the Company meeting certain market-based targets by October 15, 2026. The Company recognized $1,540 of expense related to these market-based awards for the three months ended June 30, 2025, compared to $831 in the first quarter.

	Performance-Based		Market-Based
	Number of Awards	Weighted- Average Grant Date Fair Value	Number of Awards	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2025	-	-	-	-
Granted	225,000	$4	250,000	$0.04
Change in units based on performance	-	-	-	-
Forfeited	-	-	-	-
Outstanding at March 31, 2025	225,000	$4	250,000	$0.04
Granted	-	-	-	-
Change in units based on performance	-	-	-	-
Forfeited	-	-	-	-
Outstanding at June 30, 2025	225,000	$4	250,000	$0.04

Restricted Stock Units

During the six months ended June 30, 2025, the Company granted 75,000 restricted stock units (“RSUs”) to its Board of Directors. The RSUs were awarded at a price equal to the market price of the Company’s underlying common stock on the date of grant. One-fourth of the RSUs vests each calendar quarter of 2025. During the three months ended and six months ended June 30, 2025, the Company recognized share-based compensation expense of $77,063 and $154,125, respectively, which is recorded in selling, general and administrative expenses on the condensed consolidated statement of operations. A total of 37,500 RSUs have fully vested as of June 30, 2025, resulting in the issuance of 37,500 shares of common stock.

Stock Warrants

The grant date fair value of the Company’s stock warrants was $2.00, which was calculated using the Black-Scholes Merton option-pricing model with the following assumptions:

June 30, 2025
Expected life (in years)	5 years
Expected stock price volatility	56.83%
Risk-free interest rate	4.16%
Dividend rate	0%

During the six months ended June 30, 2025, the Company fully recognized the fair value expense of $144,358, which is included with other costs related to the Company’s issuance of common stock and presented as an offset to Additional Paid in Capital in the Condensed Consolidated Balance Sheet.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has various leases that expire between now and 2036. The Company’s right-of-use assets and lease liabilities primarily represent lease payments that are fixed at the commencement of a lease and variable lease payments that are dependent on an index or rate. Lease payments are recognized as lease cost on a straight-line basis over the lease term, which is determined as the non-cancelable period, including periods in which termination options are reasonably certain of not being exercised and periods in which renewal options are reasonably certain of being exercised. The discount rate is determined using the Company’s estimated incremental borrowing rate coinciding with the lease term at the commencement of a lease. The estimated incremental borrowing rate for the Company was determined to be between 3.0% - 10.6%. Rent expense for the three months ended June 30, 2025 and 2024 was $154,682 and $96,173, respectively. Rent expense for the six months ended June 30, 2025 and 2024 was $256,620 and $193,095, respectively. As of June 30, 2025, the weighted-average remaining operating lease term and discount rate are 6.8 years and 9.8%, respectively.

F-35

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 10 - COMMITMENTS AND CONTINGENCIES (Continued)

Operating Leases (Continued)

On October 21, 2024, the Company entered into a long-term lease agreement for corporate office space with a third party. This agreement commenced on April 1, 2025, and requires payments of $11,884 monthly, escalating 3% per annum for a term of 120 months, which ends March 31, 2035. The Company has the option to renew such lease for up to an additional one-year term. The Company accounted for such lease as operating lease as there were no purchase option nor transfer of title at the end of the lease. The Company recognized right of use assets and operating lease liabilities amounted to $988,436. Additionally, the Company was also granted a tenant improvement allowance of $280,115. The Company determined that the improvements are lessee improvements and accordingly, recognized the tenant improvement allowance as a lease incentive and a reduction to the initial recognized right of use assets and operating lease liabilities. The Company expects to receive such lease incentives in the next twelve months from the balance sheet date.

On January 1, 2025, the Company entered into an amendment in its lease agreement with a third party wherein the Company is the lessee of certain commercial property. The amendment commenced on January 1, 2025, and extended the term from May 31, 2025 to December 31, 2029, and increase in monthly rent payments to from $3,650 monthly to $6,878 monthly subject to 3% increase per annum. The Company has the option to renew such lease to an additional one year term. Management determined that the renewal option is not reasonably certain to occur. The Company accounted for this amendment as a lease modification. There were no change in the lease classification as a result of this modification and the Company continues to recognize such a lease as operating lease. The Company remeasured its right of use assets and operating lease liabilities using an updated incremental borrowing rate. The change in right of use assets and operating lease liabilities related to this lease modification amounted to $324,104 for the three months and six months ended June 30, 2025.

On March 20, 2025, the Company entered into an amendment in its long-term lease agreement with a related party wherein the Company is the lessee of certain commercial property. The amendment commenced on April 1, 2025, and extended the term from December 31, 2025 to December 31, 2029, and increase the square footage of the leased property, a corresponding increase in monthly rent payments to from $7,500 monthly to $9,800 monthly. The Company has the option to renew such lease for up to an additional six month extension and month-to-month thereafter. Management determined that the renewal option is not reasonably certain to occur. The Company accounted for this amendment as a lease modification. There were no change in the lease classification as a result of this modification and the Company continues to recognize such a lease as operating lease. The Company remeasured its right of use assets and operating lease liabilities using an updated incremental borrowing rate. The change in right of use assets and operating lease liabilities related to this lease modification amounted to $380,823 for the three months and six months ended June 30, 2025.

	Six Months Ended (Unaudited)
Lease cash flow information:	June 30, 2025	June 30, 2024

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$256,620	$215,173
	$256,620	$215,173

Summary of lease-related assets and liabilities:	June 30, 2025 (Unaudited)	December 31, 2024 (Audited)
Operating lease right-of-use assets	$2,729,160	$1,761,706
Accumulated amortization	(601,514)	(878,677)
Net operating ROU assets	$2,127,646	$883,029

Current operating liabilities	$(329,278)	$(279,176)
Noncurrent operating lease liabilities	(1,828,955)	(628,274)
Total operating lease liabilities	$(2,158,233)	$(907,450)

Maturity of lease liabilities	June 30, 2025 (Unaudited)
2026	$405,918
2027	400,523
2028	543,993
2029	551,231
2030	359,500
Thereafter	836,398
Total future undiscounted lease payments	3,097,563
Less: interest	(939,330)
Present value of lease liabilities	$2,158,233

F-36

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 10 - COMMITMENTS AND CONTINGENCIES (Continued)

Legal Proceedings

The Company may be subject to legal proceedings and claims arising from contracts or other matters from time to time in the ordinary course of business.

During May 2024, the Company was sent a demand letter alleging that the Company breached the terms of a Customer Service Agreement with one of its vendors in a prior year. The vendor alleges that the Company improperly terminated the agreement without proper notice and therefore owes it $507,573. The Company responded to the vendor’s demand letter and asserts that it only owes the vendor the sum of $85,000 which was recorded as part of its accounts payable as of December 31, 2023. During February 2025, the parties agreed to settle the matter for $240,800. Accordingly, the Company increased its accrued expenses by $155,800 to reflect the settled amount as of December 31, 2024, and the Company paid the settlement on February 26, 2025.

Management is not aware of any other pending or threatened litigation where the ultimate disposition or resolution could have a material adverse effect on its financial position, results of operations or liquidity.

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after June 30, 2025, through August 14, 2025.

On July 24, 2025, CJMB, entered into a Purchase Agreement with a certain investor, whereby CJMB has the right, but not the obligation, to sell to the Investor, up to an aggregate of $25.0 million of shares of CJMB’s common stock, par value $0.001 per share, subject to the terms and conditions set forth therein.

The Purchase Agreement has a term ending on the earlier of (i) the first day of the month following the 18-month anniversary of the Commencement Date or (ii) the date the Investor has purchased the shares equal to the agreed investment amount. Upon effectiveness of the related registration statement, the Company will issue 15,000 shares of Common Stock to the Investor as Commitment Shares. During the term, CJMB may, at its discretion, deliver Regular Purchase Notices for $500,000 to $2,000,000 per notice. Each Regular Purchase is priced at 95% of the lowest daily VWAP during the applicable measurement period (or 80% if the Company’s stock is not trading on the Nasdaq Capital Market). In connection with each Regular Purchase, CMB will provide an estimate of the number of the shares deliverable, based on 90% of the prior day’s closing price.

There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements.

F-37

6,000,000 Shares of Common Stock by the Selling Stockholder

CALLAN JMB INC.

PROSPECTUS

SEPTEMBER 22, 2025

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.